Exhibit (a)(1)(A)

Offer To Purchase

All Outstanding Shares of Common Stock

of

BLUEBIRD BIO, INC.

for

(x) $3.00 in cash per share, plus one contingent value right per share representing the right to receive a contingent payment of $6.84 in cash upon the achievement of the milestone

or

(y) $5.00 in cash per share

by

BEACON MERGER SUB, INC., a wholly owned subsidiary of

BEACON MIDCO, INC., a wholly owned subsidiary of

BEACON PARENT HOLDINGS, L.P., whose general partner is

BEACON GENERAL PARTNER, LLC, an affiliate of

CARLYLE PARTNERS GROWTH, L.P.

SK CAPITAL PARTNERS VI-A, L.P. and SK CAPITAL PARTNERS VI-B, L.P.

(subject in each case to the election procedures described in this document and the related letter of election and transmittal)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON MAY 29, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (THE “EXPIRATION TIME”).

Beacon Merger Sub, Inc. (“Merger Sub”) is a Delaware corporation and wholly owned subsidiary of Beacon Midco, Inc., a Delaware corporation and wholly owned subsidiary of Beacon Parent Holdings, L.P. (“Parent”), a Delaware limited partnership, whose general partner is Beacon General Partner, LLC, a Delaware limited liability company. Parent is controlled by Carlyle Partners Growth, L.P. (“Carlyle”), a Delaware limited partnership, SK Capital Partners VI-A, L.P., a Cayman Islands exempted limited partnership, and SK Capital Partners VI-B, L.P., a Cayman Islands exempted limited partnership (SK Capital Partners VI-A, L.P. and SK Capital Partners VI-B, L.P. together, “SK Capital”). Merger Sub is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of bluebird bio, Inc., a Delaware corporation (the “Company”), in exchange for the consideration per Share, as may be elected by each Company stockholder, between either (but not both) of (i) (a) $3.00 in cash per Share on the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended, supplemented or otherwise modified from time to time, this “Offer to Purchase”) and in the related Letter of Election and Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Election and Transmittal,” which, together with this Offer to Purchase, as they may be amended, supplemented or otherwise modified from time to time, collectively constitute the “Offer”), subject to any applicable withholding taxes and without interest thereon (the “Cash and CVR Consideration Closing Amount”), plus (b) one contingent value right (each, a “CVR”) per Share, subject to and in accordance with the terms and conditions set forth in the Contingent Value Rights Agreement that will be entered into by and among Parent, a rights agent mutually agreeable to Parent and the Company, and, solely for certain purposes, the Surviving Corporation (as defined below) (the “CVR Agreement”), representing the right to receive one contingent payment of $6.84 in cash, subject to any applicable withholding taxes and without interest thereon, payable upon the achievement of $600 million in Net Sales (as defined in the CVR Agreement) of the pharmaceutical products currently marketed by the Company under the brand names ZYNTEGLO, SKYSONA and LYFGENIA products (such achievement, the “Milestone”) in any consecutive twelve calendar month period ending on or prior to December 31, 2027 (the “Cash and CVR Consideration”) or (ii) $5.00 in cash per Share on the terms and subject to the conditions set forth in this Offer to Purchase, subject to any applicable withholding taxes and without interest thereon (the “All-Cash Consideration”), in each case, all upon the terms and subject to the conditions set forth in the Merger Agreement (the consideration per Share elected by the applicable Company stockholder between the Cash and CVR Consideration and the All-Cash Consideration, collectively, or any greater amount per Share that may be paid pursuant to the Offer after May 14, 2025, being hereinafter referred to as the “Offer Price,” and the cash amount set forth in the foregoing clauses (i)(a) and (ii) comprising the consideration per Share elected by the applicable Company stockholder, the “Closing Amount”).

Any Shares tendered in the Offer (and not validly withdrawn), but for which no election is validly made pursuant to a Letter of Election and Transmittal received by the depositary for the Offer prior to the Expiration Time, will be treated as if the holder made an election for the Cash and CVR Consideration.

If you previously tendered (and have not validly withdrawn) your Shares prior to the filing of Amendment No. 9 to the Tender Offer Statement on Schedule TO (as it may be amended, supplemented or otherwise modified from time to time, the “Schedule TO”), you will be treated as if you made an election for the Cash and CVR Consideration. If you previously tendered (and did not validly withdraw) your Shares, you do not need to re-tender, however if you wish to make an election between the Cash and CVR Consideration or the All-Cash Consideration, you must withdraw and re-tender your shares and complete and sign the Letter of Election and Transmittal in accordance with the instructions in the Letter of Election and Transmittal and mail or deliver the Letter of Election and Transmittal and all other required documents to the depositary for the Offer prior to the Expiration Time.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 21, 2025 (as amended by Amendment No. 1, dated as of May 13, 2025 (the “Merger Agreement Amendment”), and as it may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent and Merger Sub, pursuant to which, as soon as practicable following the date and time of the irrevocable acceptance for payment (the “Acceptance Time”) by Merger Sub of Shares validly tendered and not validly withdrawn pursuant to and subject to the conditions set forth in Section 15 – “Conditions to the Offer” (collectively, the “Offer Conditions”), subject to the satisfaction or, if permitted by applicable law, waiver of certain conditions, and in any event no later than one business day thereafter, Merger Sub will merge with and into the Company (such merger, the “Merger”), and the Company will survive the Merger as an indirect wholly owned subsidiary of Parent (the “Surviving Corporation”), on the terms and subject to the conditions set forth in the Merger Agreement.

The Merger will be governed by Section 251(h) of the Delaware General Corporation Law (the “DGCL”) and will be effected by Merger Sub and the Company without a stockholder vote pursuant to the DGCL as soon as practicable following the Acceptance Time, subject to the satisfaction or, if permitted by applicable law, waiver of certain conditions, and in any event no later than one business day thereafter.

At the effective time of the Merger (being the time and day of the filing of the certificate of merger in accordance with the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware or at such later time and day as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger in accordance with the DGCL, the “Effective Time”), each Share issued and outstanding at the commencement of the Offer and immediately prior to the Effective Time (excluding Shares owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned subsidiary of Parent or Merger Sub, in each case, at the commencement of the Offer and immediately prior to the Effective Time, any Shares irrevocably accepted for purchase pursuant to the Offer (“Accepted Shares”), and any Shares held by stockholders who are entitled to demand, and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Shares in compliance with Section 262 of the DGCL), shall be canceled and extinguished and automatically converted into the right to receive, at the election of the holder thereof with respect to a Share, either (but not both) (i) the Cash and CVR Consideration (a “Cash and CVR Merger Consideration Election”) or (ii) the All-Cash Consideration (an “All-Cash Merger Consideration Election”), in each case, upon compliance with the procedures set forth in the Merger Agreement (the “Merger Consideration”), without interest thereon and subject to any applicable withholding tax pursuant to the Merger

Agreement and, in the case of the Cash and CVR Consideration, the CVR Agreement; provided that, at the election of Parent, any Shares owned by any direct or indirect subsidiary of the Company that are not Accepted Shares will instead receive shares of the Surviving Corporation of equivalent value. Any Cash and CVR Merger Consideration Election or All-Cash Merger Consideration Election must be made on a form mutually agreed by Parent and the Company prior to the Acceptance Time for that purpose (a “Form of Election in Merger”), which will be mailed to such holders of Shares promptly after the Closing Date (and in no event later than five (5) Business Days after the Closing Date) (such date, the “Mailing Date”). The deadline for submitting an effective, properly completed Form of Election in Merger to the paying agent for the Merger will be 5:00 p.m., New York City time, on the 10th business day following the Mailing Date (or such other time and date as the parties may mutually agree) (the “Merger Consideration Election Deadline”). Company stockholders who do not tender their Shares pursuant to the Offer (other than stockholders who properly exercise appraisal rights) and who do not properly make an election as to the form of the Merger Consideration in accordance with the Merger Agreement, including if such stockholder did not properly submit the Form of Election in Merger by the Merger Consideration Election Deadline, will be deemed to have made a Cash and CVR Merger Consideration Election. As a result of the Merger, the Company will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of Parent.

Pursuant to the terms of the Merger Agreement, each restricted stock unit with respect to Shares that is, at the time of determination, subject to vesting or forfeiture conditions and that is not a Company PSU (as defined below) (but including, for clarity, any Company PSU that is subject solely to service-based vesting conditions as of the Effective Time) (each, a “Company RSU”) that is outstanding as of immediately prior to the Effective Time, will accelerate and become fully vested effective immediately prior to, and contingent upon the occurrence of, the Effective Time. Effective as of immediately prior to the Effective Time, each Company RSU that is outstanding immediately prior thereto shall, by virtue of the Merger, automatically and (except as otherwise provided in the Merger Agreement) without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated and converted into the right to receive from the Surviving Corporation, subject to the terms of the Merger Agreement, (A) an amount in cash (without interest) equal to the product obtained by multiplying (1) the aggregate number of Shares underlying such Company RSU immediately prior to the Effective Time, by (2) the Cash and CVR Consideration Closing Amount; plus (B) one CVR with respect to each Share subject to such Company RSU immediately prior to the Effective Time (in each case, as adjusted to reflect any increases to the Offer Price after May 14, 2025).

Pursuant to the terms of the Merger Agreement, effective as of immediately prior to the Effective Time, each performance-based restricted stock unit with respect to Shares that is, at the time of determination, subject to performance-based vesting or forfeiture conditions (each, a “Company PSU”) that is outstanding and vested as of immediately prior to the Effective Time (or that will become vested as required under the terms of the applicable Company stock plan and/or governing award or other agreements currently in place as of the date of the Merger Agreement) will by virtue of the Merger automatically and (except as otherwise provided in the Merger Agreement) without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated and converted into the right to receive from the Surviving Corporation, subject to the terms of the Merger Agreement, (A) an amount in cash (without interest) equal to the product obtained by multiplying (1) the aggregate number of Shares underlying such Company PSU immediately prior to the Effective Time (assuming that the applicable performance goals have been deemed to be achieved at the greater of target and actual level of performance as determined by the compensation committee of the board of directors of the Company (the “Company Board”) in its discretion), by (2) the Cash and CVR Consideration Closing Amount; plus (B) one CVR with respect to each such Share subject to such Company PSU immediately prior to the Effective Time (in each case, as adjusted to reflect any increases to the Offer Price after May 14, 2025). Other than the Company PSUs addressed by the preceding sentence, each other Company PSU that is outstanding immediately prior to the Effective Time shall by virtue of the Merger automatically and (except as otherwise provided in the Merger Agreement) without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated without any consideration payable therefor.

Pursuant to the terms of the Merger Agreement, effective as of immediately prior to the Effective Time, each stock option to purchase Shares (each, a “Company Option”) that is outstanding and unexercised immediately prior thereto shall by virtue of the Merger automatically and (except as otherwise provided in the Merger Agreement) without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated without any consideration payable therefor.

Pursuant to the terms of the Merger Agreement, at the Effective Time, each outstanding warrant to purchase or otherwise acquire Shares that is outstanding and unexercised as of immediately prior to the Effective Time shall be canceled and extinguished for no consideration pursuant to the terms thereof.

Under no circumstances will interest be paid on the purchase price for the Shares, including by reason of any extension of the Offer or any delay in making payment for the Shares.

The Offer is subject to the Offer Conditions, including, but not limited to: (i) there having been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL), a number of Shares that, together with the other Shares then owned by Parent, Merger Sub and any of their direct or indirect wholly owned subsidiaries, represents at least one more Share than 50% of the total number of outstanding Shares at the Expiration Time (the “Minimum Condition”), (ii) the required regulatory approvals applicable to the Transactions contemplated by the Merger Agreement under any foreign antitrust law of certain specified jurisdictions shall have been obtained (the “Regulatory Approvals Condition”), which was satisfied as of May 5, 2025 and (iii) no governmental authority of competent and applicable jurisdiction shall have (A) enacted, issued or promulgated any law that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Shares by Parent or Merger Sub, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or Merger Sub, or the Merger, or (B) issued or granted any order that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Shares by Parent or Merger Sub, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or Merger Sub, or the Merger (the “No Injunction Condition”). The Offer is not subject to any financing condition.

The Company Board has unanimously (i) determined that the Merger Agreement, as amended by the Merger Agreement Amendment, and the transactions contemplated thereby, including the Offer and the Merger (the “Transactions”), are advisable, fair to and in the best interests of the Company and its stockholders, and declared it advisable for the Company to enter into the Merger Agreement, as amended by the Merger Agreement Amendment, and consummate the Transactions contemplated therein, (ii) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, as amended by the Merger Agreement Amendment, the performance by the Company of its covenants and agreements contained therein and the consummation of the Transactions contemplated by the Merger Agreement, as amended by the Merger Agreement Amendment, upon the terms and subject to the conditions contained therein, (iii) resolved that the Merger Agreement, as amended by the Merger Agreement Amendment, and the Merger be governed by Section 251(h) of the DGCL and that the Merger be effected as soon as practicable following the Acceptance Time without a vote of the Company stockholders, and (iv) resolved, subject to the terms and conditions set forth in the Merger Agreement, as amended by the Merger Agreement Amendment, to recommend that the holders of the Shares accept the Offer and tender their Shares to Merger Sub pursuant to the Offer, which resolutions, except to the extent expressly permitted by the Merger Agreement, as amended by the Merger Agreement Amendment, have not been rescinded, modified or withdrawn in any way.

A summary of the principal terms and Offer Conditions appears in the “Summary Term Sheet” beginning on page 1 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Merger Sub and, where appropriate, Parent. We use the term “Merger Sub” to refer to Beacon Merger Sub, Inc. alone, the term “Parent” to refer to Beacon Parent Holdings, L.P. alone and the phrase “the Company” to refer to bluebird bio, Inc. alone.

IMPORTANT

If you wish to tender all or a portion of your Shares to Merger Sub pursuant to the Offer, and to make an election between the Cash and CVR Consideration or the All-Cash Consideration, you must either (i) complete and sign the Letter of Election and Transmittal that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Election and Transmittal and mail or deliver the Letter of Election and Transmittal and all other required documents to Equiniti Trust Company, LLC, which is the depositary for the Offer, and follow the procedure for book-entry transfer set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares” or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you, including any election you wish to make between the Cash and CVR Consideration or the All-Cash Consideration. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Merger Sub before the Expiration Time.

Questions and requests for assistance should be directed to Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”) at the address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Election and Transmittal and other materials related to the Offer may also be obtained at our expense from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Election and Transmittal and any other material related to the Offer may be found at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

The Shares are listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “BLUE.” On March 6, 2025, the last full trading day before the commencement of the Offer, the closing price per Share as reported by Nasdaq was $4.11. In comparison to the closing price per Share on March 6, 2025, the Cash and CVR Consideration per Share being offered by Merger Sub in the Offer is $3.00 in cash per Share, subject to any applicable withholding taxes and without interest thereon, plus one CVR per Share, representing the right to receive one contingent payment of $6.84 in cash, subject to any applicable withholding taxes and without interest thereon, payable upon the achievement of the Milestone and the All-Cash Consideration per Share being offered by Merger Sub in the Offer is $5.00 in cash per Share, subject to any applicable withholding taxes and without interest thereon. With respect to the Cash and CVR Consideration, there is no guarantee that the Milestone will be achieved or that stockholders will receive any payment in respect of the CVR. If the Milestone is not achieved, you will not receive any payment in respect of the CVR and the Cash and CVR Consideration Closing Amount of $3.00 in cash per Share that you will receive in the Offer if you elect to receive the Cash and CVR Consideration will be below (i) the closing price per Share on February 20, 2025, the last full day of trading before we announced the Merger Agreement, of $7.04, (ii) the closing price per Share on March 6, 2025, the last full day of trading before the commencement of the Offer, of $4.11 and (iii) the closing price per Share on May 13, 2025, the last full day of trading before we announced the Merger Agreement Amendment, of $3.31. The All-Cash Consideration of $5.00 in cash per Share that you will receive in the Offer if you elect to receive the All-Cash Consideration will be below the closing price per Share on February 20, 2025, the last full day of trading before we announced the Merger Agreement, of $7.04. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.

This Offer to Purchase and the related Letter of Election and Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

Neither the Offer nor the Merger has been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the Merger or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Election and Transmittal. Any representation to the contrary is unlawful and a criminal offense.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 825-8793

Banks and Brokers may call collect: (212) 750-5833

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SUMMARY TERM SHEET

The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase (as it may be amended, supplemented or otherwise modified from time to time, this “Offer to Purchase”), the Letter of Election and Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Election and Transmittal” which, together with this Offer to Purchase, as they may be amended, supplemented or otherwise modified from time to time, collectively constitute the “Offer”) and other related materials. You are urged to carefully read this Offer to Purchase, the Letter of Election and Transmittal and other related materials in their entirety. This Summary Term Sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning bluebird bio, Inc., a Delaware corporation (the “Company”), contained in this Summary Term Sheet and elsewhere in this Offer to Purchase has been provided to Beacon Parent Holdings, L.P. (“Parent”), a Delaware limited partnership, and Beacon Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and an indirect wholly owned subsidiary of Parent, by the Company or has been taken from, or is based upon, publicly available documents or records of the Company on file with the Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. Neither Parent nor Merger Sub has independently verified the accuracy and completeness of such information.

Securities Sought	Subject to certain conditions, as described in Section 15 –“Conditions to the Offer” (collectively, the “Offer Conditions”), including the satisfaction of the Minimum Condition (as defined below), all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of the Company.

Price Offered Per Share	The consideration per Share, as may be elected by each Company stockholder, between either (but not both) of (i) (a) $3.00 per Share in cash on the terms and subject to the conditions set forth in the Offer, subject to any applicable withholding taxes and without interest (the “Cash and CVR Consideration Closing Amount”), plus (b) one contingent value right (each, a “CVR”) per Share subject to and in accordance with the terms and conditions set forth in the CVR Agreement (as defined below), representing the right to receive one contingent payment of $6.84 in cash, subject to any applicable withholding taxes and without interest thereon (the “Milestone Payment”), payable upon the achievement of the Milestone (as defined below) in any consecutive twelve calendar month period ending on or prior to the Milestone Outside Date (as defined below) (the “Cash and CVR Consideration”) or (ii) $5.00 per Share in cash on the terms and subject to the conditions set forth in the Offer, subject to any applicable withholding taxes and without interest (the “All-Cash Consideration”) (the consideration per Share elected by the applicable Company stockholder between the Cash and CVR Consideration and the All-Cash Consideration, collectively, or any greater amount per Share that may be paid pursuant to the Offer after May 14, 2025, being hereinafter referred to as the “Offer Price,” and the cash amount set forth in the foregoing clauses (i)(a) and (ii) comprising the consideration per Share elected by the applicable Company stockholder, the “Closing Amount”).

Any Shares tendered in the Offer (and not validly withdrawn), but for which no election is validly made pursuant to a Letter of Election and Transmittal received by the depositary for the Offer prior to the Expiration Time, will be treated as if the holder made an election for the Cash and CVR Consideration.

If you previously tendered (and have not validly withdrawn) your Shares prior to the filing of Amendment No. 9 to the Schedule TO, you will be treated as if you made an election for the Cash and CVR Consideration. If you previously tendered (and did not validly withdraw) your Shares, you do not need to re-tender, however if you wish to make an election between the Cash and CVR Consideration or the All-Cash Consideration, you must withdraw and re-tender your shares and complete and sign the Letter of Election and Transmittal in accordance with the instructions in the Letter of Election and Transmittal and mail or deliver the Letter of Election and Transmittal and all other required documents to the depositary for the Offer prior to the Expiration Time.

Scheduled Expiration of Offer	One minute after 11:59 p.m., New York City time, on May 29, 2025, unless the Offer is extended or earlier terminated (the “Expiration Time”).

Offeror	Merger Sub, which is an indirect wholly owned subsidiary of Parent, is offering to purchase for the Offer Price all Shares of the Company.

Who is offering to buy my Shares?

Merger Sub, which is an indirect wholly owned subsidiary of Parent, is offering to purchase for the Offer Price all Shares of the Company.

Merger Sub is a Delaware corporation that was formed for the sole purpose of facilitating the acquisition of the Company by Parent. Parent is a holding company formed in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of February 21, 2025 (as amended by Amendment No. 1, dated as of May 13, 2025 (the “Merger Agreement Amendment”), and as it may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), including the Offer and the subsequent merger of Merger Sub with and into the Company (such merger, the “Merger” and such transactions, the “Transactions”). Merger Sub is a wholly owned subsidiary of Beacon Midco, Inc., a Delaware corporation, which is a wholly owned subsidiary of Parent, whose general partner is Beacon General Partner, LLC, a Delaware limited liability company. Parent is controlled by Carlyle Partners Growth, L.P., a Delaware limited partnership (“Carlyle”), SK Capital Partners VI-A, L.P., a Cayman Islands exempted limited partnership, and SK Capital Partners VI-B, L.P., a Cayman Islands exempted limited partnership (SK Capital Partners VI-A, L.P. and SK Capital Partners VI-B, L.P. together, “SK Capital”). Parent has agreed pursuant to the Merger Agreement to cause Merger Sub to, upon the terms and subject to the conditions in this Offer to Purchase and the related Letter of Election and Transmittal, accept and purchase Shares validly tendered and not validly withdrawn pursuant to the Offer.

See Section 8 – “Certain Information Concerning Parent and Merger Sub.”

What is the class and amount of securities sought pursuant to the Offer?

Merger Sub is offering to purchase all of the outstanding Shares of the Company on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Election and Transmittal. In this Offer to Purchase, we use the term “Offer” to refer to this offer and the term “Shares” to refer to the Shares that are the subject of the Offer.

See Section 1 – “Terms of the Offer.”

Why are you making the Offer?

We are making the Offer because we want to acquire control of, and ultimately own the entire equity interest in, the Company. If the Offer is consummated pursuant to the Merger Agreement, we intend to complete the Merger as soon as practicable. Upon completion of the Merger, the Company will become an indirect wholly owned subsidiary of Parent. In addition, we intend after completion of the Merger to cause the Shares to be delisted from The Nasdaq Global Select Market (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

See Section 12 – “Purpose of the Offer; Plans for the Company.”

Who can participate in the Offer?

The Offer is open to all holders and beneficial owners of Shares.

How much are you offering to pay?

Merger Sub is offering the choice to be paid per share, as may be elected by each Company stockholder, between either (but not both):

•

(i) $3.00 in cash per Share on the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Election and Transmittal, subject to any applicable withholding taxes and without interest, plus one CVR subject to and in accordance with the terms and conditions set forth in the Contingent Value Rights Agreement that will be entered into by and among Parent, a rights agent mutually agreeable to Parent and the Company (the “Rights Agent”) and the Surviving Corporation (as defined below) (the “CVR Agreement”), representing the right to receive one contingent payment of $6.84 in cash, subject to any applicable withholding taxes and without interest thereon, payable upon the achievement of the Milestone on or prior to the Milestone Outside Date, which we refer to as the “Cash and CVR Consideration”; or

•

(ii) $5.00 in cash per Share on the terms and subject to the conditions set forth in this Offer to Purchase, subject to any applicable withholding taxes and without interest thereon, which we refer to as the “All-Cash Consideration”.

We refer to the consideration per Share elected by the applicable Company stockholder between the Cash and CVR Consideration and the All-Cash Consideration, collectively, or any greater amount per Share that may be paid pursuant to the Offer after May 14, 2025, as the “Offer Price.”

Any Shares tendered in the Offer (and not validly withdrawn), but for which no election is validly made pursuant to a Letter of Election and Transmittal received by the depositary for the Offer prior to the Expiration Time, will be treated as if the holder made an election for the Cash and CVR Consideration.

If you previously tendered (and have not validly withdrawn) your Shares prior to the filing of Amendment No. 9 to the Schedule TO, you will be treated as if you made an election for the Cash and CVR Consideration. If you previously tendered (and did not validly withdraw) your Shares, you do not need to re-tender, however if you wish to make an election between the Cash and CVR Consideration or the All-Cash Consideration, you must withdraw and re-tender your shares and complete and sign the Letter of Election and Transmittal in accordance with the instructions in the Letter of Election and Transmittal and mail or deliver the Letter of Election and Transmittal and all other required documents to the depositary for the Offer prior to the Expiration Time.

See the “Introduction” to this Offer to Purchase and Section 1 – “Terms of the Offer.”

Will I have to pay any fees or commissions?

If you are the record owner of your Shares and you tender your Shares directly to Equiniti Trust Company, LLC, which is the depositary for the Offer (the “Depositary”), in the Offer, you will not have to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Election and Transmittal, stock transfer taxes with respect to the purchase of Shares by Merger Sub pursuant to the Offer. If you own your Shares through a broker, banker or other nominee, and your broker, banker or other nominee tenders your Shares on your behalf, your broker, banker or other nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.

See the “Introduction” to this Offer to Purchase and Section 18 – “Fees and Expenses.”

Is there an agreement governing the Offer?

Yes. The Company, Parent and Merger Sub have entered into the Merger Agreement, which contains the terms and conditions to the Offer and the Merger. The Company will survive the Merger (the “Surviving Corporation”) as an indirect wholly owned subsidiary of Parent, if the Offer and the Merger are completed.

See Section 11 – “The Merger Agreement; Other Agreements” and Section 15 “Conditions to the Offer.”

What is the CVR and how does it work?

Each CVR represents the right to receive the Milestone Payment subject to and in accordance with the terms and conditions set forth in the CVR Agreement, subject to any applicable withholding taxes and without interest thereon, payable upon the achievement of $600 million in Net Sales (as defined in the CVR Agreement) of the pharmaceutical products currently marketed by the Company under the brand names ZYNTEGLO, SKYSONA and LYFGENIA products (such achievement, the “Milestone”) in any consecutive twelve calendar month period (provided that such consecutive twelve calendar month period may begin and end in separate years) ending on or prior to December 31, 2027 (the “Milestone Outside Date”).

The right to payment described above is solely a contractual right governed by the terms and conditions of the CVR Agreement to be entered into by and among Parent, the Rights Agent and, solely for certain purposes, the Surviving Corporation. The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights, will not represent any equity or ownership interest in Parent, Merger Sub or the Company and will not be transferrable except in the limited circumstances described below. No interest will accrue or be payable in respect of any of the amounts that may be payable in respect of the CVRs. As a holder of a CVR, you will have no greater rights against Parent than those accorded to general, unsecured creditors with respect to the Milestone Payment Amount (defined as the product of (a) the Milestone Payment and (b) the number of CVRs held by you as reflected on the CVR Register as of the close of business on the date of the

Milestone Achievement Notice (as defined in the CVR Agreement)) relating to achievement of the Milestone that may be payable. For more information on the CVRs, see Section 11 – “The Merger Agreement; Other Agreements – CVR Agreement.” If you elect to receive the All-Cash Consideration, you will not receive any CVRs or be entitled to any payments relating to the CVRs.

Is it possible that no payment will become payable to the holders of CVRs?

Yes. It is possible that the Milestone described above will not be achieved, in which case you will receive only the Cash and CVR Consideration Closing Amount, if you elected to receive the Cash and CVR Consideration, for any Shares you tender in the Offer (or, with respect to the Company RSUs (as defined below) and Company PSUs (as defined below), the RSU Closing Consideration (as defined below) and PSU Closing Consideration (as defined below), respectively) and no payment with respect to your CVRs. It is not possible to know whether a payment will become payable with respect to the CVRs unless and until the Milestone is achieved. The CVR Agreement requires Parent to undertake “Commercially Reasonable Efforts” (as defined below) to achieve the Milestone prior to the Milestone Outside Date, but despite use of Commercially Reasonable Efforts, there can be no assurance that the Milestone will be achieved or that the payment described above will be made. Under the terms of the CVR Agreement, Parent’s use of Commercially Reasonable Efforts to achieve the Milestone allows Parent to take into account a variety of factors when determining the efforts it is obligated to devote to achieving the Milestone. Because the Commercially Reasonable Efforts obligation in the CVR Agreement is not to an absolute obligation to achieve the Milestone, actions or omissions by Parent that may be permitted under the Commercially Reasonable Efforts standard may have an adverse effect on the likelihood that the Milestone will be achieved and consequently on the value, if any, of the CVRs.

“Commercially Reasonable Efforts” is defined as a level of efforts that is consistent with the level of efforts, including expenditure of resources, that a bio-pharmaceutical company of comparable size and resources to Parent and its controlled affiliates would typically devote to marketing and selling a product of similar commercial value, actual or anticipated profitability and market potential and at a similar stage of product lifecycle, taking into account all relevant factors, which may include the existence of other third party competitive products in the market place or under development, safety and efficacy, tolerability, product profile, risk profile, manufacturing and supply chain, anticipated or actual market conditions and market position, probability of success, actual or likely pricing and reimbursement rates, cost of goods and other costs (excluding any payments under the CVR Agreement), labeling, pricing reimbursement, the likelihood of obtaining regulatory approval and pricing or reimbursement approval, the benefit of continuing development relative to the benefit of other products being developed by Parent, alternative products in the market and under development, the patent coverage, expiration, term extension and other proprietary position of the product, the applicable regulatory environment, and other factors, including technical, commercial, legal, regulatory, marketing, scientific, medical and/or return-on-investment factors, based on conditions then prevailing. It is understood that product potential may change from time to time based upon changing technical, commercial, legal, regulatory, marketing, scientific, medical and/or return-on investment-considerations. Use of Commercially Reasonable Efforts does not guarantee that Parent will achieve the Milestone by a specific date or at all.

In the event a Milestone Non-Achievement Notice (as defined in the CVR Agreement) has been delivered by Parent to the Rights Agent indicating that the Milestone has not been achieved prior to the Milestone Outside Date, holders of at least 30% of the outstanding CVRs (the “Acting Holders”) may object to any determination or calculation set forth in any certificate delivered by Parent to the Rights Agent following the end of a calendar year that ends prior to the Milestone Outside Date (a “Reporting Certificate”) and/or the Milestone Non-Achievement Notice by delivery of a written notice thereof to Parent setting forth in reasonable detail such objection, together with reasonable supporting documentation (an “Objection Notice”), within 60 days following the Rights Agent’s receipt of the Milestone Non-Achievement Notice from Parent (such 60-day period, the “Objection Period”). If the Acting Holders do not submit an Objection Notice during the Objection Period,

Parent’s determination that the Milestone was not achieved prior to the Milestone Outside Date, as reflected in the applicable Reporting Certificates and/or the Milestone Non-Achievement Notice, shall be final and binding on all parties. Any determination, calculation or other item set forth in a Reporting Certificate or Milestone Non-Achievement Notice that is not disputed in an Objection Notice shall be final and binding on all parties. If the Acting Holders timely deliver to Parent an Objection Notice, Parent and the Acting Holders shall attempt in good faith to resolve such matters within 30 days after receipt of such Objection Notice by Parent, and if unable to do so, Parent and the Acting Holders (on behalf of the holders of the CVRs) shall jointly engage a financial expert appointed pursuant to the CVR Agreement (the “Financial Expert”) and each of Parent and the holders of the CVRs shall deposit into escrow 50% of the Financial Expert’s estimated engagement fees and expenses. In connection with any Objection Notice, Parent shall provide the Financial Expert with reasonable access during normal business hours and upon reasonable advance written request to the books and records of the Selling Entities (as defined in the CVR Agreement) to the extent necessary to verify (i) whether the Milestone has been achieved or (ii) Parent’s calculation of the Milestone Payment Amount. Further, subject to not less than five business days advance written notice from the Acting Holders, Parent shall permit the Financial Expert to have reasonable access during normal business hours to the books and records of the Selling Entities as may be reasonably necessary to verify the calculation of the Milestone Payment Amount or the calculation of the amount of Net Sales in connection therewith. The Financial Expert will, under the terms of its engagement, be appointed to serve as an expert and not an arbitrator, and be required to render its written decision with respect to such disputed items and amounts within 30 business days from the date of such appointment. The Financial Expert shall deliver to the parties a written report setting forth its adjustments, if any, to the amount of Net Sales and the Milestone Payment Amount based on the Financial Expert’s determination, solely with respect to the disputed items and amounts in accordance with the CVR Agreement, and such report shall include the calculations supporting such adjustments; provided, that for each item set forth in the Objection Notice, the Financial Expert shall assign a value for each such item no greater than the higher amount, and no less than the lower amount, calculated or set forth in any applicable Reporting Certificate, Milestone Non-Achievement Notice or the Objection Notice with respect to such item, as the case may be. The Financial Expert shall have no power to amend or supplement the terms of the CVR Agreement or the Merger Agreement or act as arbitrator. The Financial Expert’s report shall be final, conclusive, and binding on the parties and the holders of the CVRs, shall not be subject to further review by any court, and no party or holder of the CVRs nor any of their respective affiliates or representatives may seek recourse to any courts, other tribunals or otherwise, other than to enforce the determination of the Financial Expert. If the Financial Expert determines that no Milestone Payment Amount is owed to the holders of the CVRs, the Acting Holders shall be responsible for all fees and expenses of the Financial Expert and all amounts deposited into escrow by Parent with respect thereto shall be promptly returned to Parent. If the Financial Expert determines that the Milestone Payment Amount is owed to the holders of the CVRs, Parent shall be responsible for all fees and expenses of the Financial Expert and amounts deposited into escrow by the holders of the CVRs with respect thereto shall be promptly returned to the holders of the CVRs. The aforementioned rights may not be exercised on more than one occasion in the aggregate by the holders of the CVRs.

Except in certain limited circumstances, Parent may not, without the consent of the Acting Holders, amend the terms of the CVR Agreement. Only the Rights Agent (in its discretion or if requested in writing by the Acting Holders) will have the right, on behalf of all holders of CVRs, to institute any action or proceeding with respect to the CVR Agreement. No individual holder of CVRs or other group of holders of CVRs will be entitled to exercise such rights.

For more information on the CVRs, see Section 11 – “The Merger Agreement; Other Agreements – CVR Agreement.”

May I transfer my CVRs?

The CVRs will not be transferable by you except:

•	upon your death, by will or intestacy;

•	by instrument to an inter vivos or testamentary trust in which the CVRs are passed to your beneficiaries upon death;

•	pursuant to a court order (including in connection with a bankruptcy or liquidation);

•

by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or

•

in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable, by The Depository Trust Company.

In addition, you may abandon the CVRs by transfer to Parent without consideration therefor, via delivery of a written notice of such abandonment to Parent.

What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash and CVRs (if I elect to receive the Cash and CVR Consideration) or cash (if I elect to receive the All-Cash Consideration) pursuant to the Merger?

The receipt of cash and CVRs (if you elect to receive the Cash and CVR Consideration) or cash (if you elect to receive the All-Cash Consideration) in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax considerations generally will depend on whether the holder elects to receive the All-Cash Consideration or the Cash and CVR Consideration. For U.S. holders that elect to receive the Cash and CVR Consideration, the amount of gain or loss recognized, and the timing and character of such gain or loss, depend on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty.

We recommend that you consult your own tax advisors to determine the tax consequences to you of tendering your Shares in the Offer or having your Shares exchanged for cash and, if applicable, CVRs pursuant to the Merger in light of your particular circumstances (including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws).

See Section 5 – “Material U.S. Federal Income Tax Consequences.”

Do you have the financial resources to pay for all of the Shares that Merger Sub is offering to purchase pursuant to the Offer?

Yes. We estimate that we will need approximately $49.7 million to purchase all of the Shares pursuant to the Offer or the Merger if all Company stockholders elect to receive the All-Cash Consideration and to make payments in respect of each (i) restricted stock unit with respect to Shares that is, at the time of determination, subject to vesting or forfeiture conditions and that is not a Company PSU (as defined below) (but including, for clarity, any Company PSU that is subject solely to service-based vesting conditions as of the “Effective Time” (defined as the time and day of the filing of the certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware or at such later time and day as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger in accordance with the Delaware General

Corporation Law (the “DGCL”)) (each, a “Company RSU”) that is outstanding as of immediately prior to the Effective Time, and (ii) performance-based restricted stock unit with respect to Shares that is, at the time of determination, subject to performance-based vesting or forfeiture conditions (each, a “Company PSU”) that is outstanding and vested as of immediately prior to the Effective Time or that will become vested as required under the terms of the applicable Company stock plan and/or governing award or other agreements currently in place as of the date of the Merger Agreement, in each such case, which is required to be made in connection with the consummation of the Merger (the “Closing”) pursuant to the Merger Agreement.

Parent expects to fund such cash requirements through committed equity financing (the “Financing”) necessary to satisfy all of Merger Sub’s payment obligations under the Merger Agreement and resulting from the Offer. Parent’s general partner is Beacon General Partner, LLC. Parent is controlled by Carlyle and SK Capital. Carlyle Investment Management L.L.C., together with its affiliated investment funds doing business as The Carlyle Group, an affiliate of Carlyle, is a global investment firm with deep industry expertise that deploys private capital across three business segments: Global Private Equity, Global Credit and Global Investment Solutions. SK Capital Partners, LP, an affiliate of SK Capital, is a global private investment firm invested across leading companies in the specialty materials, ingredients, and life sciences sectors.

Parent has received equity commitment letters, dated as of the date of the Merger Agreement, from (i) Carlyle (the “Carlyle Guarantor” and such equity commitment letter, as amended by Amendment No. 1, dated as of May 13, 2025 (the “Carlyle Equity Commitment Letter Amendment”), and as it may be further amended, supplemented or otherwise modified from time to time, the “Carlyle Equity Commitment Letter”) and (ii) from SK Capital (the “SK Capital Guarantors” and, together with the Carlyle Guarantor, the “Guarantors” and such equity commitment letter, as amended by Amendment No. 1, dated as of May 13, 2025 (the “SK Capital Equity Commitment Letter Amendment”), and as it may be further amended, supplemented or otherwise modified from time to time, the “SK Capital Equity Commitment Letter” and, together with the Carlyle Equity Commitment Letter, the “Equity Commitment Letters”), pursuant to which the Guarantors have collectively committed, subject to the terms of the respective Equity Commitment Letters and in accordance with the Merger Agreement, to provide an aggregate equity financing up to the lesser of (A) $51.0 million or (B) an amount solely for the purpose of funding, and to the extent necessary to fund, (1) the payment of the aggregate Offer Price and the aggregate Merger Consideration in accordance with the Merger Agreement and (2) the payment of all related fees and expenses required to be paid by Parent or Merger Sub at or in connection with the Acceptance Time (as defined below) or the Closing pursuant to and in accordance with the Merger Agreement to Parent for the purpose of enabling Parent to fund amounts required to be paid pursuant to the Merger Agreement, subject to the satisfaction of certain customary conditions set forth in the Equity Commitment Letters.

Parent expects, based upon the Financing, to have sufficient cash on hand at the Expiration Time to advance or otherwise contribute funds to Merger Sub to allow it to consummate the Merger (including payments for Company RSUs, Company PSUs and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement. The Offer is not conditioned upon Parent’s or Merger Sub’s ability to finance the purchase of the Shares pursuant to the Offer.

Is Merger Sub’s financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not believe Merger Sub’s financial condition is relevant to your decision to tender Shares and accept the Offer because:

•

the Offer is being made for all outstanding Shares solely for cash (including, in the case of the Cash and CVR Consideration, the right to receive any amounts payable with respect to the CVRs, which will be paid in cash);

•

Merger Sub and Parent will have sufficient funds available through the Guarantors’ equity commitments to purchase all Shares validly tendered and not validly withdrawn pursuant to the Offer and, if we consummate the Offer and the Merger, all Shares converted into the right to receive the Offer Price in the Merger;

•

the CVRs represent a contractual contingent obligation of Parent, and not Merger Sub, as Parent will enter into the CVR Agreement with the Rights Agent, which will be executed by the time Merger Sub has irrevocably accepted for payment all Shares tendered and not validly withdrawn pursuant to the Offer (the “Acceptance Time”); and

•	the Offer and the Merger are not subject to any financing or funding condition.

See Section 9 – “Source and Amount of Funds” and Section 11 – “The Merger Agreement; Other Agreements.”

Is there a minimum number of Shares that must be tendered in order for Merger Sub to purchase any securities?

Yes. The obligation of Merger Sub to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the Offer Conditions, including the Minimum Condition. The “Minimum Condition” means that, as of immediately prior to the Expiration Time, there will have been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL), a number of Shares that, together with the Shares then owned by Parent, Merger Sub and any of their direct or indirect wholly owned subsidiaries, represents at least one more Share than 50% of the total number of outstanding Shares at the Expiration Time (as defined below). The Offer is subject to the Offer Conditions discussed in more detail in Section 15 – “Conditions to the Offer”.

See Section 1 – “Terms of the Offer” and Section 15 – “Conditions to the Offer.”

How long do I have to decide whether to tender my Shares in the Offer?

You will have until the Expiration Time to tender your Shares in the Offer. The term “Expiration Time” means one minute after 11:59 p.m., New York City time, on May 29, 2025, unless the Offer is extended pursuant to and in accordance with the Merger Agreement. In the event that the Offer is extended pursuant to and in accordance with the Merger Agreement, then the term “Expiration Time” means such subsequent time. See Section 1 – “Terms of the Offer” and Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes. The Merger Agreement contains provisions that govern the circumstances under which Merger Sub is required or permitted to extend the Offer. Specifically, the Merger Agreement provides that:

•

Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for the minimum period required by any applicable law or order or any rule, regulation, interpretation or position of the SEC or Nasdaq or their staff (including in order to comply with the Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price) or as may be necessary to resolve any comments of the SEC or Nasdaq or their staff, in each case, as applicable to the Offer, the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (as it may be amended, supplemented or otherwise modified from time to time, the “Schedule 14D-9”), the Company’s Tender Offer Statement on Schedule TO (as it may be amended, supplemented or otherwise modified from time to time, the “Schedule TO”) or the Offer to

Purchase and forms of the Letter of Election and Transmittal and summary advertisement, if any, and other required or customary ancillary documents and exhibits, in each case, in respect of the Offer;

•

if, as of any then-scheduled Expiration Time, any Offer Condition is not satisfied or waived (if permitted by the Merger Agreement), Merger Sub may (and, if requested by the Company, shall, and Parent shall cause Merger Sub to) extend the Offer for one or more successive extension periods of up to ten business days each (or any longer period as may be agreed in writing by Parent and the Company) in order to permit the satisfaction of all of the Offer Conditions, provided, however, that if the sole then-unsatisfied Offer Condition is the Minimum Condition, Merger Sub shall not be required to extend the Offer for more than three occasions in consecutive periods of up to ten business days each (following Amendment No. 8 to the Schedule TO, Merger Sub shall not be required to extend the Offer for more than two occasions in consecutive periods of up to ten business days each); and neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to the then scheduled Expiration Time unless the Merger Agreement is validly terminated, in which case Merger Sub shall (and Parent shall cause Merger Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one business day) after termination of the Merger Agreement; and

•

neither Parent nor Merger Sub may extend the Offer beyond the Initial Termination Date in any manner other than pursuant to and in accordance with, and as expressly permitted by, the Merger Agreement, without the prior written consent of the Company in its sole and absolute discretion. The “Initial Termination Date” means April 25, 2025 and as such date may be extended pursuant to the Merger Agreement or by the mutual written consent of the parties thereto, the “Termination Date”. See Section 1 – “Terms of the Offer” and Section 11 – “The Merger Agreement; Other Agreements.”

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary of any extension, and will issue a press release or other public announcement announcing the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time.

See Section 1 – “Terms of the Offer.”

What are the most significant Offer Conditions?

The Offer is subject to the conditions set forth in Section 15 – “Conditions to the Offer,” including, but not limited to: (i) there having been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL), a number of Shares that, together with the other Shares then owned by Parent, Merger Sub and any of their direct or indirect wholly owned subsidiaries, represents at least one more Share than 50% of the total number of outstanding Shares at the Expiration Time; (ii) the required regulatory approvals applicable to the Transactions contemplated by the Merger Agreement under any foreign antitrust law of certain specified jurisdictions shall have been obtained (which was satisfied as of May 5, 2025); and (iii) no governmental authority of competent and applicable jurisdiction shall have (A) enacted, issued or promulgated any law that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Shares by Parent or Merger Sub, or the Merger illegal, or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or Merger Sub, or the Merger, or (B) issued or granted any order that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Shares by Parent or Merger Sub, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or Merger Sub, or the Merger.

The Offer is not subject to any financing condition.

See Section 1 – “Terms of the Offer” and Section 15 – “Conditions to the Offer.”

How do I tender my Shares?

If you hold your Shares as a registered owner and such Shares are represented by book-entry positions, you may follow the procedures for book-entry transfer set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase, not later than the Expiration Time. The Letter of Election and Transmittal is enclosed with this Offer to Purchase.

We are not providing for guaranteed delivery procedures. Therefore, Company stockholders must allow sufficient time for the necessary tender procedures to be completed prior to the Expiration Time. In addition, for Company stockholders who are registered holders, the Letter of Election and Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Election and Transmittal (or in the case of a book-entry transfer, an Agent’s Message (as defined below in Section 2 – “Acceptance for Payment and Payment for the Shares”) in lieu of the Letter of Election and Transmittal and such other documents) must be received by the Depositary prior to the Expiration Time. Company stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Election and Transmittal. Tenders received by the Depositary after the Expiration Time will be disregarded and of no effect.

If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

See Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”

If I accept the Offer, how will I get paid?

If the Offer Conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Merger Sub and transmitting payments subject to any tax withholding required by applicable law, to tendering stockholders whose Shares have been accepted for payment, in accordance with the elections made or deemed to be made by such stockholders.

See Section 1 – “Terms of the Offer” and Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time until the Expiration Time. In addition, if we have not accepted your Shares for payment within 60 days after commencement of the Offer, you may withdraw them at any time after July 13, 2025, the 60th day after the date of Amendment No. 9 to the Schedule TO, until we accept your Shares for payment.

See Section 1 – “Terms of the Offer” and Section 4 – “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary at one of its addresses set forth on the back cover of this

Offer to Purchase while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares.

See Section 4 – “Withdrawal Rights.”

Has the Offer been approved by the board of directors of the Company?

Yes. The board of directors of the Company (the “Company Board”) has unanimously (i) determined that the Transactions, are advisable, fair to and in the best interests of the Company and its stockholders, and declared it advisable for the Company to enter into the Merger Agreement, as amended by the Merger Agreement Amendment, and consummate the Transactions contemplated therein, (ii) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, as amended by the Merger Agreement Amendment, the performance by the Company of its covenants and agreements contained therein and the consummation of the Transactions contemplated by the Merger Agreement, as amended by the Merger Agreement Amendment, upon the terms and subject to the conditions contained therein, (iii) resolved that the Merger Agreement, as amended by the Merger Agreement Amendment, and the Merger be governed by Section 251(h) of the DGCL and that the Merger be effected as soon as practicable following the Acceptance Time without a vote of the Company stockholders, and (iv) resolved, subject to the terms and conditions set forth in the Merger Agreement, as amended by the Merger Agreement Amendment, to recommend that the holders of the Shares accept the Offer and tender their Shares to Merger Sub pursuant to the Offer, which resolutions, except to the extent expressly permitted by the Merger Agreement, as amended by the Merger Agreement Amendment, have not been rescinded, modified or withdrawn in any way.

More complete descriptions of the Company Board’s reasons for authorizing and approving the Merger Agreement and the consummation of the Transactions contemplated by the Merger Agreement, including the Merger, are set forth in the Company’s Schedule 14D-9 that is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Background of the Offer and the Merger” and “Reasons for Recommendation.”

If Shares tendered pursuant to the Offer are purchased by Merger Sub, will the Company continue as a public company?

No. We expect to complete the Merger as soon as practicable following the consummation of the Offer. Once the Merger takes place, the Company will be an indirect wholly owned subsidiary of Parent. Following the Merger, we intend to cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act.

See Section 13 – “Certain Effects of the Offer.”

Will a meeting of Company stockholders be required to approve the Merger?

No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation that has a class or series of stock that is listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:

•

the agreement of merger expressly permits or requires that the merger will be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

•

an acquiring corporation consummates a tender offer for all of the outstanding stock of such constituent corporation on the terms provided in such agreement of merger that, absent the provisions of Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the agreement of merger; provided, however, that such tender offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of such constituent corporation, or of any class or series thereof, and such offer may exclude any excluded stock;

•

immediately following the consummation of the tender offer, the stock that the acquiring corporation irrevocably accepts for payment pursuant to such tender offer and received by the depository prior to expiration of such offer, together with the stock otherwise owned by the acquiring corporation or its affiliates, equals at least the percentage of shares of each class of stock of such constituent corporation that would otherwise be required to adopt the agreement of merger for such constituent corporation under the DGCL and by the certificate of incorporation of such constituent corporation;

•	the acquiring corporation merges with or into such constituent corporation pursuant to such agreement of merger; and

•

each outstanding share (other than shares of excluded stock) of each class or series of stock of the constituent corporation that is the subject of and is not irrevocably accepted for payment in the offer is converted in such merger into, or into the right to receive, the same amount and form of consideration to be paid for shares of such class or series of stock of such constituent corporation irrevocably accepted for payment in the tender offer.

If the Offer Conditions and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of Company stockholders and without a vote or any further action by the stockholders.

If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?

If the Offer is consummated and certain other conditions are satisfied, Merger Sub is required under the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL. At the Effective Time, each Share that is issued and outstanding immediately prior to the Effective Time (excluding Shares owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned subsidiary of Parent or Merger Sub, in each case, at the commencement of the Offer and immediately prior to the Effective Time (“Canceled Shares”), any Shares irrevocably accepted for purchase pursuant to the Offer (“Accepted Shares”), and any Shares held by stockholders who are entitled to demand, and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Shares in compliance with Section 262 of the DGCL) shall be canceled and extinguished and automatically converted into the right to receive, at the election of the holder thereof with respect to a Share, either (but not both) (i) the Cash and CVR Consideration (a “Cash and CVR Merger Consideration Election”) or (ii) the All-Cash Consideration (an “All-Cash Merger Consideration Election”), in each case, upon compliance with the procedures set forth in the Merger Agreement, without interest thereon and subject to any applicable withholding tax pursuant to the Merger Agreement and, in the case of the Cash and CVR Consideration, the CVR Agreement; provided, that, at the election of Parent, any Shares owned by any direct or indirect subsidiary of the Company that are not Accepted Shares will instead receive shares of the Surviving Corporation of equivalent value. Any Cash and CVR Merger Consideration Election or All-Cash Merger Consideration Election must be made on a form mutually agreed by Parent and the Company prior to the Acceptance Time for that purpose (a “Form of Election in Merger”), which will be mailed to such holders of Shares promptly (and in no event later than five (5) Business Days after the Closing Date) after the Closing Date (such date, the “Mailing Date”). The deadline for submitting an effective, properly completed Form of Election in Merger to the paying agent for the Merger will be 5:00 p.m., New York City time, on the 10th business day following the Mailing Date (or such other time and date as the parties may mutually agree) (the “Merger Consideration Election Deadline”). Company stockholders who do not tender their Shares pursuant to the Offer

(other than stockholders who properly exercise appraisal rights) and who do not properly make an election as to the form of the Merger Consideration in accordance with the Merger Agreement, including if such stockholder did not properly submit the Form of Election in Merger by the Merger Consideration Election Deadline, will be deemed to have made a Cash and CVR Merger Consideration Election. As a result of the Merger, the Company will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of Parent. Each Canceled Share and Accepted Share, shall, in each case, be canceled and extinguished, without any conversion thereof or consideration paid therefor, at the Effective Time by virtue of the Merger (provided that nothing in this clause shall limit the obligations of Parent and Merger Sub to pay (or cause to be paid), or the right of any former holder of Accepted Shares tendered in the Offer to receive, any consideration that remains payable with respect to any such Accepted Shares pursuant to the Offer).

If the Merger is completed, Company stockholders who do not tender their Shares pursuant to the Offer (other than stockholders who properly exercise appraisal rights) will receive the same consideration per Share, as may be elected by such Company stockholder, between either (but not both of) the Cash and CVR Consideration and the All-Cash Consideration, that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you may be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer. See Section 17 – “Appraisal Rights.” However, in the unlikely event that the Offer is consummated but the Merger is not completed, the number of Company stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, in such event, it is possible that the Shares will be delisted from Nasdaq and the Company will no longer be required to make filings with the SEC under the Exchange Act or will otherwise not be required to comply with the rules relating to publicly held companies to the same extent as it is now.

See the “Introduction” to this Offer to Purchase, Section 11 – “The Merger Agreement; Other Agreements” and Section 13 – “Certain Effects of the Offer.”

What will happen to my stock options, other equity awards and warrants in the Offer?

Pursuant to the terms of the Merger Agreement, effective as of immediately prior to the Effective Time, each stock option to purchase Shares (each, a “Company Option”) that is outstanding and unexercised immediately prior thereto shall by virtue of the Merger automatically and (except as otherwise provided in the Merger Agreement) without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated without any consideration payable therefor.

Pursuant to the terms of the Merger Agreement, each Company RSU that is outstanding as of immediately prior to the Effective Time, shall accelerate and become fully vested effective immediately prior to, and contingent upon the occurrence of, the Effective Time. Effective as of immediately prior to the Effective Time, each Company RSU that is outstanding immediately prior thereto will, by virtue of the Merger, automatically and (except as otherwise provided in the Merger Agreement) without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated and converted into the right to receive from the Surviving Corporation, subject to the terms of the Merger Agreement, (A) an amount in cash (without interest) equal to the product obtained by multiplying (1) the aggregate number of Shares underlying such Company RSU immediately prior to the Effective Time, by (2) the Cash and CVR Consideration Closing Amount (the “RSU Closing Consideration”); plus (B) one CVR with respect to each Share subject to such Company RSU immediately prior to the Effective Time (in each case, as adjusted to reflect any increases to the Offer Price after May 14, 2025).

Pursuant to the terms of the Merger Agreement, effective as of immediately prior to the Effective Time, each Company PSU that is outstanding and vested as of immediately prior to the Effective Time (or that will become vested as required under the terms of the applicable Company stock plan and/or governing award or other agreements currently in place as of the date of the Merger Agreement) will by virtue of the Merger automatically and (except as otherwise provided in the Merger Agreement) without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated and converted into the right to receive from the Surviving Corporation, subject to the terms of the Merger Agreement, (A) an amount in cash (without interest) equal to the product obtained by multiplying (1) the aggregate number of Shares underlying such Company PSU immediately prior to the Effective Time (assuming that the applicable performance goals have been deemed to be achieved at the greater of target and actual level of performance as determined by the compensation committee of the Company Board in its discretion), by (2) the Cash and CVR Consideration Closing Amount (the “PSU Closing Consideration”); plus (B) one CVR with respect to each such Share subject to such Company PSU immediately prior to the Effective Time (in each case, as adjusted to reflect any increases to the Offer Price after May 14, 2025). Other than the Company PSUs addressed by the preceding sentence, each other Company PSU that is outstanding immediately prior to the Effective Time shall by virtue of the Merger automatically and (except as otherwise provided in the Merger Agreement) without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated without any consideration payable therefor.

Pursuant to the terms of the Merger Agreement, at the Effective Time, each outstanding warrant to purchase or otherwise acquire Shares that is outstanding and unexercised as of immediately prior to the Effective Time shall be canceled and extinguished for no consideration pursuant to the terms thereof.

See Section 11 – “The Merger Agreement; Other Agreements.”

What is the market value of my Shares as of a recent date?

On February 20, 2025, the last full day of trading before we announced the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $7.04 per Share. On March 6, 2025, the last full day of trading before commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $4.11 per Share. In comparison to the closing price per Share on March 6, 2025, the Cash and CVR Consideration per Share being offered by Merger Sub in the Offer is $3.00 in cash per Share, subject to any applicable withholding taxes and without interest thereon, plus one CVR per Share, representing the right to receive one contingent payment of $6.84 in cash, subject to any applicable withholding taxes and without interest thereon, payable upon the achievement of the Milestone and the All-Cash Consideration per Share being offered by Merger Sub in the Offer is $5.00 in cash per Share, subject to any applicable withholding taxes and without interest thereon. With respect to the Cash and CVR Consideration, there is no guarantee that the Milestone will be achieved or that stockholders will receive any payment in respect of the CVR. If the Milestone is not achieved, you will not receive any payment in respect of the CVR and the Cash and CVR Consideration Closing Amount of $3.00 in cash per Share that you will receive in the Offer if you elect to receive the Cash and CVR Consideration will be below (i) the closing price per Share on February 20, 2025, the last full day of trading before we announced the Merger Agreement, of $7.04, (ii) the closing price per Share on March 6, 2025, the last full day of trading before the commencement of the Offer, of $4.11 and (iii) the closing price per Share on May 13, 2025, the last full day of trading before we announced the Merger Agreement Amendment, of $3.31. The All-Cash Consideration of $5.00 in cash per Share that you will receive in the Offer if you elect to receive the All-Cash Consideration will be below the closing price per Share on February 20, 2025, the last full day of trading before we announced the Merger Agreement, of $7.04. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.

See Section 6 – “Price Range of Shares; Dividends on the Shares.”

Will I have appraisal rights in connection with the Offer?

No appraisal rights will be available to holders of Shares who tender such Shares in connection with the Offer. However, if Merger Sub purchases Shares pursuant to the Offer and the Merger is completed, holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares pursuant to the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter lose such holders’ appraisal rights (by withdrawal, failure to perfect or otherwise), will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest thereon. The “fair value” could be greater than, less than or the same as the Offer Price.

See Section 17 – “Appraisal Rights.”

How do I make an election regarding the Offer Price?

You may elect to receive either the Cash and CVR Consideration or the All-Cash Consideration (but not both) in exchange for each Share validly tendered and not properly withdrawn by you pursuant to the Offer, subject in each case to the election procedures described in this Offer to Purchase and the Letter of Election and Transmittal. In order for you to validly elect between receiving the Cash and CVR Consideration or the All-Cash Consideration, you must complete and sign the Letter of Election and Transmittal in accordance with the instructions in the Letter of Election and Transmittal and mail or deliver the Letter of Election and Transmittal and all other required documents to the Depositary prior to the Expiration Time. Any Shares tendered in the Offer (and not validly withdrawn), but for which no election is validly made pursuant to a Letter of Election and Transmittal received by the Depositary prior to the Expiration Time, will be treated as if the holder of such Shares made an election for the Cash and CVR Consideration.

If I tendered my shares before the Offer Price was amended pursuant to the Merger Agreement Amendment, do I have to do anything now?

If you previously tendered (and did not validly withdraw) your Shares, you do not need to re-tender. However, if you do not withdraw and re-tender your Shares, you will receive the Cash and CVR Consideration for such Shares. If you wish to make an election between the Cash and CVR Consideration or the All-Cash Consideration, you must withdraw and re-tender your shares and complete and sign the Letter of Election and Transmittal in accordance with the instructions in the Letter of Election and Transmittal and mail or deliver the Letter of Election and Transmittal and all other required documents to the Depositary prior to the Expiration Time.

Any Shares tendered in the Offer, including any Shares previously tendered (and not validly withdrawn) before the Offer Price was amended pursuant to the Merger Agreement Amendment, but for which no election is validly made pursuant to a Letter of Election and Transmittal received by the Depositary prior to the Expiration Time, will be treated as if the holder made an election for the Cash and CVR Consideration. Please refer to the election procedures set forth in the Letter of Election and Transmittal.

If I do not tender my Shares in the Offer, will I be entitled to an election regarding the Merger Consideration if the Merger is completed?

Yes. If the Merger is completed, Company stockholders who do not tender their Shares pursuant to the Offer (other than stockholders who properly exercise appraisal rights) will receive the consideration per Share, as may be elected by such Company stockholder with respect to a Share, between either (but not both of) the Cash and CVR Consideration and the All-Cash Consideration.

Any Cash and CVR Merger Consideration Election or All-Cash Merger Consideration Election must be made on the Form of Election in Merger, which will be mailed to such holders of Shares promptly after the Closing Date (and in no event later than five (5) Business Days after the Closing Date). The deadline for submitting an effective, properly completed Form of Election in Merger to the paying agent for the Merger will be 5:00 p.m., New York City time, on the 10th business day following the Mailing Date (or such other time and date as the parties may mutually agree). Company stockholders who do not tender their Shares pursuant to the Offer (other than stockholders who properly exercise appraisal rights) and who do not properly make an election as to the form of the Merger Consideration in accordance with the Merger Agreement, including if such stockholder did not properly submit the Form of Election in Merger by the Merger Consideration Election Deadline, will be deemed to have made a Cash and CVR Merger Consideration Election.

Whom should I call if I have questions about the Offer?

You may call Innisfree M&A Incorporated, the information agent for the Offer, toll free at (877) 825-8793. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION

Beacon Merger Sub, Inc. (“Merger Sub”) is a Delaware corporation and wholly owned subsidiary of Beacon Midco, Inc., a Delaware corporation and wholly owned subsidiary of Beacon Parent Holdings, L.P. (“Parent”), a Delaware limited partnership, whose general partner is Beacon General Partner, LLC, a Delaware limited liability company. Parent is controlled by Carlyle Partners Growth, L.P. (“Carlyle”), a Delaware limited partnership, SK Capital Partners VI-A, L.P., a Cayman Islands exempted limited partnership, and SK Capital Partners VI-B, L.P., a Cayman Islands exempted limited partnership (SK Capital Partners VI-A, L.P. and SK Capital Partners VI-B, L.P. together, “SK Capital”). Merger Sub is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of bluebird bio, Inc., a Delaware corporation (the “Company”), in exchange for the consideration per Share, as may be elected by each Company stockholder, between either (but not both) of (i) (a) $3.00 in cash per Share on the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended, supplemented or otherwise modified from time to time, this “Offer to Purchase”) and in the related Letter of Election and Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Election and Transmittal,” which, together with this Offer to Purchase, as they may be amended, supplemented or otherwise modified from time to time, collectively constitute the “Offer”), subject to any applicable withholding taxes and without interest thereon (the “Cash and CVR Consideration Closing Amount”), plus (b) one contingent value right (each, a “CVR”) per Share, subject to and in accordance with the terms and conditions set forth in the Contingent Value Rights Agreement that will be entered into by and among Parent, a rights agent mutually agreeable to Parent and the Company (the “Rights Agent”), and, solely for certain purposes, the Surviving Corporation (as defined below) (the “CVR Agreement”), representing the right to receive one contingent payment of $6.84 in cash (the “Milestone Payment,” which shall be paid as promptly as reasonably practicable (and in any event no later than 60 days) after the last day of the calendar month in which the Milestone is achieved), subject to any applicable withholding taxes and without interest thereon, payable upon the achievement of $600 million in Net Sales (as defined in the CVR Agreement) of the pharmaceutical products currently marketed by the Company under the brand names ZYNTEGLO, SKYSONA and LYFGENIA products (such achievement, the “Milestone,” and such products, the “Existing Products”) in any consecutive twelve calendar month period (provided that such consecutive twelve calendar month period may begin and end in separate years) ending on or prior to December 31, 2027 (the “Milestone Outside Date”) (the “Cash and CVR Consideration”), or (ii) $5.00 in cash per Share on the terms and subject to the conditions set forth in this Offer to Purchase, subject to any applicable withholding taxes and without interest thereon (the “All-Cash Consideration”), in each case, all upon the terms and subject to the conditions set forth in the Merger Agreement (the consideration per Share elected by the applicable Company stockholder between the Cash and CVR Consideration and the All-Cash Consideration, collectively, or any greater amount per Share that may be paid pursuant to the Offer after May 14, 2025, being hereinafter referred to as the “Offer Price,” and the cash amount set forth in the foregoing clauses (i)(a) and (ii) comprising the consideration per Share elected by the applicable Company stockholder, the “Closing Amount”).

Any Shares tendered in the Offer (and not validly withdrawn), but for which no election is validly made pursuant to a Letter of Election and Transmittal received by the Depositary prior to the Expiration Time, will be treated as if the holder made an election for the Cash and CVR Consideration.

If you previously tendered (and have not validly withdrawn) your Shares prior to the filing of Amendment No. 9 to the Schedule TO, you will be treated as if you made an election for the Cash and CVR Consideration. If you previously tendered (and did not validly withdraw) your Shares, you do not need to re-tender, however if you wish to make an election between the Cash and CVR Consideration or the All-Cash Consideration, you must withdraw and re-tender your shares and complete and sign the Letter of Election and Transmittal in accordance with the instructions in the Letter of Election and Transmittal and mail or deliver the Letter of Election and Transmittal and all other required documents to the Depositary prior to the Expiration Time.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 21, 2025 (as amended by Amendment No. 1, dated as of May 13, 2025 (the “Merger Agreement Amendment”), and as it may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent and Merger Sub, pursuant to which, as soon as practicable following the date and time of the irrevocable acceptance for payment (the “Acceptance Time”) by Merger Sub of Shares validly tendered and not validly withdrawn pursuant to and subject to the conditions set forth in Section 15 – “Conditions to the Offer” (collectively, the “Offer Conditions”), subject to the satisfaction or, if permitted by applicable law, waiver of certain conditions, and in any event no later than one business day thereafter, Merger Sub will merge with and into the Company (such merger, the “Merger”), and the Company will survive the Merger as an indirect wholly owned subsidiary of Parent (the “Surviving Corporation”), on the terms and subject to the conditions set forth in the Merger Agreement.

The Merger will be governed by Section 251(h) of the Delaware General Corporation Law (the “DGCL”) and will be effected by Merger Sub and the Company without a stockholder vote pursuant to the DGCL as soon as practicable following the Acceptance Time, subject to the satisfaction or, if permitted by applicable law, waiver of certain conditions, and in any event no later than one business day thereafter.

At the effective time of the Merger (being the time and day of the filing of the certificate of merger in accordance with the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware or at such later time and day as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger in accordance with the DGCL, the “Effective Time”), each Share issued and outstanding at the commencement of the Offer and immediately prior to the Effective Time (excluding Shares owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned subsidiary of Parent or Merger Sub, in each case, at the commencement of the Offer and immediately prior to the Effective Time (“Canceled Shares”), any Shares irrevocably accepted for purchase pursuant to the Offer (“Accepted Shares”), and any Shares held by stockholders who are entitled to demand, and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Shares in compliance with Section 262 of the DGCL (“Dissenting Shares”)) shall be canceled and extinguished and automatically converted into the right to receive, at the election of the holder thereof with respect to a Share, either (but not both) (i) the Cash and CVR Consideration (a “Cash and CVR Merger Consideration Election”) or (ii) the All-Cash Consideration (an “All-Cash Merger Consideration Election”), in each case, upon compliance with the procedures set forth in the Merger Agreement (the “Merger Consideration”), without interest thereon and subject to any applicable withholding tax pursuant to the Merger Agreement and, in the case of the Cash and CVR Consideration, the CVR Agreement; provided that, at the election of Parent, any Shares owned by any direct or indirect subsidiary of the Company that are not Accepted Shares will instead receive shares of the Surviving Corporation of equivalent value. Any Cash and CVR Merger Consideration Election or All-Cash Merger Consideration Election must be made on a form mutually agreed by Parent and the Company prior to the Acceptance Time for that purpose (a “Form of Election in Merger”), which will be mailed to such holders of Shares promptly after the Closing Date (and in no event later than five (5) Business Days after the Closing Date) (such date, the “Mailing Date”). The deadline for submitting an effective, properly completed Form of Election in Merger to the paying agent for the Merger will be 5:00 p.m., New York City time, on the 10th business day following the Mailing Date (or such other time and date as the parties may mutually agree) (the “Merger Consideration Election Deadline”). Company stockholders who do not tender their Shares pursuant to the Offer (other than stockholders who properly exercise appraisal rights) and who do not properly make an election as to the form of the Merger Consideration in accordance with the Merger Agreement, including if such stockholder did not properly submit the Form of Election in Merger by the Merger Consideration Election Deadline, will be deemed to have made a Cash and CVR Merger Consideration Election. As a result of the Merger, the Company will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of Parent.

Pursuant to the terms of the Merger Agreement, each restricted stock unit with respect to Shares that is, at the time of determination, subject to vesting or forfeiture conditions and that is not a Company PSU (as defined below) (but including, for clarity, any Company PSU that is subject solely to service-based vesting conditions as of the Effective Time) (each, a “Company RSU”) that is outstanding as of immediately prior to the Effective

Time, will accelerate and become fully vested effective immediately prior to, and contingent upon the occurrence of, the Effective Time. Effective as of immediately prior to the Effective Time, each Company RSU that is outstanding immediately prior thereto will by virtue of the Merger automatically and (except as otherwise provided in the Merger Agreement) without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated and converted into the right to receive from the Surviving Corporation, subject to the terms of the Merger Agreement, (A) an amount in cash (without interest) equal to the product obtained by multiplying (1) the aggregate number of Shares underlying such Company RSU immediately prior to the Effective Time, by (2) the Cash and CVR Consideration Closing Amount; plus (B) one CVR with respect to each Share subject to such Company RSU immediately prior to the Effective Time (in each case, as adjusted to reflect any increases to the Offer Price after May 14, 2025). The amounts described in this paragraph are referred to as the “RSU Consideration.”

Pursuant to the terms of the Merger Agreement, effective as of immediately prior to the Effective Time, each performance-based restricted stock unit with respect to Shares that is, at the time of determination, subject to performance-based vesting or forfeiture conditions (each, a “Company PSU”) that is outstanding and vested as of immediately prior to the Effective Time (or that will become vested as required under the terms of the applicable Company stock plan and/or governing award or other agreements currently in place as of the date of the Merger Agreement) will by virtue of the Merger automatically and (except as otherwise provided in the Merger Agreement) without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated and converted into the right to receive from the Surviving Corporation, subject to the terms of the Merger Agreement, (A) an amount in cash (without interest) equal to the product obtained by multiplying (1) the aggregate number of Shares underlying such Company PSU immediately prior to the Effective Time (assuming that the applicable performance goals have been deemed to be achieved at the greater of target and actual level of performance as determined by the compensation committee of the board of directors of the Company (the “Company Board”) in its discretion), by (2) the Cash and CVR Consideration Closing Amount; plus (B) one CVR with respect to each such Share subject to such Company PSU immediately prior to the Effective Time (in each case, as adjusted to reflect any increases to the Offer Price after May 14, 2025). Other than the Company PSUs addressed by the preceding sentence, each other Company PSU that is outstanding immediately prior to the Effective Time shall by virtue of the Merger automatically and (except as otherwise provided in the Merger Agreement) without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated without any consideration payable therefor. The amounts described in this paragraph are referred to as the “PSU Consideration.”

Pursuant to the terms of the Merger Agreement, effective as of immediately prior to the Effective Time, each stock option to purchase Shares (each, a “Company Option”) that is outstanding and unexercised immediately prior thereto shall by virtue of the Merger automatically and (except as otherwise provided in the Merger Agreement) without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated without any consideration payable therefor.

Pursuant to the terms of the Merger Agreement, at the Effective Time, each outstanding warrant to purchase or otherwise acquire Shares (each, a “Company Warrant”) that is outstanding and unexercised as of immediately prior to the Effective Time shall be canceled and extinguished for no consideration pursuant to the terms thereof.

Under no circumstances will interest be paid on the purchase price for the Shares, including by reason of any extension of the Offer or any delay in making payment for the Shares.

The Merger Agreement is more fully described in Section 11 – “The Merger Agreement; Other Agreements.”

The Offer is subject to the Offer Conditions, including, but not limited to, (i) there having been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and “received” by the “depository”

for the Offer (as such terms are defined in Section 251(h) of the DGCL), a number of Shares that, together with the other Shares then owned by Parent, Merger Sub and any of their direct or indirect wholly owned subsidiaries, represents at least one more Share than 50% of the total number of outstanding Shares at the Expiration Time (defined as one minute after 11:59 p.m., New York City time, on May 29, 2025, unless the Offer is extended or earlier terminated pursuant to and in accordance with the Merger Agreement, in which case the term “Expiration Time” means such subsequent time) (the “Minimum Condition”), (ii) the required regulatory approvals applicable to the Transactions contemplated by the Merger Agreement under any foreign antitrust law of certain specified jurisdictions shall have been obtained, which was satisfied as of May 5, 2025 and (iii) no governmental authority of competent and applicable jurisdiction shall have (A) enacted, issued or promulgated any law that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Shares by Parent or Merger Sub, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or Merger Sub, or the Merger, or (ii) issued or granted any order that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Shares by Parent or Merger Sub, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or Merger Sub, or the Merger. The Offer is not subject to any financing condition.

Tendering stockholders who are record owners of their Shares and who tender directly to Equiniti Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Election and Transmittal, stock transfer taxes with respect to the purchase of Shares by Merger Sub pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

The Company Board has unanimously (i) determined that the Merger Agreement, as amended by the Merger Agreement Amendment, and the transactions contemplated thereby, including the Offer and the Merger (the “Transactions”), are advisable, fair to and in the best interests of the Company and its stockholders, and declared it advisable for the Company to enter into the Merger Agreement, as amended by the Merger Agreement Amendment, and consummate the Transactions contemplated therein, (ii) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, as amended by the Merger Agreement Amendment, the performance by the Company of its covenants and agreements contained therein and the consummation of the Transactions contemplated by the Merger Agreement, as amended by the Merger Agreement Amendment, upon the terms and subject to the conditions contained therein, (iii) resolved that the Merger Agreement, as amended by the Merger Agreement Amendment, and the Merger be governed by Section 251(h) of the DGCL and that the Merger be effected as soon as practicable following the Acceptance Time without a vote of the Company stockholders, and (iv) resolved, subject to the terms and conditions set forth in the Merger Agreement, as amended by the Merger Agreement Amendment, to recommend that the holders of the Shares accept the Offer and tender their Shares to Merger Sub pursuant to the Offer, which resolutions, except to the extent expressly permitted by the Merger Agreement, as amended by the Merger Agreement Amendment, have not been rescinded, modified or withdrawn in any way.

More complete descriptions of the Company Board’s reasons for authorizing and approving the Merger Agreement and the consummation of the Transactions contemplated by the Merger Agreement, including the Offer and the Merger, are set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (as it may be amended, supplemented or otherwise modified from time to time, the “Schedule 14D-9”) that is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Background of the Offer and the Merger” and “Reasons for Recommendation.”

The Company Board has received the opinion of Leerink Partners LLC (“Leerink”), dated the date of the Merger Agreement, to the effect that, as of such date and based upon and subject to the qualifications, limitations, assumptions and other matters set forth therein, the Cash and CVR Consideration Closing Amount to be paid to the Company stockholders (other than holders of Canceled Shares and Dissenting Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. It was agreed and understood that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub. The full text of the written opinion of Leerink, dated February 21, 2025, sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Leerink in connection with its opinion and is attached as Annex I to the Schedule 14D-9.

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Merger Sub and, where appropriate, Parent. We use the term “Merger Sub” to refer to Beacon Merger Sub, Inc. alone, the term “Parent” to refer to Beacon Parent Holdings, L.P. alone and the phrase “the Company” to refer to bluebird bio, Inc. alone.

This Offer to Purchase and the related Letter of Election and Transmittal contain important information that should be read carefully in its entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer

Merger Sub is offering to purchase all of the outstanding Shares of the Company at the Offer Price, in cash, subject to applicable withholding taxes and without interest thereon. On the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Merger Sub shall (and Parent shall cause Merger Sub to), at or as promptly as practicable following the Expiration Time (as it may be extended in accordance with the Merger Agreement), but in any event within one business day thereof, irrevocably accept for payment, and, at or as promptly as practicable following the Acceptance Time, but in any event within one business day thereof, pay for, all Shares that are validly tendered and not validly withdrawn (as described in Section 4 – “Withdrawal Rights”) pursuant to the Offer.

The Offer is subject to the Offer Conditions, including, but not limited to, the Minimum Condition, the Regulatory Approvals Condition (which was satisfied as of May 5, 2025) and the No Injunction Condition.

Parent and Merger Sub expressly reserve the right, at any time and from time to time, to waive, in whole or in part, any of the Offer Conditions, to make any change in the terms of or conditions to the Offer in a manner consistent with the terms of the Merger Agreement or to increase the Offer Price; provided, however, that notwithstanding the foregoing or anything to the contrary set forth therein, without the prior written consent of the Company, Parent and Merger Sub may not (and Parent shall not permit Merger Sub to) (i) waive or modify specified Offer Conditions, including the Minimum Condition or the No Injunction Condition; or (ii) make any change in the terms of or conditions to the Offer that: (A) changes the form of consideration to be paid in the Offer; (B) decreases the Offer Price or the number of Shares sought in the Offer; (C) extends the Offer or the Expiration Time, except as permitted or required by the Merger Agreement; (D) imposes conditions or requirements on the Offer other than the Offer Conditions, as described in Section 15 – “Conditions to the Offer”; (E) amends or modifies any term or condition of the Offer in any manner that is (or would reasonably be expected to be) material and adverse to the Company stockholders; or (F) would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other Transactions contemplated by the Merger Agreement.

The Merger Agreement contains provisions that govern the circumstances under which Merger Sub is required to extend the Offer. Specifically, the Merger Agreement provides that:

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Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for the minimum period required by any applicable law or order or any rule, regulation, interpretation or position of the SEC or Nasdaq or their staff (including in order to comply with the Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price) or as may be necessary to resolve any comments of the SEC or Nasdaq or their staff, in each case, as applicable to the Offer, the Schedule 14D-9, the Company’s Tender Offer Statement on Schedule TO (as it may be amended, supplemented or otherwise modified from time to time, the “Schedule TO”) or the Offer to Purchase and forms of the Letter of Election and Transmittal and summary advertisement, if any, and other required or customary ancillary documents and exhibits, in each case, in respect of the Offer (collectively and together with any supplements or amendments thereto, and including all exhibits thereto, the “Offer Documents”);

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if, as of any then-scheduled Expiration Time, any Offer Condition is not satisfied or waived (if permitted by the Merger Agreement), Merger Sub may (and, if requested by the Company, shall, and Parent shall cause Merger Sub to) extend the Offer for one or more successive extension periods of up to ten business days each (or any longer period as may be agreed in writing by Parent and the Company) in order to permit the satisfaction of all of the Offer Conditions; provided, however, that if the sole then-unsatisfied Offer Condition is the Minimum Condition, Merger Sub shall not be required to extend the Offer for more than three occasions in consecutive periods of up to ten business days each

(each such period to end at 11:59 p.m. (New York City time) on the last business day of such period) (or such other period as may be approved in advance by the parties) (following Amendment No. 8 to the Schedule TO, Merger Sub shall not be required to extend the Offer for more than two occasions in consecutive periods of up to ten business days each); and

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neither Parent nor Merger Sub may extend the Offer beyond the Initial Termination Date (as defined below) in any manner other than pursuant to and in accordance with, and as expressly permitted by, the Merger Agreement, without the prior written consent of the Company in its sole and absolute discretion.

Notwithstanding the foregoing, the Merger Agreement further provides that Parent and Merger Sub may not extend the Offer beyond the Termination Date without the prior written consent of the Company in its sole and absolute discretion. The “Initial Termination Date” means April 25, 2025 and as such date may be extended pursuant to the Merger Agreement or by the mutual written consent of the parties thereto, the “Termination Date”. See Section 1 – “Terms of the Offer” and Section 11 – “The Merger Agreement; Other Agreements.”

If we extend the Offer, are delayed in our acceptance for payment of or payment for the Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 – “Withdrawal Rights.” However, our ability to delay the payment for the Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of securities sought, a minimum ten business day period generally is required to allow for adequate dissemination to holders of the Shares and investor response.

If, after the filing of Amendment No. 9 to the Schedule TO and on or before the Expiration Time, we increase the consideration being paid for the Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

The obligation of Merger Sub to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the Offer Conditions. Notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub will not be required to, and Parent will not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered Shares if any of the Offer Conditions has not been satisfied at the scheduled Expiration Time.

Under certain circumstances described in the Merger Agreement, Parent or the Company may terminate the Merger Agreement and Parent and Merger Sub may terminate the Offer. The Offer may not be terminated prior to the Expiration Time unless the Merger Agreement is validly terminated in accordance with the terms of the Merger Agreement. If Parent and Merger Sub terminate the Offer, the Depositary will promptly return, in accordance with applicable law, all Shares that have been tendered in the Offer to the registered holders of such Shares.

The Company has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase and the related Letter of Election and Transmittal, as well as the Schedule 14D-9, will be mailed to record holders of the Shares whose names appear on the stockholder list and will be furnished for subsequent transmittal to beneficial owners of the Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2. Acceptance for Payment and Payment for the Shares

Subject to the terms of the Offer and the Merger Agreement, including the satisfaction or, to the extent waivable by Parent or Merger Sub, waiver of each of the Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to), at or as promptly as practicable following the Expiration Time (as it may be extended in accordance with the Merger Agreement), but in any event within one business day thereof, irrevocably accept for payment, and, at or as promptly as practicable following the Acceptance Time, but in any event within one business day thereof, pay for, all Shares that are validly tendered and not validly withdrawn (as described in Section 4 – “Withdrawal Rights”) pursuant to the Offer. Subject to compliance with Rule 14e-1(c) under the Exchange Act, as applicable, and with the Merger Agreement, we expressly reserve the right to delay payment for the Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 – “Certain Legal Matters; Regulatory Approvals.”

In all cases, we will pay for Shares validly tendered and not validly withdrawn and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”), (ii) confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares,” with respect to Shares held in “street” name, (iii) in the case of Share Certificates, the Letter of Election and Transmittal, properly completed and duly executed, with any required signature guarantees and (iv) any other documents required by the Letter of Election and Transmittal or, in the case of a book-entry transfer of Shares held in “street” name, an Agent’s Message (as defined below) in lieu of the Letter of Election and Transmittal and such other documents.

The term “Agent’s Message” means a message transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Election and Transmittal, and that Merger Sub may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn to Merger Sub as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. On the terms and subject to the Offer Conditions, payment for the Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of or payment for the Shares or are unable to accept the Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 – “Withdrawal Rights.” However, our ability to delay the payment for the Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. Under no circumstances will we pay interest on the Offer Price for Shares, including by reason of any extension of the Offer or any delay in making such payment.

At or prior to the Effective Time, Parent will execute the CVR Agreement governing the terms of the CVRs with the Rights Agent. Parent will be not required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. For more information on the CVRs, see Section 11 – “The Merger Agreement; Other Agreements.”

If any tendered Shares are not accepted for payment pursuant to the terms and conditions to the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, you must follow these instructions:

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If you hold your Shares directly as the registered owner and such Shares are represented by Share Certificates, you may tender your Shares in the Offer by delivering the Share Certificates representing your Shares, together with a properly completed and signed Letter of Election and Transmittal and any other documents required by the Letter of Election and Transmittal, to the Depositary before the Offer expires.

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If you hold your Shares directly as the registered owner and you hold uncertificated Shares in book-entry form with the Company’s transfer agent, you may tender your Shares in the Offer by delivering a properly completed and signed Letter of Election and Transmittal, and any other documents required by the Letter of Election and Transmittal, to the Depositary before the Offer expires.

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If your Shares are held in “street” name and are being tendered by book-entry transfer, the following must be received by the Depositary before the Offer expires: (1) a Book-Entry Confirmation, (2) an Agent’s Message in lieu of the Letter of Election and Transmittal and (3) any other documents required by the Letter of Election and Transmittal.

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If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

Election Procedures. Company stockholders may elect to receive either the Cash and CVR Consideration or the All-Cash Consideration (but not both) in exchange for each Share validly tendered and not properly withdrawn pursuant to the Offer, subject in each case to the election procedures described in this Offer to Purchase and the Letter of Election and Transmittal. In order for a stockholder to validly elect between receiving the Cash and CVR Consideration or the All-Cash Consideration, you must complete and sign the Letter of Election and Transmittal in accordance with the instructions in the Letter of Election and Transmittal and mail or deliver the Letter of Election and Transmittal and all other required documents to the Depositary prior to the Expiration Time. From and after the Expiration Time, Company stockholders who tender their shares pursuant to the Offer may not change their election.

Any Shares tendered in the Offer (and not validly withdrawn), but for which no election is validly made pursuant to a Letter of Election and Transmittal received by the Depositary prior to the Expiration Time, will be treated as if the holder made an election for the Cash and CVR Consideration.

If you previously tendered (and have not validly withdrawn) your Shares prior to the filing of Amendment No. 9 to the Schedule TO, you will be treated as if you made an election for the Cash and CVR Consideration. If you previously tendered (and did not validly withdraw) your Shares, you do not need to re-tender, however if you wish to make an election between the Cash and CVR Consideration or the All-Cash Consideration, you must withdraw and re-tender your shares and complete and sign the Letter of Election and Transmittal in accordance with the instructions in the Letter of Election and Transmittal and mail or deliver the Letter of Election and Transmittal and all other required documents to the Depositary prior to the Expiration Time.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of the commencement of the Offer. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of the Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of the Shares may be effected through book-entry transfer at DTC, either the Letter of Election and Transmittal, properly completed and duly executed, together with any required signature guarantees and any other required documents, or an Agent’s Message in lieu of the Letter of Election and Transmittal and such other documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary.

No Guaranteed Delivery. We are not providing for guaranteed delivery procedures. Therefore, Company stockholders must allow sufficient time for the necessary tender procedures to be completed prior to the Expiration Time. In addition, for Company stockholders who are registered holders, the Letter of Election and Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Election and Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Election and Transmittal and such other documents) must be received by the Depositary prior to the Expiration Time. Company stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Election and Transmittal. Tenders received by the Depositary after the Expiration Time will be disregarded and of no effect.

Signature Guarantees for Shares. No signature guarantee is required on the Letter of Election and Transmittal (i) if the Letter of Election and Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Election and Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution”). In all other cases, all signatures on a Letter of Election and Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Election and Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signers of the Letter of Election and Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Election and Transmittal. See Instructions 1 and 5 of the Letter of Election and Transmittal.

Notwithstanding any other provision of this Offer, payment for the Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) in the case of Share Certificates, the Letter of Election and Transmittal, properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Election and Transmittal, or (iii) in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Election and Transmittal and such other documents.

The method of delivery of the Shares (or Share Certificates), the Letter of Election and Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of the Shares (or Share Certificates), the Letter of Election and Transmittal and all other required documents will be deemed made, and risk of loss thereof shall pass, only when they are actually received by the Depositary (including, in the case of a book-entry transfer of Shares, by Book-Entry Confirmation with respect to such Shares). If such delivery is by mail, it is recommended that the Shares (or Share Certificates), the Letter of Election and Transmittal and all other required documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Tender Constitutes Binding Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Election and Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions to the Offer.

Determination of Validity. All questions as to the validity, form, election between form of consideration, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties, subject to any judgment of any court of competent jurisdiction. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Merger Sub, Parent or any of their respective affiliates or assigns, the Depositary, Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”) or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction and the terms of the Merger Agreement, our interpretation of the terms and conditions to the Offer (including the Letter of Election and Transmittal and the instructions thereto) will be final and binding.

Appointment as Proxy. By executing the Letter of Election and Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Merger Sub as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Election and Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Merger Sub and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept payment for the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Merger Sub will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Company stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Merger Sub must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of Company stockholders.

Stock Options, Other Equity Awards and Warrants. Pursuant to the terms of the Merger Agreement, effective as of immediately prior to the Effective Time, (i) each Company Option that is outstanding and unexercised immediately prior thereto will by virtue of the Merger automatically be canceled and terminated without any consideration payable therefor, (ii) each Company RSU that is outstanding as of immediately prior to the Effective Time (including, for clarity, any Company PSUs that are subject solely to service-vesting conditions as of the Effective Time) (a) will accelerate and become fully vested, and (b) will automatically be canceled and converted into the right to receive the RSU Consideration, and (iii) each Company PSU that is outstanding and vested as of immediately prior to the Effective Time (or that will become vested as required under the terms of the applicable Company stock plan and/or governing award or other agreements currently in place as of the date of the Merger Agreement), will automatically be canceled and converted into the right to receive the PSU Consideration and each other Company PSU that is outstanding immediately prior to the Effective Time will be canceled and terminated without any consideration payable therefor. Pursuant to the terms of the Merger Agreement, at the Effective Time, each Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time shall be canceled and extinguished for no consideration pursuant to the terms thereof.

Information Reporting and Backup Withholding. Payments made to stockholders of the Company in the Offer or the Merger may be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%) or other withholding of U.S. federal income tax on payments for Shares made in the Offer or the Merger. In addition, payments with respect to a CVR may be subject to information reporting and backup withholding. To avoid backup withholding, a U.S. Holder (as defined in Section 5 – “Material U.S. Federal Income Tax Consequences”) that does not otherwise establish an exemption from U.S. federal backup withholding must complete and return the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Election and Transmittal. A non-U.S. Holder (as defined in Section 5 – “Material U.S. Federal Income Tax Consequences”) should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such non-U.S. Holder’s exempt foreign status in order to qualify for an exemption from information reporting and backup withholding (although other withholding of U.S. federal income tax may still apply). Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, if any; provided the required information is timely furnished to the IRS.

4. Withdrawal Rights

Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment within 60 days after commencement of the Offer, you may withdraw them at any time after July 13, 2025, the 60th day after the date of Amendment No. 9 to the Schedule TO, until Merger Sub accepts your Shares for payment.

For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase.

Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of an Eligible Institution. If the Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owners and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.

Withdrawals of tenders of Shares may not be rescinded and any Shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be re-tendered by following one of the procedures for tendering Shares described in Section 3 – “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Time.

If you previously tendered (and have not validly withdrawn) your Shares prior to the filing of Amendment No. 9 to the Schedule TO, you may make an election between the Cash and CVR Consideration or the All-Cash Consideration by withdrawing and re-tendering your shares and completing and signing the Letter of Election and Transmittal in accordance with the instructions in the Letter of Election and Transmittal and mailing or delivering the Letter of Election and Transmittal and all other required documents to the Depositary prior to the Expiration Time.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to any judgment of any court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Merger Sub or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5. Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the Offer and the Merger to (i) U.S. Holders and Non-U.S. Holders (each as defined below) that tender their Shares, and whose tender of such Shares is accepted, in exchange for the Offer Price pursuant to the Offer and (ii) U.S. Holders and Non-U.S. Holders (each as defined below) whose Shares are converted into the right to receive the Merger Consideration pursuant to the Merger. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder, judicial interpretations thereof, and administrative rulings and published positions of the IRS, each in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made or the conclusions reached in the following summary. This discussion is not binding on the IRS or the courts, and no assurance can be given that the conclusions reached in this discussion will not be challenged by the IRS or that such challenge will not be sustained by a court.

This discussion applies to a holder of Shares only if the holder holds its Shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is for general information purposes only, does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances, or that may apply to a holder subject to special rules under the U.S. federal income tax laws, including, but not limited to:

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a holder that is a regulated investment company, real estate investment trust, cooperative, bank or other financial institution, insurance company, broker-dealer, personal holding company, mutual fund, a holder that is required to prepare certified financial statements or file financial statements with certain regulatory or government agencies, tax-exempt organization or entity (including a private foundation), government or government-sponsored organization, retirement or pension or other tax-deferred account, dealer in securities or foreign currencies, trader that uses the mark-to-market method of accounting with respect to its securities, expatriate or former long-term resident of the United States that satisfies certain conditions, person subject to special rules applicable to former citizens and residents of the United States, corporation that accumulates earnings to avoid U.S. income tax, or person that holds Shares through a “hybrid” entity;

•

a holder that is, or holds Shares through, an entity or arrangement treated as a partnership for U.S. federal income tax purposes, S corporation or other pass-through entity for U.S. federal income tax purposes;

•	a holder that is a “controlled foreign corporation” or “passive foreign investment company” or an investor therein;

•

a holder that holds Shares as part of a straddle, hedging, constructive sale or wash sale, conversion, risk-reduction or other integrated transaction, or that is required to recognize income or gain with respect to the Offer or the Merger no later than such income or gain is required to be reported on an applicable financial statement;

•	a holder that holds or has held, directly, indirectly or constructively by attribution, more than 5% of the Shares;

•	a holder that holds or will hold, directly, indirectly or constructively by attribution, any interest in Parent;

•	a holder that holds Shares as qualified small business stock for purposes of Sections 1045 or 1202 of the Code;

•

a holder that received Shares as compensation, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or restricted stock units or otherwise as compensation;

•	a holder that exercises appraisal rights in the Merger; and

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar.

In addition, this discussion does not address the corporate or individual alternative minimum tax, the net investment income tax, any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement), any reporting requirements except to the extent expressly discussed below, or any tax considerations under state, local or non-U.S. laws or U.S. federal non-income tax laws (e.g., estate and gift tax).

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, or other pass-through entity for such purposes holds Shares, the tax treatment of its partners or members and such partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. Accordingly, partnerships and other pass-through entities for U.S. federal income tax purposes that hold Shares, and partners or members in those entities or arrangements, are urged to consult their own tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

This discussion of the material U.S. federal income tax consequences of the Offer and the Merger to holders of Shares is for general information only and is not, is not intended to be, and may not be construed as, legal or tax advice to holders of Shares. Because individual circumstances may differ, each holder of Shares is urged to consult his, her or its own tax advisors as to the applicability and effect of the rules discussed below and the particular tax consequences of the Offer and the Merger, including the applicability and effect of the corporate or individual alternative minimum tax and any U.S. federal, state, local and non-U.S. tax laws.

Tax Consequences to U.S. Holders

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Shares that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity or arrangement taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

The exchange of Shares for the Offer Price pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax considerations generally will depend on whether the U.S. holder elects to receive the All-Cash Consideration or the Cash and CVR Consideration.

Exchange for the All-Cash Consideration

A U.S. Holder that elects to receive the All-Cash Consideration generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for such Shares exceeds one year. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) exchanged pursuant to the Offer or the Merger.

Exchange for the Cash and CVR Consideration

With respect to shares for which a U.S. Holder elects to receive the Cash and CVR Consideration, the amount of gain or loss such U.S. Holder recognizes, and the timing and potential character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty. The receipt of the CVRs pursuant to the Offer or the Merger might be treated as either a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, each as discussed in more detail below. The installment method of reporting any gain attributable to the receipt of or payments on the CVRs will not be available because the Shares are traded on an established securities market.

There is no legal authority expressly addressing whether the receipt of contingent payment rights with characteristics similar to the rights under the CVRs should be treated as an “open transaction” or a “closed transaction” for U.S. federal income tax purposes, and such determination is inherently factual in nature. Under U.S. Treasury Regulations applicable to contingent payment obligations analogous to the CVRs, if the fair market value of the CVRs is “reasonably ascertainable,” the receipt of the Offer Price pursuant to the Offer and the receipt of the Merger Consideration pursuant to the Merger would be treated as a “closed transaction,” and a U.S. Holder would include the fair market value of the CVR as additional consideration received in the Offer or the Merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, the transaction would be treated as an “open transaction.” These Treasury Regulations state that the value of contingent payment obligations will not be reasonably ascertainable only in “rare and extraordinary” cases. U.S. Holders are urged to consult their own tax advisors regarding the proper method of tax accounting with respect to the CVR and how to accurately report their income under the closed transaction method or open transaction method, as applicable in their respective case.

It is also possible that the CVRs may be treated as debt instruments for U.S. federal income tax purposes. However, as such treatment is unlikely, this discussion does not address the tax consequences of such a characterization and assumes that the CVRs are not treated as debt instruments for U.S. federal income tax purposes. We urge you to consult your tax advisor with respect to the proper characterization of a CVR and the receipt thereof.

Treatment as Closed Transaction. As noted above, if the value of the CVR is “reasonably ascertainable,” the transaction generally will be treated as a “closed transaction” for U.S. federal income tax purposes. If the receipt of a CVR is part of a closed transaction for U.S. federal income tax purposes, a U.S. Holder who sells or exchanges Shares pursuant to the Offer or the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of the CVRs received and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. No express guidance under current U.S. federal income tax law is available regarding the proper method for determining the fair market value of the CVRs. It is possible that the trading price of the Shares would be considered along with other factors. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for such Shares exceeds one year. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) exchanged pursuant to the Offer or the Merger.

If the transaction is treated as a “closed transaction” for U.S. federal income tax purposes, a U.S. holder’s initial tax basis in the CVR will equal the fair market value of the CVR on the date of the consummation of the Offer or the Merger, as applicable, and the holding period of the CVR will begin on the day following such date. There is no authority directly addressing the U.S. federal income tax treatment of receiving payments on the CVRs, and therefore, the character of any gain, income or loss recognized with respect to a payment on a CVR is uncertain. Such payments may be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income, including in part as imputed interest, as described more fully below. In addition, it is uncertain how a U.S. Holder of the CVRs would recover its adjusted tax basis in a CVR. Due to the legal and factual uncertainty regarding the valuation and tax treatment of the CVR, you are urged to consult your tax advisors concerning the recognition of gain, income or loss, if any, resulting from the receipt of the CVR and any payments with respect thereto.

Treatment as Open Transaction. As noted above, the exchange of Shares for the Offer Price pursuant to the Offer and the exchange of shares for the Merger Consideration pursuant to the Merger, as applicable, would generally be treated as an “open transaction” if the value of a CVR cannot be “reasonably ascertained.” Under U.S. Treasury Regulations relating to computation of gain or loss, the value of contingent payment rights is considered not to be reasonably ascertainable and, therefore, subject to the open transaction method, only in “rare and extraordinary” cases. If the receipt of a CVR pursuant to the Offer or the Merger is treated as an “open transaction” for U.S. federal income tax purposes, the fair market value of the CVR would not be treated as additional consideration for the Shares at the time the CVR is received, and the U.S. Holder will not have any tax basis in the CVR. Instead, the U.S. Holder will take payments under a CVR into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Generally, a portion of such payments will be treated as imputed interest, as described in more detail below, and the balance as additional consideration received in exchange for the Shares. Payments of cash pursuant to the Offer or the Merger, as applicable, and the portion of any payment on a CVR that is not treated as imputed interest will generally be applied first against a U.S. Holder’s adjusted tax basis in the Share with respect to which the CVR was received and any excess thereafter treated as capital gain. A U.S. Holder will recognize capital loss with respect to a Share to the extent that the holder’s adjusted tax basis in such Share exceeds the payments of cash pursuant to the Offer or the Merger, as applicable, plus the payment (other than imputed interest), if any, in respect of the CVR, and a U.S. Holder may not be able to recognize such loss until the resolution of all contingencies under the CVR. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holders’ holding period in the Share exceeds one year. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) exchanged pursuant to the Offer or the Merger.

Imputed Interest. If any payment with respect to a CVR is made more than six months after the closing of the Offer or the Effective Time (as applicable), a portion of the payment may be treated as imputed interest that is ordinary income to a U.S. Holder under Section 483 of the Code. The portion of any payment made with respect to a CVR treated as imputed interest will be determined at the time such payment is made and generally should equal the excess of (i) the amount of the payment in respect of the CVR over (ii) the present value of such amount as of the closing of the Offer or the Effective Time, as the case may be, calculated using the applicable federal rate as the discount rate. A U.S. Holder must include the imputed interest in its taxable income using such stockholder’s regular method of accounting for U.S. federal income tax purposes.

Tax Consequences to Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of Shares that is not a partnership (or other entity or arrangement treated as a partnership) for U.S. federal income tax purposes and that is not a U.S. Holder.

Any gain realized by a Non-U.S. Holder upon the exchange of Shares pursuant to the Offer or the Merger, as the case may be, generally will not be subject to U.S. federal income or withholding tax unless (i) the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “Tax Consequences to U.S. Holders—Exchange for the All-Cash Consideration” or “Tax Consequences to U.S. Holders—Exchange for the Cash and CVR Consideration,” as applicable), except that if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate), (ii) the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source losses), or (iii) the Company is or has been a United States real property holding corporation within the meaning of the Section 897(c)(2) of the Code for U.S. federal income tax purposes and such Non-U.S. Holder owned, directly or indirectly, at any time during the five-year period ending on the date of the distribution, more than 5% of the Shares and such Non-U.S. Holder is not eligible for any treaty exemption, in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax on the disposition of Shares in the same manner as a U.S. Holder.

Generally, if payments are made to a Non-U.S. Holder with respect to a CVR, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower applicable treaty rate) of the portion of any such payments treated as imputed interest (as discussed above under “Tax Consequences to U.S. Holders – Imputed Interest”), or possibly the entire CVR payment depending on the U.S. federal income tax treatment thereof, unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agents.

Information Reporting and Backup Withholding

Information reporting generally will apply to cash payments to a stockholder pursuant to the Offer or the Merger, unless such stockholder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. In addition, payments with respect to the CVRs, if applicable, may be subject to information reporting and backup withholding. Tax information provided to a U.S. Holder and the IRS on IRS Form 1099-B for the year of the Offer or the Merger, as applicable, may reflect only the payments of cash made pursuant to the Offer or the Merger, as applicable, and not the fair market value of the CVRs, if applicable. Accordingly, a U.S. Holder that elects to receive the Cash and CVR Consideration and treats the Offer or the Merger as a “closed transaction” for U.S. federal income tax purposes may receive an IRS Form 1099-B reporting an amount that is less than the amount such U.S. Holder will realize in the year of the Offer or the Merger, as applicable. In addition, any IRS Form 1099-B that a U.S. Holder receives with respect to payments on the CVRs may reflect the entire amount of the CVR payments made to the U.S. Holder (other than imputed interest) and therefore may not take into account the fact that the U.S. Holder already included the value of such payments in such U.S. Holder’s amount realized in the year of the Offer or the Merger, as applicable. As a result, U.S. Holders reporting under the “closed transaction” method should not necessarily rely on the amounts reported to them on IRS Forms 1099-B with respect to the Offer or the Merger, as applicable. U.S. Holders are urged to consult their tax advisors regarding how to accurately report their income under the “closed transaction” method. On the other hand, tax information provided to a U.S. Holder and the IRS on IRS Form 1099-B for the year of the Offer or the Merger, as applicable, may reflect both the payments of cash made pursuant to the Offer or the Merger, as applicable, and the fair market value of the CVRs. U.S. Holders that treat the Offer or the Merger, as applicable, as an “open transaction” for U.S. federal income tax purposes are urged to consult their own tax advisors regarding how to accurately report their income under this method.

Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder provides the appropriate documentation (generally, an IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption.

The backup withholding rules that apply to payments to a stockholder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate. However, as noted above, payments to Non-U.S. Holders may be subject to U.S. federal income tax withholding other than backup withholding.

Backup withholding is not an additional tax and the amount of any backup withholding will be generally allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is properly and timely furnished by such U.S. Holder to the IRS.

U.S. Holders should consult their own tax advisors to determine their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

6. Price Range of Shares; Dividends on the Shares

The Shares currently trade on Nasdaq under the symbol “BLUE.” The following table sets forth the high and low intraday sale prices per Share for each quarterly period since December 31, 2022, as reported by Nasdaq:

	High	Low
Fiscal Year Ending December 31, 2025
Second Quarter (through May 13, 2025)	$5.41	$3.20
First Quarter	$10.28	$3.56
Fiscal Year Ending December 31, 2024
Fourth Quarter	$15.40	$5.80
Third Quarter	$28.60	$9.15
Second Quarter	$26.00	$16.90
First Quarter	$38.40	$17.58
Fiscal Year Ending December 31, 2023
Fourth Quarter	$110.60	$25.20
Third Quarter	$87.60	$58.40
Second Quarter	$104.00	$55.60
First Quarter	$170.40	$59.00

On February 20, 2025, the last full day of trading before we announced the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $7.04 per Share. On March 6, 2025, the last full day of trading before commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $4.11 per Share. In comparison to the closing price per Share on March 6, 2025, the Cash and CVR Consideration per Share being offered by Merger Sub in the Offer is $3.00 in cash per Share, subject to any applicable withholding taxes and without interest thereon, plus one CVR per Share, representing the right to receive one contingent payment of $6.84 in cash, subject to any applicable withholding taxes and without interest thereon, payable upon the achievement of the Milestone and the All-Cash Consideration per Share being offered by Merger Sub in the Offer is $5.00 in cash per Share, subject to any applicable withholding taxes and without interest thereon. With respect to the Cash and CVR Consideration, there is no guarantee that the Milestone will be achieved or that stockholders will receive any payment in respect of the CVR. If the Milestone is not achieved, you will not receive any payment in respect of the CVR and the Cash and CVR Consideration Closing Amount of $3.00 in cash per Share that you will receive in the Offer if you elect to receive the Cash and CVR Consideration will be below (i) the closing price per Share on February 20, 2025, the last full day of trading before we announced the Merger Agreement, of $7.04, (ii) the closing price per Share on March 6, 2025, the last full day of trading before the commencement of the Offer, of $4.11 and (iii) the closing price per Share on May 13, 2025, the last full day of trading before we announced the Merger Agreement Amendment, of $3.31. The All-Cash Consideration of $5.00 in cash per Share that you will receive in the Offer if you elect to receive the All-Cash Consideration will be below the closing price per Share on February 20, 2025, the last full day of trading before we announced the Merger Agreement, of $7.04. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.

Parent and Merger Sub understand that the Company has never declared or paid cash dividends on the Shares and does not intend to declare or pay cash dividends on the Shares in the foreseeable future.

7. Certain Information Concerning the Company

The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings and other publicly available information. Neither Parent nor Merger Sub has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, neither Parent nor Merger Sub assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such filings, or for any failure by the Company to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Parent or Merger Sub.

General. bluebird bio, Inc. is a Delaware corporation. According to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 and other publicly available information, the Company is a biotechnology company committed to researching, developing, and commercializing potentially curative gene therapies for severe genetic diseases based on its proprietary lentiviral vector gene addition platform.

The address of the Company’s principal executive offices and the Company’s phone number at its principal executive offices are as set forth below:

455 Grand Union Boulevard

Somerville, Massachusetts 02145

(339) 499-9300

Additional Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their compensation, stock options granted to them, the principal holders of the Company’s securities any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to Company stockholders and filed with the SEC. Such information also will be available in the Schedule 14D-9 filed by the Company. Copies of such reports, proxy statements and other information filed electronically by the Company with the SEC are available and may be obtained at no charge at the SEC’s website at www.sec.gov.

8. Certain Information Concerning Parent, Merger Sub, Carlyle and SK Capital

Parent is a holding company formed in connection with the Merger and the Transactions contemplated by the Merger Agreement. Merger Sub is a Delaware corporation and wholly owned subsidiary of Beacon Midco, Inc., a Delaware corporation, which is a wholly owned subsidiary of Parent, whose general partner is Beacon General Partner, LLC, a Delaware limited liability company. Parent is controlled by Carlyle Partners Growth, L.P., a Delaware limited partnership, SK Capital Partners VI-A, L.P., a Cayman Islands exempted limited partnership, and SK Capital Partners VI-B, L.P., a Cayman Islands exempted limited partnership. Parent and Merger Sub have not carried on any activities to date, except for activities incidental to each of their formation and activities undertaken in connection with the Transactions contemplated by the Merger Agreement.

Parent has received equity commitment letters, dated as of the date of the Merger Agreement, from (i) Carlyle Partners Growth, L.P. (the “Carlyle Guarantor”), an affiliate of Carlyle Investment Management L.L.C. (as amended by Amendment No. 1, dated as of May 13, 2025 (the “Carlyle Equity Commitment Letter Amendment”), and as it may be further amended, supplemented or otherwise modified from time to time, the “Carlyle Equity Commitment Letter”), and (ii) from SK Capital Partners VI-A, L.P. and SK Capital Partners VI-B, L.P. (collectively, the “SK Capital Guarantors” and, together with the Carlyle Guarantor, the “Guarantors”), an affiliate of SK Capital Partners, L.P. (as amended by Amendment No. 1, dated as of May 13, 2025 (the “SK Capital Equity Commitment Letter Amendment”), and as it may be further amended, supplemented or otherwise modified from time to time, the “SK Capital Equity Commitment Letter” and, together with the Carlyle Equity Commitment Letter, the “Equity Commitment Letters”), pursuant to which the Guarantors have collectively committed, subject to the terms of the respective Equity Commitment Letters and in accordance with the Merger Agreement, to provide the Equity Commitment Amount (as defined below). Until immediately before the time Merger Sub accepts Shares for payment in the Offer, it is not anticipated that Merger Sub will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. Upon consummation of the Merger, Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease, and the Company will continue as the Surviving Corporation.

The address of the principal executive offices and the phone number at the principal executive offices of each of Parent and Merger Sub are as set forth below:

Beacon Parent Holdings, L.P.

c/o The Carlyle Group

One Vanderbilt Avenue

New York, NY 10017
Telephone: +1 (212) 813-4900

c/o SK Capital Partners, LP

430 Park Avenue, 18th Floor

New York, NY 10022

Telephone: +1 (212) 826-2700

Beacon Merger Sub, Inc.

c/o The Carlyle Group

One Vanderbilt Avenue

New York, NY 10017
Telephone: +1 (212) 813-4900

c/o SK Capital Partners, LP

430 Park Avenue, 18th Floor

New York, NY 10022

Telephone: +1 (212) 826-2700

The address of the principal executive offices and the phone number at the principal executive offices of Carlyle and SK Capital are as set forth below:

Carlyle Partners Growth, L.P. c/o The Carlyle Group One Vanderbilt Avenue New York, NY 10017 Telephone: +1 (212) 813-4900	SK Capital Partners VI-A, L.P. c/o SK Capital Partners, LP 430 Park Avenue, 18th Floor New York, NY 10022 Telephone: +1 (212) 826-2700	SK Capital Partners VI-B, L.P. c/o SK Capital Partners, LP 430 Park Avenue, 18th Floor New York, NY 10022 Telephone: +1 (212) 826-2700

The name, business address, citizenship, current principal occupation or employment, and five-year material employment history of each director and executive officer of Parent, Merger Sub, Carlyle and SK Capital and certain other information are set forth in Schedule I to this Offer to Purchase.

Except as set forth in Schedule I to this Offer to Purchase, during the last five years, none of Parent, Merger Sub, Carlyle and SK Capital, and to the best knowledge of Parent, Merger Sub, Carlyle and SK Capital, none of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative civil proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase, none of Parent, Merger Sub, Carlyle or SK Capital or, to the best knowledge of Parent, Merger Sub, Carlyle and SK Capital, the persons listed in Schedule I hereto or any associate or other majority owned subsidiary of Parent, Merger Sub, Carlyle and SK Capital or of any of the persons so listed (i) beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; or (ii) has effected any transaction with respect to the Shares or any other equity securities of the Company during the past 60 days. Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase, none of Parent, Merger Sub, Carlyle or SK Capital or, to the best knowledge of Parent, Merger Sub, Carlyle and SK Capital, the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including any agreement, arrangement, understanding (whether or not legally enforceable) or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

Except as set forth elsewhere in this Offer to Purchase, during the two years before the date of this Offer to Purchase, there have been (i) no transactions between any of Parent, Merger Sub, Carlyle, SK Capital, their subsidiaries or, to the best knowledge of Parent, Merger Sub, Carlyle and SK Capital, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (ii) no negotiations, transactions or material contacts between Parent, Merger Sub, Carlyle, SK Capital, their subsidiaries or, to the best knowledge of Parent, Merger Sub, Carlyle and SK Capital, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Additional Information. Pursuant to Rule 14d-3 under the Exchange Act, Parent and Merger Sub have filed with the SEC the Schedule TO, of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto are available and may be obtained at no charge at the SEC’s website at www.sec.gov.

9. Source and Amount of Funds

We estimate that we will need approximately $49.7 million to purchase all of the Shares pursuant to the Offer or the Merger if all Company stockholders elect to receive the All-Cash Consideration and to make payments in respect of outstanding Company RSUs, Company PSUs and other payments referred to in the Merger Agreement required to be made in connection with the consummation of the Merger (the “Closing”) pursuant to the Merger Agreement. Parent expects to fund the cash requirements for the Transactions through committed equity financing (the “Financing”) necessary to satisfy all of Merger Sub’s payment obligations under the Merger Agreement and resulting from the Offer.

Parent has received the Equity Commitment Letters from the Guarantors, pursuant to which the Guarantors have collectively committed, subject to the terms of the Equity Commitment Letters and in accordance with the Merger Agreement, to provide an aggregate equity financing up to the lesser of (i) $51.0 million or (ii) an amount solely for the purpose of funding, and to the extent necessary to fund, (a) the payment of the aggregate Offer Price and the aggregate Merger Consideration in accordance with the Merger Agreement and (b) the payment of all related fees and expenses required to be paid by Parent or Merger Sub at or in connection with the Acceptance Time or the Closing pursuant to and in accordance with the Merger Agreement to Parent for the purpose of enabling Parent to fund amounts required to be paid pursuant to the Merger Agreement, subject to the satisfaction of certain customary conditions set forth in the Equity Commitment Letters (collectively, the “Equity Commitment Amount”).

The conditions to the Guarantors’ obligation to fund the Equity Commitment Amount under the respective Equity Commitment Letters include: (a) with respect to the Offer Price, (i) the valid execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction in full or valid waiver, in accordance with the Merger Agreement, of all of the Offer Conditions, (iii) the contemporaneous occurrence of the Acceptance Time, and (iv) the earlier or substantially concurrent receipt by Parent of the Carlyle Guarantors’ commitment (in the case of the SK Capital Equity Commitment Letter) or the SK Capital Guarantors’ commitment (in the case of the Carlyle Equity Commitment Letter) in respect thereof pursuant to the respective Equity Commitment Letters, and (b) with respect to the Merger Consideration, (i) the valid execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction in full or valid waiver on or before the Closing, in accordance with the Merger Agreement, of all of the conditions to the Merger set forth in Article VIII of the Merger Agreement, (iii) the substantially contemporaneous consummation of the Closing, and (iv) the earlier or substantially concurrent receipt by Parent of the Carlyle Guarantors’ commitment (in the case of the SK Capital Equity Commitment Letter) or the SK Capital Guarantors’ commitment (in the case of the Carlyle Equity Commitment Letter) in respect thereof pursuant to the respective Equity Commitment Letters.

Upon termination of the Equity Commitment Letters, the Guarantors have no further obligations with respect thereto. All obligations of the Guarantors under the Equity Commitment Letters shall expire automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement pursuant to Article IX of the Merger Agreement, (b) the date that (x) the Company, (y) any controlled affiliate of the Company or any of their respective managers, directors or officers, or (z) any other member of the Company Group (as defined in the Equity Commitment Letters) acting at the direction or at the request of any of the foregoing, asserts in any litigation or other proceeding (A) that one or more of the provisions of the Equity Commitment Letters are illegal, invalid or unenforceable in whole or in part, or that the Guarantors have any liability under the Equity Commitment Letters other than to fund to Parent equity contributions with respect to the Equity Commitment Amount in an aggregate amount not to exceed their respective Commitment Cap (as defined in the respective Equity Commitment Letters), in accordance with the terms and subject to the conditions hereof, solely to the extent an order of specific performance is granted to the Company pursuant to the Merger Agreement or (B) any other claim or theory of liability against the Guarantors or the Non-Recourse Parties (as defined in the Equity Commitment Letters) relating to the Equity Commitment Letters, the Merger Agreement, the Limited Guarantees (as defined herein), the Confidentiality Agreement (as defined herein) or any of the transactions contemplated thereby (including in respect of any oral representations made or alleged to be made in connection herewith or therewith), other than a Retained Claim (as defined in the Limited Guarantees), or any Retained Claim other than in the courts described in the definition thereof, (c) the Guarantors and any assignees of the Guarantors, collectively, contributing to Parent cash in an aggregate amount equal to or exceeding their respective Commitment Cap, (d) the payment of the Payment Obligations (as defined in the Limited Guarantees) when required to be paid pursuant to the Limited Guarantees or pursuant to the Merger Agreement, (e) the occurrence of the Closing, (f) the occurrence of any event that, by the terms of the Limited Guarantees, is an event that terminates or gives right to terminate the Guarantors’ obligations or liabilities under the Limited Guarantees, (g) in the case of the Carlyle Equity Commitment Letter, the occurrence of any event, other than as set forth in the SK Capital Equity Commitment Letter, that, by the terms of the SK Capital Equity Commitment Letter, is an event that terminates or gives right to terminate the SK Capital Guarantors’ obligations or liabilities under the SK Capital Equity Commitment Letter, or in the case of the SK Capital Equity Commitment Letter, the occurrence of any event, other than as set forth in the Carlyle Equity Commitment Letter, that, by the terms of the Carlyle Equity Commitment Letter, is an event that terminates or gives right to terminate the Carlyle Guarantors’ obligations or liabilities under the Carlyle Equity Commitment Letter, (h) if a court of competent jurisdiction has declined in a final, non-appealable decision, judgment or order to specifically enforce the obligations of Parent and/or Merger Sub to consummate the Offer and/or the Merger pursuant to a claim for specific performance brought against Parent and/or Merger Sub pursuant to the Merger Agreement or the obligations of the Guarantors to fund the commitment under the Equity Commitment Letters and (i) any proceeding being instituted by or against the Company (and in the case of a proceeding initiated against the Company, which has not been dismissed within 30 days), seeking to adjudicate it as bankrupt or insolvent, or seeking receivership, interim receivership, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any debtor relief law. Upon termination of the Equity Commitment Letters, the obligations and liabilities of the Guarantors and their assignees shall become null and void ab initio and of no further force and effect.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Carlyle Equity Commitment Letter, the SK Capital Equity Commitment Letter, the Carlyle Equity Commitment Letter Amendment and the SK Capital Equity Commitment Letter Amendment, copies of which have been filed as Exhibit (d)(5), Exhibit (d)(7), Exhibit (d)(9) and Exhibit (d)(10), respectively. to the Schedule TO and which are incorporated herein by reference.

Parent expects, based upon the Financing, to have sufficient cash on hand at the Expiration Time to advance or otherwise contribute funds to Merger Sub to allow it to consummate the Merger (including payments for, Company RSUs, Company PSUs and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement. The Offer is not conditioned upon Parent’s or Merger Sub’s ability to finance the purchase of the Shares pursuant to the Offer.

10. Background of the Offer; Past Contacts or Negotiations with the Company

Background of the Offer and the Merger

The following chronology summarizes the key meetings and events between representatives of Parent, Merger Sub, Carlyle, SK Capital and PJ Carlin & Co. LLC (“PJC”), on one hand, and representatives of the Company and Hercules, on the other hand, that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among representatives of Parent, Merger Sub and the Company. For a review of the Company’s additional key activities that led to the signing of the Merger Agreement, please refer to the section entitled “Item 4. The Solicitation or Recommendation—Background and Reasons for the Company Board’s Recommendation—Background of the Offer and the Merger” in the Schedule 14D-9.

On November 13, 2024, representatives of Company management met with David Meek of PJC. Mr. Meek recommended that the Company enter into a confidentiality agreement with PJC to evaluate a potential take-private investment opportunity. On November 14, 2024, the Company executed a confidentiality agreement with PJC, which did not contain a standstill provision.

Following discussions with the Company, on November 24, 2024, PJC delivered an initial term sheet (“Proposal 1”) to the Company, offering to acquire the Company at a price of $100 million in upfront cash, plus a $60 million CVR payable if the Company’s current commercial product portfolio achieved a milestone of $600 million in net sales in one calendar year, so long as it occurred no later than four years from the closing date. Proposal 1 also included certain conditions to closing relating to the effectiveness of employment agreements and non-competition agreements for key employees, and receipt of certain third party consents deemed necessary by PJC, and approval by the Company’s third-party lenders. Proposal 1 also included an exclusivity provision through December 31, 2024 and a provision requiring the stockholders of the Company to indemnify PJC, its directors and officers, stockholders, lenders, affiliates and other representatives in certain circumstances. At the close of market on November 25, 2024, the next trading day thereafter, the Company’s stock price was $7.23 (adjusted to give effect to the Company’s subsequent 1-for-20 reverse stock split), down over 75% from the beginning of 2024.

On November 25, 2024, representatives of Leerink Partners LLC (“Leerink Partners”) spoke with representatives of PJC to clarify certain elements of Proposal 1, including the terms of the upfront and contingent consideration, how PJC intended to treat the Company’s outstanding debt and the source of capital to fund the proposed transaction. Representatives of PJC confirmed the terms of the proposed upfront and contingent consideration, that the treatment of the Company’s outstanding debt remained under consideration and that PJC was engaged in discussions with potential sources of capital (including various financial sponsors) but had not yet secured committed financing.

Between December 2 and December 19, 2024, Company management and representatives of PJC conducted business-level diligence meetings related to the Company’s operations and commercial matters, including PJC receiving management presentations from Company management from December 3 to December 5, 2024. Following meetings with Company management, PJC engaged in further discussions with the Company regarding a potential acquisition of the Company.

On December 4, 2024, Leerink Partners reached out to PJC requesting PJC resubmit their proposal with revised terms to reflect the consideration on a per share basis, clarify the proposed treatment of the Company’s outstanding debt, identify PJC’s source of financing, limit conditions to closing and remove the Company indemnity. Later that day, PJC indicated that they would consider revising their proposal in light of the Company’s requests.

On December 10, 2024, a member of the Company Board discussed with PJC its intention to submit a revised proposal, which would specify the consideration on a per-share basis and include details about its financing source. PJC also indicated that an affiliate of Carlyle could provide the committed financing for PJC’s proposal.

On December 14, 2024, PJC delivered a revised term sheet (“Proposal 2”) to the Company, offering to acquire the Company at a price of $10.00 per share in upfront cash, plus a $6.00 per share CVR payable if the Company’s then current commercial product portfolio achieved a milestone of $700 million in net sales in one calendar year prior to December 31, 2029. Proposal 2 retained certain conditions to closing, including with respect to the effectiveness of employment agreements and non-competition agreements for certain employees. Proposal 2 omitted closing conditions for receipt of any third party consents deemed necessary by PJC as well as approval by the Company’s third-party lenders and did not include the Company indemnification provision from Proposal 1. Proposal 2 included an exclusivity provision applicable to the Company and stockholders in the Company through January 17, 2025.

On December 15, 2024, representatives of Leerink Partners engaged in discussions with representatives from PJC to clarify certain elements of PJC’s revised proposal, particularly regarding closing conditions and covenants. Later that week, on December 17, 2024, representatives from PJC, Carlyle and Hercules Capital, Inc., the Company’s secured lender (“Hercules”), met to discuss a range of alternatives for the treatment of the Company’s loan and security agreement, as amended (the “LSA”), with Hercules.

On December 18, 2024, representatives of Leerink Partners reached out to PJC to request the removal of certain closing conditions and covenants from Proposal 2.

That weekend, PJC sent a revised term sheet (“Proposal 3”) to the Company, offering substantially the same terms as Proposal 2 except for a revised exclusivity provision through January 17, 2025 that was applicable only to the Company.

On December 24, 2024, representatives of the Company sent a revised version of Proposal 3 to PJC, including revisions (A) removing certain closing conditions with respect to employee matters and (B) granting exclusivity through January 10, 2025, with an express carveout to exclusivity for (1) sales of securities for fundraising purposes and (2) sales of assets or businesses in connection with a bankruptcy process. Along with the revised version of Proposal 3, representatives of the Company also provided to PJC an initial draft Merger Agreement which provided for, among other things, PJC to acquire the Company via a tender offer, PJC’s obligation to do everything necessary to obtain antitrust clearances and a customary “fiduciary out” enabling the Company Board to entertain and accept potential alternative, unsolicited offers following entry into the Merger Agreement, subject to the Company’s payment of a market standard termination fee in connection therewith.

On December 27, 2024, representatives of PJC called representatives of Leerink Partners to inform them that, following further due diligence of financial statements and projections for fiscal year 2024 provided by the Company to PJC, which included an update on the Company’s current and projected deferred accounts payable, PJC intended to submit a revised proposal reflecting a reduced valuation. On December 30, 2024, PJC delivered a revised proposal (“Proposal 4”), offering to acquire the Company at a reduced price of $3.00 per share in upfront cash, plus a $6.00 per share CVR payable if the Company’s current commercial product portfolio achieved a milestone of $600 million in net sales in one calendar year, so long as it occurred no later than December 31, 2027. In Proposal 4, PJC also accepted the Company’s proposed deletion of the employee-related closing conditions and provided for exclusivity applicable to the Company through January 10, 2025 with an extension to January 31, 2025 upon the delivery by PJC of a financial commitment letter from PJC’s financial sponsor on or prior to January 10, 2025. Throughout this exclusivity period, the Company would also be permitted to engage with third parties in connection with (A) sales of securities for fundraising purposes and (B) sales of assets or businesses in connection with a bankruptcy process, provided that the Company was restricted from signing an agreement in connection therewith through the agreed to termination date, as may be extended pursuant to the terms of the agreement. At the close of market on December 30, 2024, the Company’s stock price was $7.86, down approximately 75% from the start of 2024.

On December 31, 2024, representatives of Leerink Partners initiated discussions with PJC regarding the justifications for the reduced price, which such discussions occurred over the following days. On January 3, 2025, representatives from Leerink Partners responded to PJC regarding PJC’s revised proposal, proposing $6.00 per share in upfront cash, plus an $8.00 per share CVR payable upon the achievement of $500 million in net sales in any trailing twelve month period prior to December 31, 2028, and exclusivity applicable to the Company through January 17, 2025.

On January 4, 2025, representatives from PJC contacted Leerink Partners to convey that they did not intend to modify their proposal, except for changing the measurement period for the CVR payment from a calendar year to a trailing twelve months.

On January 5, 2025, a member of the Company Board communicated to PJC the position that PJC’s offer should be revised to increase the consideration payable to Company stockholders and that without increased consideration, the Company was hesitant to proceed with exclusive negotiations.

On January 6, 2025, a representative of PJC contacted a member of the Company Board and indicated that PJC would improve upon its Proposal 4 by increasing the CVR payment from $6.00 per share to $7.00 per share and would add a $9.00 CVR payable in the event the Company received a certain priority review voucher (“PRV”) from the U.S. Food and Drug Administration (the “FDA”) within 90 days of the closing of the proposed acquisition. PJC noted this proposal was its “best and final” offer. Later that day, PJC delivered a revised term sheet (“Proposal 5”) to Company management, offering to acquire the Company at a price of $3.00 per share in upfront cash, with two CVRs payable: (A) $7.00 per share if the Company’s current commercial product portfolio achieved a milestone of $600 million in net sales in one calendar year prior to December 31, 2027 and (B) $9.00 per share in the event the Company received the PRV within 90 days of the closing of the proposed transaction. In Proposal 5, PJC also proposed exclusivity applicable to the Company through January 27, 2025.

On January 7, 2025, a representative of Leerink Partners, on behalf of the Company, delivered an executed term sheet to PJC which provided that the Company would enter into a period of exclusive negotiations with PJC on the following conditions: (A) the CVR measurement period would be calculated based on a trailing twelve month period rather than a calendar year; and (B) exclusivity would terminate on January 17, 2025, provided that if on such date, the Company and PJC were negotiating in good faith to complete the transaction, exclusivity would be automatically extended through January 24, 2025. Throughout the exclusivity period, the Company would also be permitted to engage with third parties in connection with (i) sales of securities for fundraising purposes and (ii) sales of assets or businesses in connection with a bankruptcy process, provided that the Company was restricted from signing an agreement in connection therewith through the agreed to termination date, as may be extended pursuant to the terms of the agreement. The revised term sheet was countersigned by PJC later that day.

On January 8, 2025, representatives of Latham & Watkins LLP (“Latham”) and representatives of Orrick, Herrington & Sutcliffe LLP (“Orrick”), outside counsel to PJC and its equity investors, met and discussed the terms of the transaction and process to reach alignment on a definitive agreement by January 17, 2025, and on January 9, 2025, the Company granted access to its data room to Orrick.

On January 10, 2025, representatives from PJC delivered a commitment letter from Carlyle to Company management which outlined the terms and conditions under which Carlyle would provide the necessary funding for the proposed transaction contemplated by the executed term sheet. That same day, representatives from Latham shared the initial draft of the CVR Agreement with Orrick.

On January 13, 2025, Hercules sent the initial draft of the consent and fifth amendment to the LSA (the “Fifth LSA Amendment”) to the Company. Among other things, the proposed Fifth LSA Amendment set forth new levels for the minimum cash covenant from the existing LSA, depending on the Company’s ability to transfer an existing letter of credit in connection with one of its leases, and included a consent to such transfer. The draft also required the Company to deliver a rolling 13 week cash flow forecast to Hercules each week and added a new event of default, which would be triggered if (i) the Company failed to enter into a merger agreement with a third party, in form and in substance acceptable to Hercules, by a date certain (an “Acceptable Merger Agreement”), (ii) if, after entry into an Acceptable Merger Agreement, such agreement was either terminated or amended in a manner unacceptable to Hercules or (iii) the transactions contemplated by the Acceptable Merger Agreement were not consummated on or prior to a date certain. That same day, the Company was notified by the FDA that its application in connection with a priority review voucher for the Company’s product LYFGENIA was denied.

On January 14, 2025, representatives of Orrick connected Latham with representatives of Wachtell, Lipton, Rosen & Katz (“WLRK”), outside counsel to Carlyle, and on the following day, representatives of Latham shared an initial draft of the Company Disclosure Letter with representatives of Orrick and WLRK. On January 17, 2025, representatives of Orrick sent to Latham supplemental diligence requests based on their initial diligence and from the middle of January through February 20, 2025, the Company held numerous calls with PJC, Carlyle and their respective advisors regarding various customary legal diligence topics, including regulatory matters, employment, tax, litigation, operations and intellectual property.

On January 18, 2025, Orrick sent revised drafts of the Merger Agreement and CVR Agreement to Latham. The revised draft Merger Agreement, among other things, included a closing condition regarding the minimum amounts of cash and maximum amounts of indebtedness and accounts payable to be held by the Company at Closing, included an uncapped expense reimbursement by the Company to PJC in the event the Merger Agreement was terminated in certain instances, proposed a termination fee payable by the Company in certain instances of $4 million and included an outside date of six months after the signing of the Merger Agreement, and the revised draft CVR Agreement, among other things, reflected removal of the milestone related to achievement of the PRV. That same day, the initial draft of the conformed LSA (the “Post-Closing LSA”), reflecting the anticipated terms to go into effect at the closing of the merger transaction, was sent from DLA Piper LLP (“DLA”), counsel to Hercules, to Latham and Orrick.

On January 21, 2025, DLA shared the initial draft of the proposed sixth amendment to the LSA (the “Sixth LSA Amendment” and, together with the Fifth LSA Amendment and the Post-Closing LSA, the “Debt Documents”) with representatives of Latham, WLRK, and Orrick. Pursuant to the proposed terms of the Sixth LSA Amendment, Hercules would, among other things: (A) consent to the Company’s entry into the Merger Agreement and the consummation of the Merger and (B) agree to, upon satisfaction of certain conditions therein (including the consummation of the merger), amend certain terms of the existing LSA (as amended by the Fifth LSA Amendment), as set forth therein. In addition, Hercules would acknowledge that the warrants previously issued to Hercules in connection with the existing LSA would be cancelled and extinguished for no consideration at the effective time of the Merger in accordance with the terms of such warrants.

On January 22, 2025, representatives of Latham sent revised drafts of the Merger Agreement and CVR Agreement to Orrick, which drafts included revisions, with respect to the Merger Agreement, removing the closing conditions relating to the Company’s accounts payable, indebtedness and cash on hand, each at closing, and reducing the proposed expense reimbursement to $300,000 and Company termination fee to $1.5 million, as well as certain other revisions throughout the representations, warranties and covenants and, in the CVR Agreement, allowing stockholders to audit and dispute the net sales calculations and to include the indirect sale of the Company’s products by PJC in the net sales metrics. That same day, Hercules sent revisions to the proposed Fifth LSA Amendment to the Company, which, among other things, (A) provided for a 24-hour grace period from any breaches of the minimum cash covenant while Hercules and the Company use good faith efforts to discuss the Company’s return to compliance, (B) proposed increases for certain of the levels set forth in the minimum cash covenant, and (C) proposed that the Company and its successors indemnify Hercules for all tax liabilities or losses suffered by Hercules as a result of the merger transactions.

From January 22, 2025 through February 20, 2025, representatives of Latham, Orrick and WLRK negotiated the Company Disclosure Letter and CVR Agreement and representatives of Orrick, WLRK, Latham and DLA negotiated the terms of the Debt Documents.

On January 24, 2025, PJC shared a draft exclusivity extension letter with the Company, proposing to extend exclusivity through February 7, 2025 and, if the Company and PJC continued to negotiate in good faith, exclusivity would automatically be extended for successive one-week periods until either party chose to terminate exclusivity.

On January 25, 2025, the initial exclusivity term in the executed letter of intent terminated and was not extended by the parties.

On January 26, 2025, representatives of Orrick shared a revised Merger Agreement draft, which, among other things, reinserted certain conditions to closing the transaction, including with respect to the Company’s accounts payable, indebtedness and cash on hand, each at closing, added representations and warranties of the Company relating to the Hercules loan agreement amendments, increased the amounts contemplated to be paid by the Company to PJC in connection with the proposed expense reimbursement and termination fees to $4 million each, capped the Company’s right to seek monetary damages at $10 million, and proposed an outside date of May 30, 2025. Representatives of Latham, Orrick and WLRK met via videoconference on January 28, 2025 to discuss the various open points in the most recent draft of the Merger Agreement and related ancillary agreements.

On January 30, 2025, representatives of Latham sent a revised draft of the Merger Agreement back to Orrick and WLRK. Among other things, the draft made certain revisions to the representations and warranties of the Company related to the Debt Documents, removed the closing conditions related to minimum cash and maximum indebtedness and accounts payable, revised the proposed outside date to April 4, 2025, reduced the termination fee payable by the Company to PJC in certain instances to $1.5 million, reduced the expense reimbursement payable by the Company to PJC in certain instances to $300,000, and increased the cap in monetary damages the Company could seek to $30 million.

On January 31, 2025, representatives of Latham and Orrick met to discuss the transaction and representatives of Orrick noted that they had no substantive updates on timing for the signing of the transaction. That same day, representatives of WLRK shared initial drafts of the Carlyle Equity Commitment Letter and the Carlyle Limited Guarantee with representatives of Latham. From January 31, 2025 through February 20, 2025, representatives of Latham and representatives of WLRK negotiated the Carlyle Equity Commitment Letter and Carlyle Limited Guarantee.

On February 1, 2025, representatives of Orrick shared a revised draft of the Merger Agreement with Latham. Among other things, the draft contemplated an amendment to the Company’s factoring agreement as a condition to signing the Merger Agreement, noted the termination fee and expense reimbursement payable by the Company as open points, reverted the cap in monetary damages payable to the Company to $10 million and proposed an outside date for the transaction of 75 days from signing of the Merger Agreement. That same day, representatives of DLA shared a revised draft of the Fifth LSA Amendment, which, among other things, gave Hercules the right to verify any accounts which the Company designated as excluded from the requirement to obtain a control agreement in favor of Hercules and made certain revisions to the minimum cash covenant levels and the triggers for an event of default relating to the consummation of the Merger Agreement.

On February 2, 2025, representatives of Latham shared a revised draft of the Merger Agreement with Orrick and WLRK, contemplating removal of the proposed amendment to the Company’s factoring agreement, a termination fee payable by the Company to PJC of $1.5 million, an expense reimbursement amount payable by the Company to PJC of $300,000, a proposed outside date of April 11, 2025 and acceptance of PJC’s cap for monetary damages of $10 million, provided that PJC accepted the Company’s other revisions. The Company also discussed these open points with PJC and indicated that this was the Company’s proposed package to resolve the open business terms.

On February 4, 2025, representatives of Orrick, Latham and WLRK met to discuss the open issues in the Merger Agreement draft, and the following day, representatives of the Company discussed the transaction with each of PJC and Carlyle. During these conversations, representatives of Carlyle notified the Company that it would need until sometime the following week to obtain the internal approvals required to finance the transaction. In addition, on or around that same day, certain executive officers of the Company were informed by PJC that the expectation was that they would not be retained following the Closing; no further post-Closing employment matters were discussed by PJC and Company employees prior to executing the Merger Agreement.

On February 7, 2025, representatives of Orrick shared a revised draft of the Merger Agreement with Latham, which revised draft included an outside date of 65 days after signing, buyer-favorable changes to certain representations and warranties of the Company related to the Debt Documents and an indemnity payable by the Company to Parent in certain circumstances.

Representatives of Latham met with representatives of Orrick and WLRK on February 9, 2025, to discuss the key open issues in the Merger Agreement and on February 10, 2025, representatives of Latham shared a revised draft of the Merger Agreement with Orrick and WLRK, contemplating an outside date of April 11, 2025 and rejecting the indemnity proposal.

On February 13, 2025, representatives of Carlyle informed a representative of Leerink Partners that Carlyle needed several more days to secure the funds required to finance the transaction. The Company noted that same day that it was unwilling to continue expending resources on pursuing a transaction unless it could be signed expediently. Also on February 13, 2025, Carlyle began engaging with SK Capital regarding SK Capital’s potential participation as an additional financing partner to Carlyle.

On February 17, 2025, PJC reached out to the Company with a letter from Carlyle and SK Capital, reaffirming PJC’s interest in the transaction, indicating that SK Capital would be participating as an additional financing partner to Carlyle, and noting that with the inclusion of SK Capital, PJC was ready to proceed to a signing as soon as the parties agreed to terms for the transaction agreements. That evening, representatives of Latham, Orrick, WLRK and Kirkland & Ellis LLP (“K&E”), outside counsel to SK Capital, met and discussed updates to the transaction structure, including that certain regulatory filings would now be required to be obtained in non-US jurisdictions prior to the closing of the transaction.

Over the course of the next three days, the parties turned revised drafts of the Merger Agreement and the related ancillary documents. On February 18, 2025, representatives of WLRK shared a revised draft of the Merger Agreement with Latham, which revised draft included certain edits to reflect the additional involvement of SK Capital, a requirement to obtain specified foreign regulatory filings and revisions to certain representations and warranties of the Company related to the Debt Documents, and noted that the outside date remained subject to further discussion. In addition, revised drafts of the Carlyle Equity Commitment Letter and Carlyle Limited Guarantee were shared along with a draft of the SK Capital Equity Commitment Letter and a draft of the SK Capital Limited Guarantee from SK Capital.

On February 19, 2025, Leerink Partners communicated to PJC that the Company would not accept an outside date beyond April 18, 2025. In response, PJC proposed that the outside date for the transaction would be set at April 30, 2025 and would automatically extend for four weeks on up to 3 occasions if regulatory approvals were not obtained by the outside date, including as extended, with a reverse termination fee of $1 million payable if the transaction was terminated after the first outside date extension, a reverse termination fee of $2 million payable if the transaction was terminated after the second outside date extension and a reverse termination fee of $3 million payable if the transaction was terminated after the final outside date extension. PJC proposed that such reverse termination fee would reduce dollar for dollar the minimum cash thresholds in the Fifth LSA Amendment during the interim period and could be increased by Parent in its sole discretion.

On February 20, 2025, there were multiple all hands calls with representatives of Company management, Latham, Leerink Partners, PJC, Orrick, Carlyle, WLRK, SK Capital, K&E, Hercules and DLA to discuss and align on the remaining open points in the transaction documentation, including: the proposed outside date; the amount and triggers for the reverse termination fee payable by Parent to the Company; and the minimum cash condition levels, related triggers and the requirements for what triggers an event of default relating to the Merger Agreement in the Fifth LSA Amendment and Sixth LSA Amendment. Upon completion of the final all hands call, the parties agreed upon an outside date of April 25, 2025, a reverse termination fee concept by which the outside date for the transaction would automatically extend in certain instances for four-weeks on two occasions, with a reverse termination fee of $1 million payable if the transaction was terminated after the first outside date extension and a reverse termination fee of $2 million payable if the transaction was terminated after the second outside date extension, with such termination fees payable directly to Hercules and to reduce dollar for dollar the minimum cash thresholds in the Fifth LSA Amendment during the interim period and subject to increase by Parent in its sole discretion, and aligned on the appropriate minimum cash conditions and termination triggers in the Fifth LSA Amendment and Sixth LSA Amendment.

That same night and into early the next morning on February 21, 2025, the parties finalized the execution versions of the transaction documents, and the Company, PJC, Merger Sub, Parent, Carlyle, SK Capital and Hercules, as applicable, executed and delivered the Merger Agreement (which included as an exhibit the form of the CVR Agreement and the Company Disclosure Letter as annexes or schedules thereto), the Carlyle Equity Commitment Letter, the Carlyle Limited Guarantee, the SK Capital Equity Commitment Letter, the SK Capital Limited Guarantee and the Debt Documents. Later that morning, before the opening of the markets in the United States, the Company, Carlyle and SK Capital issued a joint press release announcing the execution and delivery of the Merger Agreement and the other transaction documents.

On May 13, 2025, representatives of WLRK shared drafts of the Merger Agreement Amendment, the Carlyle Equity Commitment Letter Amendment, the SK Capital Equity Commitment Letter Amendment and related documents with Latham. On May 13, 2025, the parties finalized the execution versions of the amendment documents.

On May 13, 2025, the Company, Merger Sub, Parent, Carlyle and SK Capital, as applicable, executed and delivered the Merger Agreement Amendment (which included an amendment to the CVR Agreement), the Carlyle Equity Commitment Letter Amendment and the SK Capital Equity Commitment Letter Amendment.

On May 14, 2025, before the opening of the markets in the United States, the Company, Carlyle and SK Capital issued a joint press release announcing the execution and delivery of the Merger Agreement Amendment and the other transaction documents.

11. The Merger Agreement; Other Agreements

The following are summaries of the material terms of the Merger Agreement, the CVR Agreement, the Confidentiality Agreement and the Limited Guarantees. They have been included to provide investors and stockholders with information regarding the terms of such agreements. The following descriptions are summaries and are qualified by reference to the definitive agreements themselves, which have been filed as exhibits to the Schedule TO. Company stockholders and other interested parties should read the Merger Agreement, the CVR Agreement, the Confidentiality Agreement and the Limited Guarantees in their entirety for more complete descriptions of the terms summarized below. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 – “Certain Information Concerning Parent and Merger Sub.”

The Merger Agreement and the summary included below are not intended to provide any factual information about the Company, its stockholders or executives, Parent or Merger Sub, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Merger. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were solely for the benefit of the parties to the agreement and may be subject to qualifications and limitations agreed upon by the parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and described in the following summary, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and to reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in a confidential disclosure letter that was provided by the Company to Parent and Merger Sub but is not filed with the SEC as part of the Merger Agreement. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein without consideration of the entirety of the factual disclosures about the Company, Parent and Merger Sub made in this Offer to Purchase, the Schedule 14D-9 or reports filed with the SEC. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in this Offer to Purchase or the parties’ public disclosures.

The Merger Agreement

The Offer. The Merger Agreement provides that, subject to the terms set forth therein, Merger Sub will (and Parent will cause Merger Sub to) commence the Offer to purchase any and all of the outstanding Shares (other than any Shares owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company, in each case as of the commencement of the Offer) for consideration per Share, as may be elected by each Company stockholder, between either (but not both) of the Cash and CVR Consideration or the All-Cash Consideration, subject to the terms of the Offer and the Merger Agreement, as promptly as practicable (but in no event more than ten business days) after the date of the Merger Agreement and that, on the terms and subject to the conditions set forth in the Merger Agreement and the Offer, including the satisfaction of all Offer Conditions, Merger Sub will (and Parent will cause Merger Sub to), at or as promptly as practicable following the Expiration Time (as it may be extended in accordance with the Merger Agreement but in any event within one business day thereof), irrevocably accept for payment, and, at or as promptly as practicable following the Acceptance Time, but in any event within one business day thereof, pay for, all Shares that are validly tendered and not validly withdrawn pursuant to the Offer. Unless the Offer is extended pursuant to and in accordance with the Merger Agreement, the Offer will expire one minute after 11:59 p.m., New York City time, on May 29, 2025, which is the 10th business day following (and including the day of) Amendment No. 9 to the Schedule TO. In the event that the Offer is extended pursuant to and in accordance with the Merger Agreement, then the Offer will expire on the date and at the time to which the Offer has been so extended.

The obligation of Merger Sub to, and of Parent to cause Merger Sub to, irrevocably accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer are subject only to the satisfaction of the Offer Conditions. Parent and Merger Sub expressly reserve the right, at any time and from time to time, to waive, in whole or in part, any of the Offer Conditions and to make any change in the terms of or conditions to the Offer in a manner consistent with the terms of the Merger Agreement or to increase the Offer Price; provided, however, that notwithstanding the foregoing or anything to the contrary set forth therein, without the prior written consent of the Company, Parent and Merger Sub may not (and Parent shall not permit Merger Sub to): (i) waive or modify the Minimum Condition, the No Injunction Condition (as defined herein) or the No Termination Condition (as defined herein); or (ii) make any change in the terms of or conditions to the Offer that: (A) changes the form of consideration to be paid in the Offer; (B) decreases the Offer Price or the number of

Shares sought in the Offer; (C) extends the Offer or the Expiration Time, except as permitted or required by the Merger Agreement; (D) imposes conditions or requirements on the Offer other than the Offer Conditions; (E) amends or modifies any term or condition of the Offer in any manner that is (or would reasonably be expected to be) material and adverse to the Company stockholders; or (F) would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other Transactions contemplated by the Merger Agreement.

•

Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for the minimum period required by any applicable law or order or any rule, regulation, interpretation or position of the SEC or Nasdaq or their staff (including in order to comply with the Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price) or as may be necessary to resolve any comments of the SEC or Nasdaq or their staff, in each case, as applicable to the Offer, the Schedule 14D-9, the Schedule TO or the Offer Documents;

•

if, as of any then-scheduled Expiration Time, any Offer Condition is not satisfied or waived (if permitted by the Merger Agreement), Merger Sub may (and, if requested by the Company, shall, and Parent shall cause Merger Sub to) extend the Offer for one or more successive extension periods of up to ten business days each (or any longer period as may be agreed in writing by Parent and the Company) in order to permit the satisfaction of all of the Offer Conditions; provided, however, that if the sole then-unsatisfied Offer Condition is the Minimum Condition, Merger Sub shall not be required to extend the Offer for more than three occasions in consecutive periods of up to ten business days each (each such period to end at 11:59 p.m. (New York City time) on the last business day of such period) (or such other period as may be approved in advance by the parties) (following Amendment No. 8 to the Schedule TO, Merger Sub shall not be required to extend the Offer for more than two occasions in consecutive periods of up to ten business days each); and

•

neither Parent nor Merger Sub may extend the Offer beyond the Initial Termination Date in any manner other than pursuant to and in accordance with, and as expressly permitted by, the Merger Agreement, without the prior written consent of the Company in its sole and absolute discretion.

Notwithstanding the foregoing, the Merger Agreement further provides that Parent and Merger Sub may not extend the Offer beyond the Termination Date without the prior written consent of the Company in its sole and absolute discretion.

Each holder of Shares tendered in the Offer will be entitled to elect either (i) the number of Shares which such holder desires to exchange for the right to receive the Cash and CVR Consideration (a “Cash and CVR Consideration Election,” and such shares, the “Cash and CVR Consideration Election Shares”) and (ii) the number of Shares which such holder desires to exchange for the right to receive the All-Cash Consideration (an “All-Cash Consideration Election,” and such shares, the “All-Cash Consideration Election Shares”). Any Cash and CVR Consideration Election or All-Cash Consideration Election will be referred to herein as an “Election in Offer” and will be made on a form mutually agreed by Parent and the Company for that purpose (a “Form of Election in Offer”) and included as part of the letter(s) of election and transmittal accompanying the Offer on or after May 14, 2025. Any Election in Offer pursuant to the Offer shall have been properly made only if the Depositary shall have actually received a properly completed Form of Election in Offer prior to the Expiration Time. Any Form of Election in Offer may be revoked or changed by the authorized person properly submitting such Form of Election in Offer, by written notice received by the Depositary prior to the Expiration Time. In the event a Form of Election in Offer is revoked prior to the Expiration Time, the Shares represented by such Form of Election in Offer shall become Cash and CVR Consideration Election Shares, except to the extent a subsequent Election in Offer is properly made with respect to any or all of such Shares prior to Expiration Time. Subject to the terms of the Merger Agreement and of the Form of Election in Offer, the Depositary shall have reasonable discretion to determine whether any Election in Offer, revocation or change has been properly or timely made and to disregard immaterial defects in the Form of Election in Offers, and any good faith decisions of the Depositary regarding such matters will be binding and conclusive. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Depositary will be under any obligation to notify any person of any defect in a Form of Election in Offer.

Each Share validly tendered in the Offer (and not validly withdrawn) prior to the Expiration Time but which is not the subject of a valid Election in Offer (a “No Election Share”) received prior to the Expiration Time will be deemed to be tendered as a Cash and CVR Consideration Election Share. For the avoidance of doubt, any Share tendered prior to the filing of Amendment No. 9 to the Schedule TO for which an Election in Offer is not subsequently made prior to the Expiration Time and which is not validly withdrawn will be deemed to be a No Election Share.

The Merger. The Merger Agreement provides that, on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the Surviving Corporation and as an indirect wholly owned subsidiary of Parent. The Merger will be governed by and effected pursuant to Section 251(h) of the DGCL. The consummation of the Merger (the “Closing”) will take place as soon as practicable following the Acceptance Time without a vote of the Company stockholders pursuant to the DGCL (and in any event no later than one business day thereafter) subject to the satisfaction or, if permitted by applicable law, waiver of the conditions to the Merger described in the subsection “- Conditions to the Merger.” On the date upon which the Closing occurs (the “Closing Date”), the parties will file the Certificate of Merger, with respect to the Merger, with the Secretary of State of the State of Delaware in accordance with the DGCL and shall take such further actions as may be required to make the Merger effective on such date. The Merger will become effective at the Effective Time. At the Effective Time all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, in each case, except as provided by the DGCL.

Certificate of Incorporation and Bylaws. At the Effective Time, (a) by virtue of the Merger and without necessity of further action by the Company or any other person, the certificate of incorporation of the Company will be amended and restated in its entirety to read as set forth on Annex B to the Merger Agreement and (b) without necessity of further action by the Company or any other person, the bylaws of the Company shall be amended and restated in their entirety to read in their entirety as set forth on Annex C to the Merger Agreement.

Directors and Officers. At the Effective Time, the Company and the Surviving Corporation will take all necessary action such that (a) the directors of Merger Sub immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, will become the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, will become the officers of the Surviving Corporation.

Effect on Capital Stock. On the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time: each Share that is issued and outstanding immediately prior to the Effective Time (excluding (a) Canceled Shares, (b) any Accepted Shares and (c) any Dissenting Shares) will be canceled and extinguished and automatically converted into the right to receive, at the election of the holder thereof with respect to a Share, either (but not both) (i) the Cash and CVR Consideration (a “Cash and CVR Merger Consideration Election” and the Shares with respect to which a Cash and CVR Merger Consideration Election is made, the “Cash and CVR Merger Consideration Election Shares”) or (ii) the All-Cash Consideration (an “All-Cash Merger Consideration Election” and the Shares with respect to which an All-Cash Merger Consideration Election is made, the “All-Cash Merger Consideration Election Shares”) upon compliance with the procedures set forth in the Merger Agreement, without interest thereon and subject to any applicable withholding tax pursuant to the Merger Agreement and, in the case of the Cash and CVR Consideration, the CVR Agreement; provided that, at the election of Parent, any Shares owned by any direct or indirect subsidiary of the Company that are not Accepted Shares will instead receive shares of the Surviving Corporation of equivalent value; each Canceled Share or Accepted Share will, in each case, be canceled and extinguished, without any conversion thereof or consideration paid therefor, at the Effective Time by virtue of the Merger; and each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share of the Surviving Corporation, and, from and after the Effective Time, will constitute the only outstanding shares of capital stock of the Surviving Corporation. Any Cash and CVR Merger Consideration Election or All-Cash Merger Consideration Election is referred to as an “Election in Merger” and will be made on a form mutually agreed by Parent and the Company prior to the Acceptance Time for that purpose (a “Form of Election in Merger”), which will be mailed to such holders of Shares promptly after the Closing Date (and in no event later than five (5) Business Days after the Closing Date) (such date, the “Mailing Date”). The deadline for submitting an effective, properly completed Form of Election in Merger to the paying agent for the Merger will be 5:00 p.m., New York City time, on the 10th business day following the Mailing Date (or such other time and date as the parties may mutually agree) (the “Election Deadline”).

Any Election in Merger with respect to the Merger Consideration will have been properly made only if the paying agent for the Merger will have actually received a properly completed Form of Election in Merger by the Election Deadline. Any Form of Election in Merger may be revoked or changed by the authorized person properly submitting such Form of Election in Merger, by written notice received by the paying agent for the Merger prior to the Election Deadline. In the event a Form of Election in Merger is revoked prior to the Election Deadline, the Company Shares represented by such Form of Election in Merger will be deemed to be Cash and CVR Merger Consideration Election Shares, except to the extent a subsequent Election in Merger is properly made with respect to any or all of such Shares prior to the Election Deadline. Subject to the terms of the Merger Agreement and of the Form of Election in Merger, the paying agent for the Merger will have reasonable discretion to determine whether any Election in Merger, revocation or change has been properly or timely made and to disregard immaterial defects in the Form of Election in Merger, and any good faith decisions of the paying agent for the Merger regarding such matters will be binding and conclusive. None of Parent, the Company, Merger Sub, the Surviving Corporation or the paying agent for the Merger will be under any obligation to notify any person of any defect in a Form of Election in Merger.

Each Share that is issued and outstanding immediately prior to the Effective Time (excluding (A) Canceled Shares, (B) any Accepted Shares and (C) any Dissenting Shares) for which an Election in Merger as to the form of the Merger Consideration is not properly made in accordance with the Merger Agreement, including if the Form of Election in Merger is not properly submitted by the Election Deadline, will be deemed to be a Cash and CVR Merger Consideration Election Share.

Dissenting Shares will not be converted into, or represent the right to receive, the Merger Consideration pursuant to the Merger Agreement, but instead the holder of such Dissenting Shares will be entitled to receive such consideration as may be determined to be due to such person in respect of such Dissenting Shares pursuant to Section 262 of the DGCL. However, all Dissenting Shares that are held by Company stockholders (or beneficially owned by a beneficial owner that made an appraisal demand with respect thereto) who shall have failed to perfect or who shall have effectively withdrawn or otherwise lost or forfeited their rights to appraisal of these Dissenting Shares under Section 262 of the DGCL will no longer be considered to be Dissenting Shares and will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest and subject to any applicable withholding tax, on the terms and conditions set forth in the Merger Agreement.

Treatment of Stock Options, Other Equity Awards and Warrants. Pursuant to the terms of the Merger Agreement, effective as of immediately prior to the Effective Time, (i) each Company Option that is outstanding and unexercised immediately prior thereto will by virtue of the Merger automatically be canceled and terminated without any consideration payable therefor, (ii) each Company RSU that is outstanding as of immediately prior to the Effective Time (including, for clarity, any Company PSUs that are subject solely to service-vesting conditions as of the Effective Time) (a) will accelerate and become fully vested, and (b) will automatically be canceled and converted into the right to receive the RSU Consideration, and (iii) each Company PSU that is outstanding and vested as of immediately prior to the Effective Time (or that will become vested as required under the terms of the applicable Company stock plan and/or governing award or other agreements in place as of the date of the Merger Agreement), will automatically be canceled and converted into the right to receive the PSU Consideration, and each other Company PSU that is outstanding immediately prior to the Effective Time shall be canceled and terminated without any consideration payable therefor. Pursuant to the terms of the Merger Agreement, at the Effective Time, each Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time shall be canceled and extinguished for no consideration pursuant to the terms thereof.

Treatment of Employee Stock Purchase Plan. Prior to the Effective Time, and subject to the prior review and reasonable approval of Parent (which may not be unreasonably withheld, conditioned or delayed), the Company Board (or, if appropriate, the committee administering the Company’s 2013 Employee Stock Purchase Plan (as amended, the “Company ESPP”)) will pass such resolutions and take all actions reasonably necessary with respect to the Company ESPP to provide that (i) except for the offering periods under the Company ESPP in effect on the date of the Merger Agreement (the “Final Offering Periods”), no new offering period will commence, and no existing offering period will be extended, following the date of the Merger Agreement unless and until the Merger Agreement is terminated; (ii) from and after the date of the Merger Agreement, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions (or make separate non-payroll contributions) or purchase elections from those in effect on the date of the Merger Agreement; and (iii) subject to the consummation of the Merger, the Company ESPP will terminate as of the Effective Time. If the Effective Time occurs: (A) during one or more of the Final Offering Periods, (x) the final exercise date(s) under the Company ESPP will be such date as the Company determines in its sole discretion (provided that such date will be no later than the date that is five days prior to the Effective Time (the “Final Exercise Date”)), and (y) each Company ESPP participant’s accumulated contributions under the Company ESPP will be used to purchase whole Shares in accordance with the terms of the Company ESPP as of the Final Exercise Date, which Shares, to the extent outstanding immediately prior to the Effective Time, will be canceled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with the Merger Agreement; or (B) after the end of the Final Offering Periods, all amounts allocated to each participant’s account under the Company ESPP at the end of each of the Final Offering Periods will thereupon be used to purchase whole Shares under the terms of the Company ESPP for such offering periods, which Shares, to the extent outstanding immediately prior to the Effective Time, will be canceled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with the Merger Agreement. As promptly as practicable following the purchase of the Shares in accordance with the foregoing clauses (A) or (B), the Company will return to each participant the funds, if any, that remain in such participant’s account after such purchase. The Company will provide, subject to the prior review and reasonable approval of Parent (which may not be unreasonably withheld, conditioned or delayed), all required notices of the foregoing to the participants in accordance with the Company ESPP.

Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Merger Sub, which are qualified by information set forth in (i) a confidential disclosure letter of the Company to Parent and Merger Sub in connection with the execution of the Merger Agreement and subject to the Merger Agreement (the “Company Disclosure Letter”) and (ii) certain disclosures in the Company’s SEC filings since January 1, 2023 and publicly available at least two business days prior to the date of the Merger Agreement, including representations and warranties relating to: organization and qualification; subsidiaries; capitalization (including capitalization of the Company’s subsidiaries); corporate power and authority; the enforceability of the Merger Agreement; Company Board approval; the vote of Company stockholders required to approve the Merger if Section 251(h) of the DGCL was not in effect; required governmental consents and approvals; non-contravention of applicable law and orders and the organizational documents and contracts; SEC filings, financial statements, internal controls, disclosure controls and procedures, Nasdaq listing requirements and audit compliance; the absence of undisclosed liabilities; the absence of a Company Material Adverse Effect (as defined below) since December 31, 2023; the absence of certain changes to the business of the Company since September 30, 2024; information provided or included in the Schedule TO and other documents relating to the Offer; fees and expenses of the Company Financial Advisor (as defined in the Merger Agreement); employee benefit plans and employees; litigation; taxes; compliance with laws and permits; environmental matters; intellectual property; data privacy and security; real property; material contracts; regulatory compliance; insurance; compliance with anti-bribery, anti-money laundering and global trade laws; related party transactions; the opinions of its financial advisor; the inapplicability of state takeover laws; and its credit agreement. Each of Parent and Merger Sub has made customary representations and warranties to the Company with respect to, among other matters: organization and qualification; partnership or corporate power and authority; the enforceability of the Merger Agreement; information provided or included in the Schedule TO and other documents relating to the Offer; required governmental consents and approvals; non-contravention of applicable law and orders and their organizational documents and contracts; litigation; that each of Parent and Merger Sub is not an “interested stockholder” within the meaning of Section 203 of the DGCL; availability of sufficient funds from the Equity Commitment Letters; the operations of each of Parent and Merger Sub; brokers’ fees; and the absence of certain arrangements as set forth in the Merger Agreement.

Pursuant to the Merger Agreement, the Company has represented that the Company Board, at a meeting duly called and held at which all of the directors of the Company were present, duly and unanimously (i) determined that the Merger Agreement and the Transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, and declared it advisable for the Company to enter into the Merger Agreement and consummate the Transactions contemplated therein, (ii) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein, (iii) resolved that the Merger Agreement and the Merger be governed by Section 251(h) of the DGCL and that the Merger be effected as soon as practicable following the Acceptance Time without a vote of the Company stockholders, and (iv) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the holders of the Shares accept the Offer and tender their Shares to Merger Sub pursuant to the Offer, which resolutions, except to the extent expressly permitted by the Merger Agreement, have not been rescinded, modified or withdrawn in any way.

Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “Company Material Adverse Effect” clause. For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, occurrence, effect, event, circumstance or development (each an “Effect” and, collectively, “Effects”) that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole. However, no Effect directly or indirectly resulting from, attributable to or arising out of any of the following will (either alone or in combination) be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect directly or indirectly resulting from, attributable to or arising out of any of the following will (either alone or in combination) be taken into account when determining whether a “Company Material Adverse Effect” has occurred, in each case, to the extent such Effects do not disproportionately and adversely affect the Company and its subsidiaries relative to other similarly situated companies operating in any industry or industries in which the Company or its subsidiaries operate in the events of clauses (a) through (f) below (in which case, only the incremental disproportionate Effect or Effects may be deemed to be or constitute, or be taken into account in determining whether there has occurred, a “Company Material Adverse Effect”):

(a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(b) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c) general conditions (or changes in such conditions) in the industries in which the Company and its subsidiaries operate;

(d) political conditions (or changes in such conditions) in the United States or any other country or region in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world (including any acts of war or sanctions imposed in connection with the current disputes involving (i) the Russian Federation and Ukraine or (ii) Israel, Hamas, Lebanon, Syria, Iran and any other state or non-state actors involved);

(e) earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(f) actual changes after the date of the Merger Agreement in law (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(g) the announcement of the Merger Agreement, or the pendency or consummation of the Transactions contemplated thereby, including the identity of Parent, Merger Sub or their affiliates (except that this clause will not apply with respect to any representation or warranty whose purposes is to address the consequences of the announcement of the Merger Agreement, or the pendency or consummation of the Transactions contemplated thereby);

(h) any actions to which Parent has expressly consented in writing, or which Parent has expressly requested in writing; provided, that this clause will not apply to any action taken or omitted to be taken pursuant to the interim operating covenants set forth in the Merger Agreement described in the “- Conduct of the Business Pending the Merger” subsection;

(i) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition of a Company Material Adverse Effect); or

(j) any legal proceedings alleging breach of fiduciary duties made or brought by any of the current or former Company stockholders (directly on their own behalf or derivatively in the right of or otherwise on behalf of the Company) against the Company arising out of the Merger or in connection with any other Transactions contemplated by the Merger Agreement.

Conduct of Business Pending the Merger. The Merger Agreement provides that except (a) as described in Section 6.1 of the Company Disclosure Letter, (b) as required by applicable law, (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed, provided, that, Parent may, in its sole discretion, withhold its consent with respect to Sections 6.1(y)(i), (ii), (iii), (iv), (xxiii)(A) or (xxv) of the Merger Agreement, or the Company’s payment of any bonuses to any of its employees, officers, directors or consultants in accordance with Section 6.1(y)(xiii)(C) of the Merger Agreement (or subsection (xxx) to the extent related to the foregoing clauses)) or (d) as required or expressly provided for by the Merger Agreement, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time (the “Pre-Closing Period”), (x) the Company will and will cause each of its subsidiaries to conduct its operations in all material respects according to its ordinary course of business, consistent with past practice, and the Company will and will cause each of its subsidiaries to use its reasonable best efforts to preserve intact in all material respects its material assets, properties, contracts, licenses and business organization and to preserve the present relationships with those persons having material business relationships with the Company or any of its subsidiaries; and (y) without limiting the generality of the foregoing, the Company will not, and will not permit any of its subsidiaries to:

(i)

(x) amend or permit the adoption of any amendment to the certificate of incorporation, bylaws or other organizational or governing documents of the Company or any of its subsidiaries or amend or waive any provision of any agreements for the Company Warrants; (y) form any subsidiary; or (z) enter into any joint venture, partnership, limited liability company, clinical or commercial collaboration agreement or any other material collaboration, development, partnership or similar arrangement;

(ii)

issue, sell, grant options or rights to purchase, pledge, deliver, transfer, encumber or authorize or propose the issuance, sale, grant of options or rights to purchase, pledge, deliver, transfer or encumber, any securities of the Company, other than Shares issuable (x) with respect to the exercise, vesting or settlement of Company Options, the Company RSUs and the Company PSUs outstanding as of the date of the Merger Agreement, (y) pursuant to the Company ESPP in accordance with the Merger Agreement or (z) upon the exercise or settlement of Company Warrants outstanding as of the date of the Merger Agreement;

(iii)

acquire, repurchase or redeem or offer to acquire, repurchase or redeem, directly or indirectly, or amend any securities of the Company, subject to certain exceptions as set forth in the Merger Agreement;

(iv)

split, combine, subdivide or reclassify any securities of the Company or authorize, declare, set aside, establish a record date for, make or pay any dividend or distribution (whether in cash, stock or property) on any securities of the Company (other than dividends paid to the Company or one of its wholly owned subsidiaries by a wholly owned subsidiary of the Company with regards to its capital stock or other equity interests);

(v)

(A) acquire, including by means of a merger, consolidation, recapitalization or otherwise, any corporation, partnership, limited liability company, joint venture or other business organization, any equity interest in any of the foregoing, any real estate or all or any portion of the business, assets, properties or securities of any person (other than, in each case, capital expenditures in accordance with subclause (xvi) below), (B) sell, lease, license, sublicense, transfer, pledge, divest or spin-off, abandon, waive, relinquish or permit to lapse or otherwise dispose of, or subject to any lien (other than Permitted Liens (as defined in the Merger Agreement)), any rights, properties or other assets of the Company or any of its subsidiaries, except (1) sales of products or services in the ordinary course of business consistent with past practice, or (2) non-exclusive licenses entered into in the ordinary course of business and (3) dispositions or abandonments of immaterial tangible assets in the ordinary course of business, or (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization, reorganization or restructuring of the Company or any of its subsidiaries;

(vi)

incur, assume or otherwise become liable or responsible for, or amend or modify the terms of, any indebtedness, or issue or sell any debt securities of the Company or any of its subsidiaries, including options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, except for indebtedness not constituting debt for borrowed money incurred in the ordinary course of business consistent with past practice in an amount not to exceed $300,000 in the aggregate (provided that such indebtedness is permitted to be incurred and outstanding under that certain Loan and Security Agreement, dated as of March 15, 2024, by and among the Company, as borrower, the several banks and other financial institutions or entities from time to time party thereto, as lenders, and Hercules Capital, Inc., as administrative agent and collateral agent, as amended (the

“Existing LSA”) as in effect on the date of incurrence and as of immediately after consummation of the Transactions contemplated by the Merger Agreement);

(vii)	assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;

(viii)	enter into any swap or hedging transaction or other derivative agreements;

(ix)

make any loans, advances or capital contributions to, or investments in, any other person (other than with respect to wholly owned subsidiaries), subject to certain exceptions as set forth in the Merger Agreement;

(x)	change any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable law;

(xi)

change any annual tax accounting period or any material tax accounting method, amend any material tax return, settle any material legal proceeding relating to taxes, enter into any material closing agreement with respect to taxes, surrender any right to claim a refund of a material amount of taxes, make, rescind or change any material tax election, or file any request for rulings or special tax incentives with any governmental authority, in each case, other than as required by applicable law;

(xii)	fail to file when due (taking into account any extensions validly granted) any material income or other tax return;

(xiii)

except as required by the terms of a plan in effect on the date of the Merger Agreement, (A) grant or pay (or otherwise increase) any change in control, retention, severance, termination or similar pay to its current or former officers, employees, directors or consultants, (B) grant any increases in the compensation or benefits (other than amounts that are individually and in the aggregate de minimis) payable to its employees, officers, directors or consultants, including annual increases in base compensation and increases in target bonus compensation, (C) pay any bonuses to any of its employees, officers, directors or consultants, (D) adopt, enter into, materially amend or terminate any employee compensation or benefit plan (other than offer letters on the Company’s standard form for new hire employees permitted to be hired under the Merger Agreement), (E) hire, promote or terminate any employee at (or who would be at) the level of Vice President or above (other than a termination for cause), (F) engage any consultant, subject to certain exceptions as set forth in the Merger Agreement or (G) announce or implement any redundancies in force;

(xiv)	waive, release, adversely amend or fail to enforce the restrictive covenant obligations in any contracts with any current or former employee, director, officer or consultant;

(xv)	enter into any collective bargaining or similar labor contract;

(xvi)

make or authorize any capital expenditure or incur any obligations, liabilities or indebtedness in respect thereof, except for (A) those contemplated by the capital expenditure budget for the relevant fiscal year set forth on the Company Disclosure Letter (pro rata based on the number of days that have elapsed from the date of the Merger Agreement through the Closing Date) and (B) any unbudgeted capital expenditure, in an amount not to exceed, in the aggregate, $100,000;

(xvii)

(A) commence any suit, action, claim or proceeding or (B) settle any suit, action, claim, proceeding or investigation other than as contemplated by the Merger Agreement or a settlement that results solely in monetary obligations (net of insurance proceeds received) not in excess of $250,000 individually or $500,000 in the aggregate and without any criminal liability or any admission of any wrongdoing, wrongful conduct or fault by the Company or any of its subsidiaries;

(xviii)

abandon, sell, transfer, dispose of, cancel, knowingly allow to lapse, or fail to renew, maintain or defend, encumber, convey title (in whole or in part) or grant any right or other licenses to material intellectual property rights of the Company, subject to certain exceptions as set forth in the Merger Agreement;

(xix)

disclose any trade secrets or other confidential information relating to any pharmaceutical product (including any product candidate) that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of the Company or any of its subsidiaries or that is owned or co-owned by, licensed to, or otherwise used in the business of, the Company or any of its subsidiaries, or for which the Company or any of its subsidiaries has the right to receive payment related thereto (such product, a “Company Product”) other than pursuant to a binding written confidentiality or non-disclosure agreement, and with respect to any trade secrets, with protections sufficient to protect and maintain the trade secret as a trade secret under applicable law;

(xx)

unless mandated by a governmental authority, (A) make any material changes to, discontinue, terminate or suspend any ongoing research and development program, clinical or preclinical trial, activity, study or process relating to a Company Product or (B) commence, alone or with any third party, any material research and development program, or initiate or undertake, or commit to initiate or undertake, any new clinical or preclinical trial, activity, study or process that has not been disclosed to Parent prior to the date of the Merger Agreement;

(xxi)

make any non-routine, material submissions or filings to the FDA or any other applicable governmental authority related to the Company’s business and operations or any Company Product, without, to the extent practicable and legally permissible, providing Parent with a reasonable opportunity to review and comment upon such submissions or filings, which such comments the Company shall consider in good faith;

(xxii)

(A) enter into any contract that would, if entered into prior to the date of the Merger Agreement, be a Material Contract (as defined in the Merger Agreement) or a Real Property Lease (as defined in the Merger Agreement) or (B) modify, amend or terminate (other than any expiration in accordance with its terms) any Material Contract or Real Property Lease or waive, release or assign any rights or claims thereunder;

(xxiii)

enter into any contract, arrangement or commitment that by its terms would (x) purport to bind Parent or its affiliates (other than, following the Closing, the Company), or (y) impose material restrictions on the assets, operations or business of the Company and its subsidiaries or Parent or its affiliates;

(xxiv)	enter into any new line of business;

(xxv)	adopt or implement any stockholder rights plan or similar arrangement;

(xxvi)	terminate, allow to lapse or expire, suspend, modify or otherwise take any step to limit the effectiveness or validity of, or fail to maintain as valid and in full force and effect, any permit;

(xxvii)	qualify any new site for manufacturing of any Company Product;

(xxviii)	fail to maintain in effect material insurance policies covering the Company and its subsidiaries and their respective properties, assets and businesses;

(xxix)	materially accelerate the collection of any receivables or materially delay the payment of payables or any other liabilities or change its cash management policies; or

(xxx)	offer, permit, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in the Merger Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or any of its subsidiaries at any time prior to the Acceptance Time. Prior to the Acceptance Time, the Company and its subsidiaries shall exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over its business and operations.

No Solicitation. Except as otherwise described below, the Company has agreed that, during the Pre-Closing Period, it will not, it will cause its subsidiaries, directors and officers and the directors and officers of each of its subsidiaries not to, and it will use reasonable best efforts to cause its other representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any Acquisition Proposal (as defined below); (ii) furnish to any person (other than Parent, Merger Sub or any designees or representatives of Parent or Merger Sub) any non-public information relating to the Company or any of its subsidiaries, or afford to any person (other than Parent, Merger Sub or any designees or representatives of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries, in any such case in connection with any Acquisition Proposal; (iii) participate or engage in any discussions or negotiations with any person with respect to any Acquisition Proposal (except to notify any person of the Company’s no-solicitation obligations); (iv) enter into any merger agreement, purchase agreement, letter of intent or similar agreement with respect to an Acquisition Transaction (as defined below) (except for an Acceptable Confidentiality Agreement (as defined in the Merger Agreement)); (v) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or (vi) approve, authorize, agree or publicly announce any intention to do any of the foregoing.

“Acquisition Proposal” means any inquiry, request for information, offer or proposal (other than an inquiry, request for information, offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction or that would reasonably be expected to lead to an inquiry, request for information, offer or proposal for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions contemplated by the Merger Agreement) resulting in: (a) any acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than 20% of the outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than 20% of the outstanding voting securities of the Company; (b) any share issuance, merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving the Company or its subsidiaries (i) pursuant to which any person or “group” (as defined in or under Section 13(d) of the Exchange Act) would hold more than 20% of the voting power of the Company, the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity or (ii) as a result of which the Company stockholders (as a group) immediately prior to the consummation of such transaction would hold securities representing less than 80% of the voting power of the Company, the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity after giving effect to the consummation of such transaction; (c) any sale, lease, exclusive license or other disposition (whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction) of any Company Product or assets representing more than 20% of the assets of the Company and its subsidiaries on a consolidated basis based on the fair market value thereof or to which 20% or more of the Company’s aggregate revenues or earnings are attributable; or (d) any liquidation or dissolution of the Company; provided, however, the Merger and the Transactions contemplated by the Merger Agreement shall not be deemed an Acquisition Transaction in any case.

Except as otherwise described below, the Company has also agreed that, during the Pre-Closing Period, it will, it will cause its subsidiaries, directors and officers and the directors and officers of its subsidiaries to, and it will use reasonable best efforts to cause its other representatives to immediately cease all existing discussions or negotiations with any person (other than Parent, Merger Sub and their representatives) with respect to an Acquisition Proposal. Further, the Company has also agreed to promptly (and in any event within 24 hours) after the date of the Merger Agreement terminate access by any person (other than Parent, Merger Sub and their representatives) to any physical or electronic data room relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) and request that each third party that has executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a potential Acquisition Proposal promptly return to the Company or destroy all non-public documents and materials containing non-public information of the Company that has been furnished by the Company or any of its representatives to such persons pursuant to the terms of such confidentiality agreement.

Further, during the Pre-Closing Period, promptly, and in any event within one business day following receipt of an Acquisition Proposal, the Company will (i) provide Parent with written notice of such Acquisition Proposal, (ii) communicate to Parent the material terms and conditions of such Acquisition Proposal and the identity of the person making such Acquisition Proposal and (iii) provide Parent with copies of any documents provided to the Company or any of its representatives evidencing or delivered in connection with such Acquisition Proposal (and if such communication was made orally, a reasonably detailed written summary of such communication). The Company has agreed to keep Parent reasonably informed on a reasonably prompt basis (and in any event within one business day) of any material developments or negotiations with respect to any such Acquisition Proposal (including the status of or any material changes to the terms and conditions of an Acquisition Proposal submitted to the Company, including by providing copies of any revised or new documents delivered to the Company or any of its representatives evidencing or delivered in connection with such Acquisition Proposal). For the avoidance of doubt, all information provided to Parent pursuant to this subsection “- No Solicitation” will be subject to the terms of the Confidentiality Agreement. The Company will not enter into any agreement with any person that prohibits the Company from providing the information to Parent required under this subsection “- No Solicitation.”

Notwithstanding the restrictions described above, if at any time prior to the Acceptance Time, the Company or any of its representatives has received a bona fide written Acquisition Proposal from any third party that did not result from a non-de minimis breach of the no-solicitation provisions of the Merger Agreement which are described in this subsection “- No Solicitation” or of the Company Board Recommendation (as defined below) provisions which are described in the “- Company Board Recommendation; Termination for a Superior Proposal; Matching Rights” subsection, then if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action described in clause (a), (b) or (c) below would be inconsistent with its fiduciary duties under applicable law, then the Company and any of its representatives may (a) enter into an Acceptable Confidentiality Agreement with such person or group of persons in accordance with the terms of the Merger Agreement, (b) furnish information with respect to the Company and its subsidiaries to such person or group of persons making the Acquisition Proposal (provided that (i) the Company will substantially concurrently provide or make available to Parent any non-public information concerning the Company that is provided to such person or group of persons and which was not previously provided or made available to Parent and (ii) the Company shall have entered into an Acceptable Confidentiality Agreement with such person or group of persons in accordance with the terms of the Merger Agreement) and (c) participate and engage in discussions or negotiations with the person or group of persons making such Acquisition Proposal regarding the Acquisition Proposal. Prior to or substantially concurrently with the Company first taking any of the actions described in clauses (a), (b) or (c) of the immediately preceding sentence, the Company will provide written notice to Parent of the determination of the Company Board (or a duly authorized committee thereof) made pursuant to the immediately preceding sentence with respect to an Acquisition Proposal. Notwithstanding anything to the contrary set forth in this subsection “- No Solicitation” or in the Company Board Recommendation provisions which are described in the “- Company Board Recommendation; Termination for a Superior Proposal; Matching Rights” subsection, the Company shall be permitted to terminate or waive any “standstill” provision of any such confidentiality or similar agreement to the extent such standstill provisions would prohibit a person from making an Acquisition Proposal privately to the Company Board if the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.

The Company has also agreed that any breach of the no-solicitation provisions of the Merger Agreement by any of its representatives will be deemed a breach of the applicable section of the Merger Agreement by the Company.

“Superior Proposal” means a bona fide written Acquisition Proposal that did not result from a non-de minimis breach of the no-solicitation or the Company Board Recommendation provisions of the Merger Agreement as described in this subsection “- No Solicitation” and “- Company Board Recommendation; Termination for a Superior Proposal; Matching Rights,” respectively, for an Acquisition Transaction on terms that the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with outside legal counsel and its financial advisor(s), taking into account all legal, financial, regulatory and other aspects of the proposal, is reasonably likely to be consummated in accordance with its terms and is more favorable to the Company stockholders, from a financial point of view, than the terms of the Offer and Merger (including any adjustment to the terms and conditions proposed by Parent in response to such proposal); provided, however, that for purposes of the reference to an “Acquisition Proposal” or an “Acquisition Transaction” in this definition of a “Superior Proposal,” all references to “20%” and “80%” will each be deemed to be references to “50%.”

Company Board Recommendation; Termination for a Superior Proposal; Matching Rights. Subject to the provisions described below, the Company Board (or a duly authorized committee thereof) will recommend that the Company stockholders accept the Offer and tender their Shares to Merger Sub pursuant to the Offer (the “Company Board Recommendation”). The Company has agreed, subject to the following paragraph, that neither the Company Board nor any committee thereof will (i) withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation; (ii) publicly approve, adopt, declare advisable or recommend an Acquisition Proposal or approve, adopt, recommend or declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (except for an Acceptable Confidentiality Agreement relating to an Acquisition Proposal), (iii) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company stockholders or fail to publicly reaffirm the Company Board Recommendation upon written request of Parent within the earlier of three business days prior to the then-scheduled Expiration Time or five business days after Parent requests in writing such reaffirmation with respect to such Acquisition Proposal, or (iv) (A) if any Acquisition Proposal has been publicly disclosed, fail to publicly recommend against such Acquisition Proposal within ten business days after a request from Parent to do so, or (B) if any tender offer or exchange offer for the outstanding Shares is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an affiliate of Parent), fail to recommend, within ten business days after such commencement, against acceptance of such tender offer or exchange offer by the Company stockholders (each of clauses (i), (ii), (iii) and (iv), a “Company Board Recommendation Change”); provided, however, that, notwithstanding anything herein to the contrary, a “stop, look and listen” communication by the Company Board or any committee thereof to the Company stockholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed in and of itself to be a Company Board Recommendation Change, provided that in such disclosure, the Company shall state that the Company Board Recommendation continues to be in effect unless, prior to the time of such public disclosure, a Company Board Recommendation Change has been made in compliance with the Merger Agreement.

Notwithstanding the foregoing or anything to the contrary set forth in the Merger Agreement, at any time prior to the Acceptance Time, the Company Board (or a duly authorized committee thereof) may (i) in response to (A) the receipt of an Acquisition Proposal received after the date of the Merger Agreement that did not result from a non-de minimis breach of the “- No Solicitation” and “- Company Board Recommendation; Termination for a Superior Proposal; Matching Rights” subsections, or (B) the occurrence of an Intervening Event (as defined below), effect a Company Board Recommendation Change, or (ii) in response to an Acquisition Proposal received after the date of the Merger Agreement that did not result from a non-de minimis breach of the “- No Solicitation” and “- Company Board Recommendation; Termination for a Superior Proposal; Matching Rights” subsections, terminate the Merger Agreement pursuant to the terms of the Merger Agreement to concurrently enter into a definitive agreement with respect to such applicable Acquisition Proposal, provided that (1) the Company Board (or a duly authorized committee thereof) must determine in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (2) in the case of receipt of an Acquisition Proposal, the Company Board (or a duly authorized committee thereof) must determine in good faith (after consultation with its financial advisor(s) and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal, or, in the case of an Intervening Event, that an Intervening Event has occurred; (3) the Company must provide written notice to Parent at least five business days prior to effecting a Company Board Recommendation Change or, solely in the case of a Superior Proposal, terminating the Merger Agreement pursuant to the terms of the Merger Agreement to concurrently enter into a definitive agreement with respect to a Superior Proposal of its intent to take such action, specifying the reasons therefor (a “Change of Recommendation Notice”); (4) prior to effecting such Company Board Recommendation Change or terminating the Merger Agreement to concurrently enter into a definitive agreement with respect to a Superior Proposal, the Company must, and must cause its representatives to, be reasonably available to negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such five business day period to make such adjustments to the terms and conditions of the Merger Agreement as would obviate the basis for a Company Board Recommendation Change or, solely in the case of a Superior Proposal, the termination of the Merger Agreement with respect to a Superior Proposal; and (5) no earlier than the end of such five business day period, the Company Board (or a duly authorized committee thereof) must determine in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any amendments to the terms and conditions of the Merger Agreement proposed by Parent in a binding written offer during the five business day period, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law (and, in the case of receipt of such Acquisition Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal).

Following delivery of a Change of Recommendation Notice: (x) in the case of a Superior Proposal, in the event of any change to the financial terms (including any change to the amount or form of consideration payable) or other material revision to the terms or conditions of such Acquisition Proposal, the Company must provide a new Change of Recommendation Notice to Parent, and any Company Board Recommendation Change or termination of the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal following delivery of such new Change of Recommendation Notice will again be subject to the procedures described in clauses (3) through (5) above (but the five business day period shall instead be two business days) and (y) in the case of an Intervening Event, in the event of any material change to such Intervening Event, the Company shall provide a new Change of Recommendation Notice to Parent, and any Company Board Recommendation Change following delivery of such new Change of Recommendation Notice shall again be subject to clauses (3) through (5) of the immediately preceding sentence (but the five business day period shall instead be two business days).

“Intervening Event” means a material Effect that occurs or arises after the date of the Merger Agreement that (a) was not known to, nor reasonably foreseeable by, the Company Board as of the date of the Merger Agreement or, if known, the material consequences of which were not reasonably foreseeable to the Company Board as of the date of the Merger Agreement and (b) does not relate to (i) an Acquisition Proposal, (ii) any change, in and of itself, in the market price or trading volume of the Shares, (iii) any change in conditions generally (including any regulatory changes) affecting the industries or sectors in which the Company, Parent or any of their respective subsidiaries operates, (iv) clearance of the Merger under the antitrust laws or any matters relating thereto or arising therefrom or (v) the fact that the Company or any of its subsidiaries exceeds any internal or published industry analyst projections or forecasts or estimates of revenue, earnings or other financial or operating metrics for any period; provided, however, that the underlying cause of any Effect in the preceding clauses (ii) or (v) may constitute or be taken into account in determining whether there has been an Intervening Event (unless otherwise excluded under another clause of this definition).

Best Efforts. (a) Upon the terms and subject to the conditions set forth in the Merger Agreement, subject to Section 7.2 set forth therein, each of Parent, Merger Sub and the Company has agreed to use its best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and each of the other transactions contemplated by the Merger Agreement, including using best efforts to (i) cause (A) each of the Offer Conditions described in Section 15 “- Conditions to the Offer” to be satisfied and (B) each of the conditions to the Merger described in the subsection “- Conditions to the Merger” to be satisfied as promptly as practicable after the date of the Merger Agreement; (ii) obtain, as promptly as practicable after the date of the Merger Agreement, and maintain all necessary actions or non-actions and consents from governmental authorities and make all necessary registrations, declarations and filings with governmental authorities, that are necessary to consummate the Offer and the Merger; (iii) resist, contest, appeal and remove any legal proceeding and have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or restrains the consummation of the Transactions contemplated by the Merger Agreement, (including any legal proceeding or order in connection with the matters contemplated by the provisions described in the subsection “- Antitrust Obligations”), (iv) upon the reasonable written request of Parent or Merger Sub, obtain all necessary or appropriate consents under any material contracts to which the Company or any of its subsidiaries is a party in connection with the Merger Agreement and the consummation of the Transactions contemplated thereby; and (v) reasonably cooperate with the other party or parties with respect to any of the foregoing. Notwithstanding anything to the contrary in the Merger Agreement, the Company will not be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any contract), or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any non-de minimis liability that is not conditioned upon the Closing, to obtain any consent of any person (including any governmental authority) under any contract.

(b) Parent has agreed, on behalf of itself and its controlled affiliates, that, between the date of the Merger Agreement and the Effective Time, Parent shall not, and shall cause its controlled affiliates not to, directly or indirectly, acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or any securities or collection of assets, if doing so would or would reasonably be expected to prevent, prohibit, materially impede or materially delay the satisfaction of the Regulatory Approvals Condition or the No Injunction Condition as set forth in Merger Agreement.

Antitrust Obligations. Each of Parent and the Company have agreed to file any submission required pursuant to any foreign antitrust law of certain jurisdictions set forth in the Company Disclosure Letter as soon as practicable after the date of the Merger Agreement (unless a later date is mutually agreed between the parties). Each of Parent and the Company shall (i) cooperate and coordinate with the other in the identification and making of such filings, (ii) promptly use their best efforts to supply the other with any information and documentary material that may be required in order to make such filings, (iii) promptly use their best efforts to supply any information that reasonably may be required or requested by any governmental authority responsible for the enforcement of any antitrust law and (iv) promptly use their best efforts to cause the expiration or termination of any applicable waiting periods under any foreign antitrust laws as soon as practicable, and to avoid any impediment to the consummation of the Offer or the Merger under any antitrust law, including cooperating with each other and using their respective best efforts to contest and resist any legal proceeding, including by defending through litigation (including through appeal) and seek to have vacated, lifted, reversed or overturned any order that may result from such legal proceedings, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions contemplated by the

Merger Agreement, provided that, notwithstanding anything in the Merger Agreement to the contrary, Parent and Merger Sub and their respective affiliates shall not be obligated to, and the Company shall not without the prior written consent of Parent, take any action involving (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, conduct of business restrictions, a sale or disposition of assets or businesses or a license or grant of commercialization rights to businesses, product lines, fields of use, divisions, business arrangements, contracts, assets or interests therein of Parent or its affiliates (including, after the Closing, the Surviving Corporation and its affiliates), (B) amending any venture or other arrangement of Parent or its affiliates (including the Surviving Corporation and its affiliates), or (C) otherwise taking or committing to take actions with respect to any of the businesses, product lines, fields of use, or assets of Parent and its affiliates (including the Surviving Corporation and its affiliates), including any obligation to provide prior notification to governmental authorities for transactions that would not otherwise be required under any antitrust laws or to seek approvals from governmental authorities for future transactions, provided further that, at Parent’s express written request, the Company shall and shall cause its affiliates to take the foregoing actions so long as they are conditioned on the occurrence of the Acceptance Time. Neither party will agree to enter into any agreement with the United States Federal Trade Commission or any successor thereto (the “FTC”), the Antitrust Division of the United States Department of Justice or any successor thereto (the “DOJ”) or any other governmental authority not to consummate the Transactions contemplated by the Merger Agreement without the written consent of the other party.

Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, has agreed to promptly inform outside counsel for the other of any communication from any governmental authority regarding any of the Transactions contemplated by the Merger Agreement in connection with any filings or investigations with, by or before any governmental authority relating to the Merger Agreement or the Transactions contemplated by it, including any proceedings initiated by a private party. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable law or by the applicable governmental authority, the parties have also agreed to (i) give outside counsel for the other party reasonable advance notice of all meetings and conference calls with any governmental authority relating to the Offer or the Merger, (ii) give outside counsel for each other an opportunity to participate in each of such meetings and conference calls, (iii) keep outside counsel for the other party reasonably apprised of any oral communications with any governmental authority in respect of the Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer and the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any governmental authority, (v) provide outside counsel for each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a governmental authority relating to the Offer and the Merger, (vi) provide outside counsel for each other with copies of all written communications to or from any governmental authority relating to the Offer or the Merger, and (vii) cooperate and provide outside counsel for each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the Regulatory Approvals Condition and the No Injunction Condition.

Notwithstanding anything in the Merger Agreement to the contrary, Parent shall after good faith consultation with the Company and after considering in good faith the Company’s views and comments, develop, direct and control the (i) strategy for obtaining all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods so as to enable the Closing to occur as promptly as reasonably practicable, (ii) response to any request from, inquiry by or investigation by (including the timing, nature and substance of all such responses) any governmental authority with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and (iii) strategy for the defense and settlement of any proceeding brought by or before any governmental authority that has authority to enforce any applicable foreign antitrust or competition laws.

Merger. Following the Acceptance Time, each of Parent, Merger Sub and the Company have agreed to take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the Acceptance Time, without a meeting of the Company stockholders, in accordance with Section 251(h) of the DGCL and upon the terms and subject to the conditions of the Merger Agreement. The parties shall not, and each shall not permit and shall cause their respective representatives not to, take any action that could render Section 251(h) of the DGCL inapplicable to the Merger.

Public Statements and Disclosure. So long as the Merger Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall not, and shall cause their respective controlled affiliates not to, issue any press release or make any public statement with respect to the Merger, the Offer or the Merger Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable law or the rules or regulations of any applicable U.S. securities exchange or regulatory or governmental body to which the relevant party is subject, in which case, to the extent permitted by applicable law and practicable under the circumstances, the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party before making any such public announcement, (b) with respect to any press release, filing, disclosure or other public statement by the Company expressly permitted by the Company Board Recommendation provisions which are described in the “- Company Board Recommendation; Termination for a Superior Proposal; Matching Rights” subsection (including to announce a Company Board Recommendation Change in accordance with such provisions) but subject to compliance in all respects with such provisions, (c) statements consistent with any release, filing disclosure or other public statements previously made in accordance with the Merger Agreement or (d) public statements regarding the Transactions contemplated by the Merger Agreement in response to questions from the press, analysts, investors or those attending industry conferences, in each case, to the extent that such statements are not inconsistent in form and substance with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with the Merger Agreement, and provided that such public statements do not reveal material nonpublic information regarding the Merger Agreement or the Transactions contemplated thereby. Prior to making any written (or prepared broad-based) communications to the officers or employees of the Company or any of its subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions contemplated by the Merger Agreement or compensation or benefits that are payable or to be provided following the Effective Time, the Company shall provide Parent with a copy of the intended communication (or written summary of any prepared broad-based oral communication) and the Company shall provide Parent a reasonable period of time to review and comment on the communication, and the Company shall consider any timely comments in good faith.

Anti-Takeover Laws. If any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote the Shares (including any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar takeover law) becomes or is deemed applicable to the Merger Agreement, the Merger, the Offer or any other Transactions contemplated by the Merger Agreement, then Parent, Merger Sub and the Company will cooperate and take all action reasonably available to render such law inapplicable to the foregoing. Neither Parent, Merger Sub nor the Company will take any action that would cause the Merger Agreement, the Merger, the Offer or the other transactions contemplated by the Merger Agreement to be subject to the requirements imposed by any such takeover or similar laws.

Access. During the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement pursuant to Article IX thereof and the Acceptance Time, the Company has agreed to afford Parent and its representatives reasonable access during normal business hours, upon reasonable advance written notice, to the properties, books, records and personnel of the Company and its subsidiaries, in each case, for the purposes of transition and integration planning during such period (and not for the purpose of any actual or potential adverse action or dispute between the parties or their affiliates) and promptly provide Parent and its representatives with all reasonably requested information regarding the Company and its subsidiaries as Parent may reasonably request; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable law requires the Company or any of its subsidiaries to restrict or otherwise prohibit access to such documents or information, (b) granting such access would violate any obligations of the Company or any of its subsidiaries with respect to confidentiality to any third party existing as of the date of the Merger Agreement, (c) access to such documents or information would reasonably be expected to result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (d) such documents or information related to the valuation of the Company in connection with the Merger Agreement. In the event that the Company does not provide access or information in reliance on clauses (a), (b) or (c) of the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable law, contract or obligation or waive such a privilege. Any investigation conducted pursuant to the access contemplated by the provisions described in this paragraph shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or any of its subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its subsidiaries, shall be subject to the Company’s reasonable security measures, and shall not include the right to perform invasive testing without the Company’s prior written consent. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its representatives in connection with any investigation conducted pursuant to the access contemplated by the provisions described in this paragraph. Nothing in the provisions described in this paragraph will be construed to require the Company or any representatives of any of the foregoing to prepare any new appraisals or opinions.

The Company shall notify Parent (x) substantially concurrently when it notifies the agent under the Existing LSA, of the occurrence of any Default or Event of Default (each as defined in the Existing LSA) under the Existing LSA and (y) within one business day of the receipt of any notice from the agent or any lender under the Existing LSA of the occurrence of a Default or Event of Default (each as defined in the Existing LSA) under the Existing LSA. The Company shall deliver to Parent copies of any financial reports, financial information, compliance certificates or similar information delivered pursuant to Sections 7.1(a) through (d) or Section 7.1(1) of the Existing LSA substantially concurrently with delivery thereof to the agent under the Existing LSA (it being agreed among the parties that any extensions granted by the agent thereunder shall automatically apply to any delivery requirement under the provisions described in this paragraph).

Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the Transactions contemplated by the Merger Agreement by any director or executive officer of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Directors’ and Officers’ Indemnification and Insurance. From and for a period of six years following the Effective Time, the Surviving Corporation and the Surviving Corporation’s subsidiaries shall honor and fulfill in all respects the obligations of the Company and its subsidiaries under (i) the indemnification agreements that have been made available to Parent prior to the date of the Merger Agreement between (A) the Company and its subsidiaries and any of their current or former directors and officers and any person who becomes a director or officer of the Company or any of its subsidiaries and (B) the Company or any corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise and any person serving or who served as a director, officer, member, manager, partner, trustee or other fiduciary of any of the foregoing at the request of the Company or any of its subsidiaries, in each case, prior to the Effective Time (the “Indemnified Persons”), and (ii) indemnification, expense advancement and exculpation provisions in the certificate of incorporation or bylaws of the Company and in the certificate of incorporation or bylaws (or equivalent governing documents) of any subsidiary of the Company, in each case as in effect on the date of the Merger Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its subsidiaries shall cause the certificates of incorporation and bylaws of the Surviving Corporation and its subsidiaries to contain provisions with respect to elimination of liability of directors, indemnification, exculpation and the advancement of expenses that are no less favorable to the Indemnified Persons than the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws of the Company and its subsidiaries as of the date of the Merger Agreement and during such six year period, such provisions shall not be repealed, amended or otherwise modified (whether by merger, consolidation, division, conversion, domestication, transfer, continuance, share exchange, operation of law or otherwise) in any manner that is material and adverse to the Indemnified Persons except as required by applicable law or as provided below.

Without limiting the generality of the provisions described in the previous paragraph, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable law, the Surviving Corporation and its subsidiaries shall indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement of or in connection with any threatened or actual action, suit, claim, proceeding, investigation, arbitration or inquiry, whether civil, criminal, administrative or investigative (each an “Indemnified Proceeding”), to the extent such Indemnified Proceeding arises directly or indirectly out of or pertains or relates directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as (or the fact that such Indemnified Person is or was) a director or officer of the Company or other controlled affiliates (including as a fiduciary with respect to any employment benefit plan) or by reason of the fact that such Indemnified Person is or was serving as a director or officer of the Company or its controlled affiliates or at the request of the Company and its subsidiaries as such (including as a fiduciary with respect to any employee benefit plan) of another person (regardless, in each case, of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time), (ii) any of the Transactions contemplated by the Merger Agreement or (iii) the enforcement of any of the rights of such Indemnified Person (or his or her heirs or legal representatives) under the provisions which are described in this “- Directors’ and Officers’ Indemnification and Insurance” subsection, provided that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to the Surviving Corporation or any of its subsidiaries a written notice of any prospective, threatened or actual Indemnified Proceeding for which indemnification or advancement may be sought under the provisions described in this “- Directors’ and Officers’ Indemnification and Insurance” subsection, then the obligations of the Surviving Corporation and its subsidiaries under the provisions described in this “- Directors’ and Officers’ Indemnification and Insurance” subsection shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable law, the Surviving Corporation and its subsidiaries shall advance, prior to the final disposition of any Indemnified Proceeding for which indemnification may be sought under the Merger Agreement, promptly following a request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such Indemnified Proceeding upon receipt of an undertaking by such Indemnified Person, to the extent required by law, to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification therefor hereunder.

The Merger Agreement also provides that, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect for the benefit of the directors and officers of the Company, as of the date of the Merger Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event providing coverage, terms, conditions, retentions, limits of liability, deductibles and amounts not less favorable to the insured persons than the policies of the Company in effect as of the date of the Merger Agreement; provided that the Surviving Corporation will not be required to pay total premium for the D&O Insurance for such six year term in excess of 300% of the last annual premium paid prior to the date of the Merger Agreement (the “Maximum Amount”), but in such case shall purchase coverage as favorable to the insured persons as is available for such amount as long as such substitution does not result in gaps or lapses of coverage with respect to matters occurring at or prior to the Effective Time. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid D&O Insurance “tail” policies have been obtained by the Company prior to the Effective Time, provided that in no case shall the total premium for such policies exceed the Maximum Amount. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain the D&O Insurance “tail” policy in full force and effect and continue to honor their respective obligations thereunder, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time.

If any Indemnified Person notifies the Surviving Corporation on or prior to the sixth anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made, brought or threatened against such Indemnified Person, the provisions described in this “- Directors’ and Officers’ Indemnification and Insurance” subsection shall continue in effect with respect to such claim, action, suit, proceeding or investigation until the final, non-appealable disposition of such claim, action, suit, proceeding or investigation.

In the event that the Surviving Corporation (or any of its successors or assigns) (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or engages in any division transaction, or (ii) transfers, conveys or otherwise disposes of all or substantially all of its properties and assets to any person or effects any division transaction, then, in each such case, the Surviving Corporation will make proper provision so that the successors and assigns of the Surviving Corporation, as the case may be, will assume all of the obligations thereof set forth in the provisions described in this “- Directors’ and Officers’ Indemnification and Insurance” subsection, unless such assumption occurs by operation of law.

The provisions described in this “- Directors’ and Officers’ Indemnification and Insurance” subsection will survive the consummation of the Merger and is intended to benefit, and from and after the Effective Time will be enforceable by, each of the Indemnified Persons and their respective successors, assigns, heirs and legal representatives, and will not be amended, terminated, altered, repealed or modified from and after the Effective Time in such a manner as to materially and adversely affect any Indemnified Person without the written consent of such affected Indemnified Person. The rights provided under the provisions described in this “- Directors’ and Officers’ Indemnification and Insurance” subsection will not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to law, contract or otherwise, and are in addition to, and not in substitution for, any such other rights.

Employee Matters.

Pursuant to the Merger Agreement, for a period of six months following the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) provide to each employee of the Company or any of its subsidiaries who, as of the Closing, continues their employment with Parent, the Company or any subsidiaries or affiliates thereof (each, a “Continuing Employee”) (i) a base salary or wage rate, as applicable, that is not less than the base salary or wage rate (as applicable) provided to such Continuing Employee immediately prior to the Effective Time, (ii) an annual target cash bonus opportunity that is not less than the annual target cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time, and (iii) retirement, medical, dental and vision benefits (other than defined benefit pension benefits or retiree welfare benefits) that are, taken as a whole, no less favorable in the aggregate to such retirement, medical, dental and vision benefits provided to such Continuing Employee immediately prior to the Effective Time.

To the extent a Company employee benefit plan or any other employee benefit plan (excluding equity, equity-based or severance benefits) of Parent, the Surviving Corporation or any of their respective subsidiaries (together, the “New Plans”) is made available to any Continuing Employee on or following the Effective Time, Parent will cause to be granted to such Continuing Employee credit for all service with the Company, its affiliates or their respective predecessors prior to the Effective Time for all purposes (including for eligibility to participate, vesting and entitlement to (or level of) benefits where length of service is relevant); provided, however, that such service need not be credited (i) for purposes of any defined benefit plan, (ii) to the extent that it would result in duplication of coverage or benefits, or (iii) to the extent such service was not credited under the applicable comparable Company employee benefit plan prior to the Effective Time. Parent shall (or shall cause the Surviving Corporation to), to the extent permitted by applicable law, use commercially reasonable efforts to provide that (x) each Continuing Employee will be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under any such New Plan replaces coverage under a comparable Company employee benefit plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”), (y) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan will be waived for such Continuing Employee and his or her covered dependents to the extent they did not apply to the Continuing Employee under the corresponding Old Plan and any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins will be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (z) the accounts of such Continuing Employees under any New Plan that is a flexible spending plan are credited with any unused balance in the account of such Continuing Employee under the applicable Old Plan.

Notwithstanding anything to the contrary set forth in the Merger Agreement, no provision of the Merger Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Company, the Surviving Corporation or their respective Subsidiaries to terminate, any Continuing Employee for any reason, or (ii) require Parent, the Company, the Surviving Corporation or their respective Subsidiaries to continue any employee benefit plan or prevent the amendment, modification or termination thereof after the Effective Time. The provisions described in this “- Employee Matters” subsection are solely for the benefit of the parties to the Merger Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of the Merger Agreement, and no provision described in this “- Employee Matters” subsection shall create such rights in any such persons.

Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform, satisfy and discharge on a timely basis their respective covenants, obligations and liabilities under the Merger Agreement before and after the Effective Time, as applicable (including, with respect to Merger Sub, to consummate the Transactions contemplated by the Merger Agreement upon the terms and subject to the conditions set forth therein).

Certain Litigation. The Company shall promptly (and in any event within two business days) advise Parent of any legal proceeding commenced after the date of the Merger Agreement against the Company and/or any of its directors or officers (in their capacity as such) by any Company stockholders (on their own behalf or on behalf of the Company) relating to the Merger Agreement or the Transactions contemplated thereby, and shall keep Parent reasonably informed regarding any such legal proceeding, including as to the proposed strategy and other significant decisions with respect to such legal proceeding. The Company has agreed to give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with such legal proceedings and the opportunity to consult with the Company (and the Company shall consider in good faith any recommendation made by Parent), regarding, and participate in, but not control, the defense or settlement of any such legal proceeding. The Company shall not agree to any such compromise or settlement, or file any supplemental disclosure to moot or otherwise address the claims in any legal proceeding, without Parent’s prior written consent.

Delisting. Each of the parties has agreed to reasonably cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Shares from Nasdaq and terminate its registration under the Exchange Act, provided that such delisting and termination will not be effective until after the Effective Time. If the Surviving Corporation is reasonably likely to be required to file any reports in accordance with the Exchange Act prior to the first business day that is at least ten days after the Closing Date, the Company will deliver to Parent at least five business days prior to the Closing a substantially final draft of any such reports, which shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement made therein, in the light of the circumstances under which they were made, not misleading and shall comply in all material respects with the provisions of applicable laws.

14d-10 Matters. The Company has agreed that, prior to the Acceptance Time, the compensation committee of the Company Board will have taken all steps as may be necessary to (a) approve as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act, any agreement, plan, program, arrangement or understanding entered into or established by the Company or its subsidiaries with or on behalf of its officers, directors or employees, in each case, at or prior to the Expiration Time, including any amendment or modification thereto, and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to such agreement, plan, program, arrangement or understanding.

Sole Stockholder Consent. Promptly (and in any event within 24 hours) following the execution and delivery of the Merger Agreement by the parties, Parent shall cause the sole stockholder of Merger Sub to duly execute and deliver a written consent in its capacity as the sole stockholder of Merger Sub duly adopting the Merger Agreement and the Transactions contemplated thereby in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub.

Tax Cooperation. Prior to the Closing Date, the parties and their agents and affiliates shall cooperate in good faith with each other regarding the tax treatment of and reporting with respect to the CVR Agreement and payments in the form of or with respect to any CVR.

FIRPTA. At or prior to Closing, the Company shall deliver to Parent a certificate issued by the Company conforming to the requirements of U.S. Treasury Regulations Section 1.1445-2(c)(3), together with an executed form of notice to the Internal Revenue Service in accordance with the provisions of U.S. Treasury Regulations Section 1.897-2(h)(2), in each case in form and substance reasonably satisfactory to Parent; provided, notwithstanding anything to the contrary in the Merger Agreement¸ that if the Company fails to deliver such a certificate, Parent’s sole and exclusive remedy is to deduct and withhold from any amounts payable pursuant to the Merger Agreement and the CVR Agreement as required by tax laws pursuant to the applicable terms of the Merger Agreement.

Notifications. The Company shall deliver prompt notice to Parent of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any of the Offer Conditions or the conditions to the Merger to not be satisfied (or not be capable of being satisfied as of the Expiration Time (with respect to the Offer Conditions) or as of the Effective Time (with respect to the conditions to the Merger)), and (ii) any written communication from any person alleging that the consent of such person is or may be required in connection with the Offer or the Merger.

Resignations. The Company shall use its reasonable best efforts to obtain and provide to Parent, on or prior to the Closing Date, to the extent requested in writing by Parent at least ten business days prior to the Closing Date, resignation letters, effective as of and contingent upon the Effective Time, from each of the directors and officers of the Company as requested by Parent, resigning from such position as a director or officer of the Company.

Conditions to the Merger. Pursuant to the Merger Agreement, the respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time, any and all of which may be waived in whole or in part by mutual consent of Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable law:

(a) Merger Sub will have irrevocably accepted for payment all of the Shares validly tendered and not validly withdrawn pursuant to the Offer and Merger Sub will have consummated the Offer; and

(b) The consummation of the Merger shall not be restrained, enjoined, prevented or otherwise prohibited or made illegal by any order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other governmental authority of competent jurisdiction then in effect, and there shall not be in effect any law that was enacted, promulgated or deemed applicable to the Merger by any governmental authority of competent jurisdiction that restrains, enjoins, prevents or otherwise prohibits or makes illegal the consummation of the Merger.

Termination. The Merger Agreement may be terminated and the Transactions contemplated thereby may be abandoned at any time prior to the Acceptance Time (with prompt written notice of such termination to the other party):

(a)	by mutual written agreement of Parent and the Company;

(b)	by either Parent or the Company:

(i)

if (A) the Acceptance Time has not occurred on or before the Initial Termination Date (as such date may be extended) for any reason, provided, however, that (x) if as of the Initial Termination Date all of the Offer Conditions shall have been satisfied or waived (other than (i) those conditions that by their terms are to be satisfied at the Expiration Time, but subject to such conditions being able to be satisfied if the Expiration Time were to occur at such time, and (ii) the Minimum Condition, the Regulatory Approvals Condition and the No Injunction Condition (only to the extent the applicable law or order relates to an antitrust law)), then the Termination Date will automatically be extended to May 23, 2025 (the “First Extended Termination Date”), and (y) if as of the First Extended Termination Date all of the Offer Conditions shall have been satisfied or waived (other than (i) those conditions that by their terms are to be satisfied at the Expiration Time, but subject to such conditions being able to be satisfied if the Expiration Time were to occur at such time, and (ii) the Minimum Condition, the Regulatory Approvals Condition and the No Injunction Condition (only to the extent the applicable law or order relates to an antitrust law)), then the Termination Date will automatically be extended to June 20, 2025 (the “Second Extended Termination Date”) (a “Termination Date Termination”) or (B) the Offer has expired and has not been extended in accordance with applicable provisions of the Merger Agreement without acceptance for payment of the Shares tendered in the Offer; provided that the right to terminate the Merger Agreement pursuant to either of the foregoing clauses (A) or (B) will not be available to any party thereto (which shall include, in the case of Parent, Parent and Merger Sub) whose breach of its obligations under the Merger Agreement has been the principal cause of the failure of the Acceptance Time to occur on or before the date of such termination (an “Expired Offer Termination”); or

(ii)

if any court of competent jurisdiction or any other governmental authority of competent jurisdiction has issued any order, or any law is in effect that was enacted, promulgated or deemed applicable to the Offer or the Merger by any governmental authority of competent jurisdiction, in each case, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal (A) prior to the Acceptance Time, the consummation of the Offer, or (B) prior to the Effective Time, the consummation of the Merger, and, in each case, such order or law has become final and non-appealable; provided, that the right to so terminate the Merger Agreement pursuant to the provision described in this paragraph shall not be available to any party thereto (which shall include, in the case of Parent, Parent and Merger Sub) whose breach of its obligations under the Merger Agreement was the principal cause of such order or law;

(c)	by the Company, in the event that:

(i)

(A) the Company is not in breach of the Merger Agreement such that Parent has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate the Merger Agreement pursuant to a Company Breach Termination (as defined below), (B) Parent and/or Merger Sub has breached or otherwise failed to perform any of their respective covenants or agreements, or other obligations under the Merger Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement has become or been inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent, materially impede or materially delay the ability of Parent or Merger Sub to consummate the Transactions contemplated by the Merger Agreement (including the Offer and the Merger) and (C) such breach, failure to perform or inaccuracy of Parent and/or Merger Sub is not capable of being cured by the Termination Date or is not cured within 30 days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy;

(ii)

(A) the Company Board (or a duly authorized committee thereof) has determined to terminate the Merger Agreement in accordance with the terms described in the subsection “- Company Board Recommendation” above in order to concurrently enter into a binding definitive agreement providing for the consummation of a Superior Proposal and (B) the Company pays Parent immediately before or simultaneously with and as a condition to such termination the Company Termination Fee (as defined below) payable to Parent pursuant to the Merger Agreement (the “Superior Offer Termination”); or

(iii)

Merger Sub has failed to commence the Offer when required to do so in accordance with the terms of the Merger Agreement within three business days of the applicable time specified therein; provided, however, that the Company may not terminate the Merger Agreement pursuant to this clause if the Company’s breach of its obligations under the Merger Agreement was the principal cause of such failure to commence the Offer; or

(iv)

at any time following the Expiration Time, (A) the Offer Conditions have been fully satisfied or validly waived at or prior to the Expiration Time (after giving effect to any extensions thereof in accordance with the Merger Agreement), (B) Merger Sub shall have failed to consummate (as defined in Section 251(h) of the DGCL) the Offer in accordance with the Merger Agreement, (C) the Company shall have delivered written notice to Parent of the Company’s intention to terminate the Merger Agreement if Merger Sub fails to consummate (as defined in Section 251(h) of the DGCL) the Offer within three business days following the date of the Company’s delivery of such notice (with such notice stating the basis for such termination), and (D) Merger Sub fails to consummate (as defined in Section 251(h) of the DGCL) the Offer within three business days after the notice in clause (C) has been provided;

(d)	by Parent, in the event that:

(i)

(A) Parent and Merger Sub are not in breach of the Merger Agreement such that the Company has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate the Merger Agreement pursuant to the immediately preceding paragraph (c), (B) the Company has breached or failed to perform any of its covenants or agreements or other obligations under the Merger Agreement that would give rise to the failure of the Compliance with Covenants Condition (as defined below) to be satisfied if such breach or failure to perform were continuing as of immediately prior to the Expiration Time, or any of the representations and warranties of the Company set forth in the Merger Agreement has been or becomes inaccurate such that the Compliance with Representations and Warranties Condition (as defined below) would not be satisfied if such inaccuracy were continuing as of immediately prior to the Expiration Time and (C) such breach, failure to perform or inaccuracy of the Company is not capable of being cured by the Termination Date or is not cured within 30 days following Parent’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy (we refer to a termination as described in this clause (i) as a “Company Breach Termination”); or

(ii)

(A) a Company Board Recommendation Change has occurred or (B) the Company or any of its representatives has, in any non-de minimis respect, breached their obligations described in the “- No Solicitation” and “- Company Board Recommendation; Termination for a Superior Proposal; Matching Rights” subsections (the “Change in Recommendation Termination”).

Effect of Termination. If the Merger Agreement is properly and validly terminated, the Merger Agreement will be of no further force or effect (other than the confidentiality provision and certain other specified provisions therein) and, subject to the payment of the Company Termination Fee, if applicable, there will be no liability of any party or parties to the Merger Agreement or the respective directors, officers, employees, affiliates, agents or other representatives of such party or parties, or the Parent Related Parties or the Company, any affiliates thereof, any direct or indirect stockholder, partner, manager or other equity or security holder of the Company or any affiliate thereof or any representative of any of the foregoing (the “Company Related Parties”) to the other party or parties to the Merger Agreement, except in the case of certain exceptions set forth in the Merger Agreement; provided that, subject to certain exceptions set forth in the Merger Agreement, no party will be relieved from any liability or damage resulting from any actual and intentional fraud or Willful Breach (as defined below) of the Merger Agreement that occurs prior to such termination (which liability or damages the parties agree will not be limited to reimbursement of out of pocket fees, costs or expenses incurred in connection with the Transactions contemplated by the Merger Agreement, and such party will have the right to seek damages based on loss of the economic benefit of the Transactions contemplated by the Merger Agreement to the Company and the Company stockholders). The parties further agreed, subject to and without limiting certain specified provisions in the Merger Agreement, to the extent Parent or Merger Sub is required to pay damages in connection with the termination of the Merger Agreement that exceeds the Company’s expenses or out-of-pocket costs incurred in connection with the Merger Agreement and the Transactions contemplated thereby, including any disputes related thereto, such excess represents an amount of damages payable in respect of losses suffered by the Company stockholders as of the date on which the Merger Agreement is terminated in respect of the Shares.

“Willful Breach” means a material breach of the Merger Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would cause or constitute a material breach of the Merger Agreement.

Company Termination Fee. The Company shall pay to Parent $1,500,000 (the “Company Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that:

(i) (A) the Merger Agreement is terminated by Parent or the Company pursuant to a Termination Date Termination or an Expired Offer Termination or by Parent pursuant to a Company Breach Termination; (B) following the execution and delivery of the Merger Agreement and prior to such termination, (x) an Acquisition Proposal (whether or not conditional and whether or not withdrawn) shall have been publicly announced or shall have become publicly disclosed and, in either case, shall not have been publicly withdrawn or otherwise publicly abandoned without qualification at least three business days prior to the Expiration Time or (y) an Acquisition Proposal (whether or not conditional and whether or not withdrawn) shall have been made to the Company Board or senior management of the Company and, in either case, shall not have been withdrawn or otherwise abandoned without qualification at least three business days prior to the Expiration Time; and (C) within 12 months following such termination of the Merger Agreement, the Company enters into a definitive agreement with any third party with respect to an Acquisition Proposal or consummates an Acquisition Proposal, in which case the Company Termination Fee shall be payable substantially concurrently with the consummation of the Acquisition Transaction, provided that any amount previously paid to Parent pursuant to the expense reimbursement provision of the Merger Agreement shall be credited towards the payment of the Company Termination Fee. For purposes of this paragraph, all references to “20%” and “80%” in the definition of “Acquisition Proposal” or “Acquisition Transaction” described above under “- No Solicitation” will each be deemed to be references to “50%”;

(ii) the Merger Agreement is terminated by the Company pursuant to a Superior Offer Termination, in which case the Company Termination Fee shall be payable concurrently with or prior to (and in any event as a condition of) such termination; or

(iii) the Merger Agreement is terminated by Parent pursuant to a Change in Recommendation Termination, in which case the Company Termination Fee shall be payable within two business days after such termination.

Parent Termination Fee. Subject to the provisions described in the “- Termination Fee as Exclusive Remedy” subsection, Parent shall pay the Parent Termination Fee owing to the Company, by wire transfer of immediately available funds (which the Company has directed Parent to pay on the Company’s behalf in full and final satisfaction thereof, and which Parent has agreed to pay at the Company’s direction and on its behalf, to the Hercules Capital, Inc., a Maryland corporation (“Hercules”), account set forth in the applicable section of the Company Disclosure Letter) in the event that the Merger Agreement is terminated by the Company or Parent after the First Extended Termination Date pursuant to a Termination Date Termination and at the time of such termination all of the Offer Conditions shall have been satisfied or waived (other than (i) those conditions that by their terms are to be satisfied at the Expiration Time, but subject to such conditions being able to be satisfied if the Expiration Time were to occur at such time, and (ii) the Regulatory Approvals Condition and the No Injunction Condition (only to the extent the applicable law or order relates to an antitrust law)). Hercules is intended to be a third-party beneficiary of the provision described in this paragraph, subject to the terms and conditions of the Merger Agreement.

“Parent Termination Fee” means with respect to the fee payable pursuant to the provisions described in the immediately preceding paragraph with respect to a termination of the Merger Agreement pursuant to a Termination Date Termination that occurs (i) after the First Extended Termination Date but prior to or on the Second Extended Termination Date, (a) $1.0 million plus (b) the Parent Termination Fee Increase Amount (if any), or (ii) after the Second Extended Termination Date, (a) $2.0 million plus (b) the Parent Termination Fee Increase Amount (if any).

“Parent Termination Fee Increase Amount” means any amount elected by Parent, in its sole discretion, in a written notice delivered by Parent to the Company (with copy to Hercules) at any time, or from time to time. Any such notice will specify the aggregate Parent Termination Fee Increase Amount as in effect immediately prior to and upon such election. For the avoidance of doubt, subsequent notices may increase but not decrease such amount. As of the date of the Merger Agreement, the Parent Termination Fee Increase Amount was $0.

Single Payment Only. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of the Merger Agreement at the same or at different times and the occurrence of different events. In no event will Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable under more than one provision of the Merger Agreement at the same or at different times and the occurrence of different events.

Expense Reimbursement. If the Merger Agreement is terminated by (i) Parent pursuant to a Company Breach Termination or (y) either Parent or the Company pursuant to a Termination Date Termination or an Expired Offer Termination, provided that at the time of the Company’s termination pursuant to a Termination Date Termination or an Expired Offer Termination, the Merger Agreement is terminable by Parent pursuant to a

Termination Date Termination or an Expired Offer Termination, and, in the case of clause (y), both the Regulatory Approvals Condition and the No Injunction Condition were satisfied (other than those conditions that by their terms are to be satisfied at the Expiration Time, but subject to such conditions being able to be satisfied if the Expiration Time were to occur at such time) or validly waived at the Expiration Time, the Company shall pay to Parent by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, an amount equal to Parent and Merger Sub’s costs and expenses (including attorneys’ fees and expenses) actually incurred by Parent or Merger Sub on or prior to the termination of the Merger Agreement (the “Expense Reimbursement Amount”), up to an amount not to exceed $300,000 in the aggregate.

Termination Fee as Exclusive Remedy. Subject to the terms of the Merger Agreement, in the event the Merger Agreement is terminated under the circumstances in which the Company Termination Fee is payable pursuant to the terms of the Merger Agreement and is accepted by Parent: the payment by the Company of the Company Termination Fee (including, in each case, any additional amount payable pursuant to the provision described in this paragraph) and the amount payable pursuant to the provision described in the “- Expense Reimbursement” subsection (including, in each case, any additional amount payable pursuant to the provision described in this paragraph), if applicable, will be the sole and exclusive remedy of Parent, Merger Sub and the Guarantors, each of their respective affiliates, each of the direct and indirect stockholders, partners, managers or other equity or security holders of Parent, Merger Sub, the Guarantors or any of their respective affiliates, and any representative of any of the foregoing (each, a “Parent Related Party”) arising out of the Merger Agreement or any of the Transactions contemplated thereby, and any loss suffered as a result of the failure of the Offer, the Merger or any other transactions contemplated by the Merger Agreement to be consummated. If the Company fails to timely pay any amount due pursuant to the fees and expenses provisions of the Merger Agreement, and, in order to obtain the payment, Parent commences a legal proceeding which results in a judgment against the Company for the payment set forth in the fees and expenses provisions of the Merger Agreement, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in prosecuting such legal proceeding, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. Notwithstanding the foregoing, payment of the Company Termination Fee or the Expense Reimbursement Amount will not relieve the Company from liability for any actual and intentional fraud or Willful Breach.

Subject to the terms of the Merger Agreement, in the event the Merger Agreement is terminated under the circumstances in which the Parent Termination Fee is payable pursuant to the terms thereof and is accepted by the Company, the payment by Parent of the Parent Termination Fee pursuant to the provisions described in the “- Parent Termination Fee” subsection (including, in each case, any additional amount payable pursuant to the provision described in the immediately preceding paragraph), if applicable, shall be the sole and exclusive remedy of the Company and each other Company Related Party arising out of the Merger Agreement or any of the Transactions contemplated thereby, and any loss suffered as a result of the failure of the Offer, the Merger or any other Transactions contemplated thereby to be consummated. In the event the Merger Agreement is terminated under the circumstances in which the Parent Termination Fee would otherwise be payable pursuant to the terms thereof, the Company shall have the right, subject to Hercules’ consent, to elect to pursue a claim for monetary damages in connection with Parent’s or Merger Sub’s actual and intentional fraud or Willful Breach of any of Parent’s or Merger Sub’s representations, warranties, covenants or other agreements set forth in the Merger Agreement rather than accept payment of the Parent Termination Fee. If Parent fails to timely pay any amount due pursuant to the fees and expenses provision of the Merger Agreement, and, in order to obtain the payment, the Company commences a legal proceeding which results in a judgment against Parent for the payment set forth in the fees and expenses provision of the Merger Agreement, Parent shall pay to the Company its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in prosecuting such legal proceeding, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, up to an amount not to exceed $300,000 in the aggregate.

The sole and exclusive remedy, whether at law, in equity, in contract, in tort or otherwise, of the Company, the Company Related Parties and any other person against Parent, Merger Sub or any Parent Related Party for any breach (whether willful (including a Willful Breach), intentional, unintentional or otherwise), loss, liability or damage in connection with, relating to or arising out of (A) the Merger Agreement, the Limited Guarantees, the Equity Commitment Letters and any certificates, instruments or other documents delivered pursuant to such agreements (collectively, the “Transaction Documents”) or any of the other agreements, instruments, and documents contemplated by the Merger Agreement or the Transaction Documents or executed in connection with the Merger Agreement or the Transaction Documents and the transactions contemplated by the Merger Agreement or the Transaction Documents, (B) the Transactions contemplated by the Merger Agreement or any other Transaction Document, including the Offer, the Merger and the Financing, (C) the negotiation, execution or performance or non-performance of any of the foregoing, (D) the failure of the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or the other Transaction Documents to occur (including the funding of the Financing and, in any case, whether willfully, intentionally, unintentionally or otherwise), or the termination of the Merger Agreement or any other Transaction Document or any matter forming the basis for such termination, (E) any breach (or threatened or alleged breach) of, or failure (or threatened or alleged failure) to perform under, the Merger Agreement, the Transaction Documents or any certificate or other document executed or delivered in connection herewith or therewith or (F) any oral or written representation made or alleged to have been made in connection with any of the foregoing (collectively, the “Transaction Claims”), shall be the Company’s right (i) to specific performance if and to the extent expressly permitted by Section 10.8 of the Merger Agreement, (ii) to terminate the Merger Agreement pursuant to a Termination Date Termination, subject to the terms of the provisions described in the “- Parent Termination Fee” subsection, and receive payment of the Parent Termination Fee, if applicable, plus any amount due under the provision described in the second paragraph of the “- Termination Fee as Exclusive Remedy” subsection, if applicable, or (iii) subject to the provision described in the second paragraph of the “- Termination Fee as Exclusive Remedy” subsection and the last sentence of this paragraph, to seek recovery of damages incurred or suffered as a result of Parent’s or Merger Sub’s actual and intentional fraud or Willful Breach of any of Parent’s or Merger Sub’s representations, warranties, covenants or other agreements set forth in the Merger Agreement, and, in each case, Parent and Merger Sub will not (nor will any other Parent Related Party) have any other liability or obligation to the Company or any other Company Related Party in connection with, relating to or arising out of any of the Transaction Claims. For the avoidance of doubt, in the event that the Parent Termination Fee is paid to and accepted by the Company in accordance with the provisions described in the “- Parent Termination Fee” subsection, then the only other remedies, whether at law, in equity, in contract, in tort or otherwise, of the Company and the Company Related Parties against Parent or the Parent Related Parties for any breach (whether willful (including a Willful Breach), intentional, unintentional or otherwise), loss, liability or damage in connection with, relating to or arising out of any of the Transaction Claims will be to receive the amounts contemplated by the provision described in the second paragraph of the “- Termination Fee as Exclusive Remedy” subsection, if any, subject to the terms thereof. The maximum aggregate liability, whether at law, in equity, in contract, in tort or otherwise and with respect to any other payment in connection with any Transaction Document or otherwise, of the Parent Related Parties collectively (including with respect to the Parent Termination Fee, monetary damages for fraud or breach, whether willful (including Willful Breach), intentional, unintentional or otherwise) relating to or arising out of any of the Transaction Claims, will not exceed (i) in the event the Parent Termination Fee is payable, the sum of the Parent Termination Fee plus any additional amount, if any, due under the provision described in the second paragraph of the “- Termination Fee as Exclusive Remedy” subsection, and (ii) under any other circumstances, an amount equal to $10,000,000 (ten million dollars); provided that the foregoing limitation shall not relieve PJ Carlin & Co., LLC (“PJ Carlin”) from any liability for any breaches of the Confidentiality Agreement.

Remedies. Except as otherwise provided in the Merger Agreement and subject to the terms and conditions set forth therein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred by the Merger Agreement, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Parent, Merger Sub and the Company have agreed that irreparable damage would occur in the event that any provision of the

Merger Agreement was not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties have acknowledged and agreed, subject to the terms of the Merger Agreement, that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in the Merger Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond or other security), in addition to any other remedy to which they are entitled to under law or equity, to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the Merger Agreement, by the other party (as applicable), and to specifically enforce the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under the Merger Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand, have agreed not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the Merger Agreement by such party (or parties), and to specifically enforce the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under the Merger Agreement. Any party’s pursuit of any injunction or specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a party in the case of a breach of the Merger Agreement involving Willful Breach or fraud; provided, however, that in no event shall Parent or Merger Sub be entitled to both the payment of the Company Termination Fee or the Expense Reimbursement Amount, on the one hand, and specific performance requiring the consummation of the Offer and/or the Merger, on the other hand.

Although the Company may pursue both a grant of specific performance to the extent permitted by the Merger Agreement and the Parent Termination Fee and/or monetary damages pursuant to and in accordance with the Merger Agreement, under no circumstances will the Company, directly or indirectly, be permitted or entitled to receive (x) both (i) a grant of specific performance to cause the Financing to be funded (whether under the Merger Agreement or the Equity Commitment Letters) or other equitable relief, on the one hand, and (ii) payment of any monetary damages or the Parent Termination Fee, on the other hand; or (y) both (i) payment of any monetary damages, on the one hand, and (ii) payment of the Parent Termination Fee, on the other hand.

In no event will the Company or any Company Related Party be entitled to enforce or seek to enforce specifically Parent’s or Merger Sub’s obligation to cause all or any portion of the Financing to be funded (whether under the Merger Agreement or the Equity Commitment Letters) or cause Parent or Merger Sub to consummate the Offer and/or the Merger (including to pay all or any portion of the Offer Price and/or the Merger Consideration) unless and only if: (i) (A) with respect to the Offer and payment of the Offer Price and the Financing related thereto, all Offer Conditions were satisfied (other than those conditions that by their terms are to be satisfied at the Expiration Time, but subject to such conditions being able to be satisfied if the Expiration Time were to occur at such time) or validly waived at the Expiration Time or (B) with respect to the Merger, the payment of the Merger Consideration and the Financing related thereto, the conditions to the Merger were satisfied or validly waived at the Closing (other than those conditions that by their terms are to be satisfied at the Effective Time, but subject to such conditions being able to be satisfied if the Effective Time were to occur at such time), (ii) Parent and Merger Sub failed to (A) consummate the Offer by the date they are required to do so pursuant to the Merger Agreement or (B) consummate the Merger by the date they are required to do so pursuant to the Merger Agreement, (iii) the Company irrevocably confirmed in writing to Parent that if specific performance is granted and the Financing is funded, then the Acceptance Time and the Closing will occur substantially simultaneously with the drawdown of the Financing (and the Company has not withdrawn, modified or conditioned such confirmation) and the Company is prepared, willing and able to effect the Closing and the other transactions contemplated thereunder, and (iv) Parent and Merger Sub fail to complete the Closing within three business days after delivery of such irrevocable written confirmation. Notwithstanding anything in the Merger Agreement to the contrary, the Company may only enforce the obligations of (w) the SK Capital Guarantors under the SK Capital Limited Guarantee (as defined herein) if it concurrently enforces the obligations of the Carlyle Guarantor pursuant to the Carlyle Limited

Guarantee to the extent that the Carlyle Guarantor has not performed its obligations under the Carlyle Limited Guarantee, (x) the Carlyle Guarantor under the Carlyle Limited Guarantee if it concurrently enforces the obligations of the SK Capital Guarantors pursuant to the SK Capital Limited Guarantee to the extent that the SK Capital Guarantors have not performed their obligations under the SK Capital Limited Guarantee, (y) the SK Capital Guarantors under the SK Capital Equity Commitment Letter if it concurrently enforces the obligations of the Carlyle Guarantor pursuant to the Carlyle Equity Commitment Letter to the extent that the Carlyle Guarantor has not performed its obligations under the Carlyle Limited Guarantee, and (z) the Carlyle Guarantor under the Carlyle Equity Commitment Letter if it concurrently enforces the obligations of the SK Capital Guarantors pursuant to the SK Capital Equity Commitment Letter to the extent the SK Capital Guarantors have not performed their obligations under the SK Capital Limited Guarantee.

Fees and Expenses. Except in limited circumstances expressly specified in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions contemplated thereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated.

Governing Law. The Merger Agreement is governed by and will be construed and enforced in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

The foregoing description of the Merger Agreement is a summary and is qualified by reference to the full text of the form of the Merger Agreement and the Merger Agreement Amendment, copies of which have been filed as Exhibit (d)(1) and Exhibit (d)(8), respectively, to the Schedule TO and is incorporated herein by reference.

Other Agreements

CVR Agreement

Pursuant to the CVR Agreement to be entered into between Parent, the Rights Agent and, solely for certain purposes, the Surviving Corporation, each CVR will represent a contractual contingent value right that entitles the holder thereof the right to receive the Milestone Payment, subject to any applicable withholding taxes and without interest, payable upon the achievement of $600 million in Net Sales of the Existing Products in any consecutive twelve calendar month period (provided that such consecutive twelve calendar month period may begin and end in separate years) ending on or prior to December 31, 2027 (the “Milestone Outside Date”). Only Company stockholders who elect to receive the Cash and CVR Consideration will receive CVRs in respect of their Shares. Company stockholders who elect to receive the All-Cash Consideration will not receive any CVRs or be entitled to any payments relating to the CVRs.

Parent shall use Commercially Reasonable Efforts (as defined below) to achieve the Milestone prior to the Milestone Outside Date. The use of Commercially Reasonable Efforts allows Parent to take into account a variety of factors when determining the efforts it is obligated to devote to achieving the Milestone. Because the Commercially Reasonable Efforts obligation in the CVR Agreement is not to an absolute obligation to achieve the Milestone, actions or omissions by Parent that may be permitted under the Commercially Reasonable Efforts standard may have an adverse effect on the likelihood that the Milestone will be achieved and consequently on the value, if any, of the CVRs. Use of Commercially Reasonable Efforts does not guarantee that Parent will achieve the Milestone by a specific date or at all.

“Commercially Reasonable Efforts” is defined as a level of efforts that is consistent with the level of efforts, including expenditure of resources, that a bio-pharmaceutical company of comparable size and resources to Parent and its controlled affiliates would typically devote to marketing and selling a product of similar commercial value, actual or anticipated profitability and market potential and at a similar stage of product lifecycle, taking into account all relevant factors, which may include the existence of other third party competitive products in the market place or under development, safety and efficacy, tolerability, product profile, risk profile, manufacturing and supply chain, anticipated or actual market conditions and market position, probability of success, actual or likely pricing and reimbursement rates, cost of goods and other costs (excluding any payments under the CVR Agreement), labeling, pricing reimbursement, the likelihood of obtaining regulatory approval and pricing or reimbursement approval, the benefit of continuing development relative to the benefit of other products being developed by Parent, alternative products in the market and under development, the patent coverage, expiration, term extension and other proprietary position of the product, the applicable regulatory environment, and other factors, including technical, commercial, legal, regulatory, marketing, scientific, medical and/or return-on-investment factors, based on conditions then prevailing. It is understood that product potential may change from time to time based upon changing technical, commercial, legal, regulatory, marketing, scientific, medical and/or return-on-investment considerations.

If the Milestone is achieved on or prior to the Milestone Outside Date, then as promptly as reasonably practicable (and in any event no later than 60 days) after the last day of the calendar month in which the Milestone is achieved (a “Milestone Payment Date”), Parent shall deliver to the Rights Agent (i) written notice (a “Milestone Achievement Notice”) indicating that the Milestone has been achieved, which Milestone Achievement Notice shall be accompanied by an officer’s certificate certifying that the Milestone was achieved prior to the Milestone Outside Date, (ii) any letter of instruction reasonably required by the Rights Agent and (iii) cash, by wire transfer of immediately available funds to an account specified by the Rights Agent, in an amount equal to the aggregate amount necessary to pay the Milestone Payment to all holders pursuant to the terms of the CVR Agreement other than holders of CVRs granted with respect to Company RSUs and Company PSUs (collectively, “Equity Award Holders”) (with respect to which any such amounts payable shall be retained by Parent for payment pursuant to the CVR Agreement).

In the event that Parent delivers a Milestone Achievement Notice, with respect to any Milestone Payment that is payable to Equity Award Holders, Parent shall, as soon as reasonably practicable following the Milestone Payment Date (but in any event no later than the next regularly scheduled payroll date that is at least five business days following the date of the delivery of the Milestone Achievement Notice, and in all events no later than the date that is 30 days following the date of the delivery of the Milestone Achievement Notice or, if earlier, to the extent required to be exempt from Section 409A of the Code, the last date within the applicable “short-term deferral” period as set forth in Treasury Regulation Section 1.409A-1(b)(4)), pay, or shall cause the Surviving Corporation or an Affiliate thereof to pay through Parent’s, the Company’s or such Affiliate’s payroll system or accounts payable systems, as applicable (and subject to any applicable withholding Taxes pursuant to the Merger Agreement), the Milestone Payment Amount (defined as, for a given holder of CVRs, the product of (a) the Milestone Payment and (b) the number of CVRs held by such holder as reflected on the CVR Register as of the close of business on the date of the Milestone Achievement Notice relating to achievement of the Milestone) to each such Equity Award Holder in accordance with the Merger Agreement. Notwithstanding anything in the CVR Agreement to the contrary, it is the intent of the parties that the Milestone be deemed to constitute a substantial risk of forfeiture within the meaning of Section 409A of the Code and that the Milestone Payment Amount to each such Equity Award Holder be exempt from Section 409A of the Code; provided, however, to the extent necessary to comply with Section 409A of the Code, such Milestone Payment Amount will be paid in compliance with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A).

Within 60 days following the end of each calendar year that begins after the date of the CVR Agreement and prior to the Milestone Outside Date in which the Milestone has not been achieved, Parent will deliver to the Rights Agent a certificate (each certificate delivered following the end of a calendar year that ends prior to the Milestone Outside Date, a “Reporting Certificate,” the certificate delivered following the end of the calendar year ending on the Milestone Outside Date, a “Milestone Non-Achievement Notice”) certifying that the holders of the CVRs are not entitled to receive the Milestone Payment (i) in the case of a Reporting Certificate, with respect to such calendar year or (ii) in the case of the Milestone Non-Achievement Notice, at any time, and, in each case in the event a Reporting Certificate or Milestone Non-Achievement Notice is delivered, setting forth in reasonable detail, Parent’s calculation of the Net Sales as of the end of such calendar year and a breakdown of Net Sales in each month for each of the Existing Products in such calendar year, together with reasonable supporting documentation for such calculations. In the event a Milestone Non-Achievement Notice is delivered, such notice shall be accompanied by an officer’s certificate certifying that the Milestone was not achieved prior to the Milestone Outside Date, and, accordingly, no Milestone Payment Amount shall be payable to the holders of the CVRs.

In the event a Milestone Non-Achievement Notice has been delivered by Parent to the Rights Agent indicating that the Milestone has not been achieved prior to the Milestone Outside Date, the holders of at least 30% of the outstanding CVRs (the “Acting Holders”) may object to any determination or calculation set forth in any Reporting Certificate and/or the Milestone Non-Achievement Notice by delivery of a written notice thereof to Parent setting forth in reasonable detail such objection, together with reasonable supporting documentation (an “Objection Notice”), within 60 days following the Rights Agent’s receipt of the Milestone Non-Achievement Notice from Parent (such 60-day period, the “Objection Period”). If the Acting Holders do not submit an Objection Notice during the Objection Period, Parent’s determination that the Milestone was not achieved prior to the Milestone Outside Date, as reflected in the applicable Reporting Certificates and/or the Milestone Non-Achievement Notice, shall be final and binding on all parties. Any determination, calculation or other item set forth in a Reporting Certificate or Milestone Non-Achievement Notice that is not disputed in an Objection Notice shall be final and binding on all parties. If the Acting Holders timely deliver to Parent an Objection Notice, Parent and the Acting Holders shall attempt in good faith to resolve such matters within 30 days after receipt of such Objection Notice by Parent, and if unable to do so, Parent and the Acting Holders (on behalf of the holders of the CVRs) shall jointly engage the financial expert appointed pursuant to the CVR Agreement (the “Financial Expert”) and each of Parent and the holders of the CVRs shall deposit into escrow 50% of the Financial Expert’s estimated engagement fees and expenses. In connection with any Objection Notice, Parent shall provide the Financial Expert with reasonable access during normal business hours and upon reasonable advance written request to the books and records of the Selling Entities (as defined in the CVR Agreement) to the extent necessary to verify (i) whether the Milestone has been achieved or (ii) Parent’s calculation of the Milestone Payment Amount. Further, subject to not less than five business days advance written notice from the Acting Holders, Parent shall permit the Financial Expert to have reasonable access during normal business hours to the books and records of the Selling Entities as may be reasonably necessary to verify the calculation of the Milestone Payment Amount or the calculation of the amount of Net Sales in connection therewith. The Financial Expert will, under the terms of its engagement, be appointed to serve as an expert and not an arbitrator, and be required to render its written decision with respect to such disputed items and amounts within 30 business days from the date of such appointment. The Financial Expert shall deliver to the parties a written report setting forth its adjustments, if any, to the amount of Net Sales and Milestone Payment Amount based on the Financial Expert’s determination, solely with respect to the disputed items and amounts in accordance with the CVR Agreement, and such report shall include the calculations supporting such adjustments; provided, that for each item set forth in the Objection Notice, the Financial Expert shall assign a value for each such item no greater than the higher amount, and no less than the lower amount, calculated or set forth in any applicable Reporting Certificate, the Milestone Non-Achievement Notice or the Objection Notice with respect to such item, as the case may be. The Financial Expert shall have no power to amend or supplement the terms of the CVR Agreement or the Merger Agreement or act as arbitrator. The Financial Expert’s report shall be final, conclusive, and binding on the parties and the holders of the CVRs, shall not be subject to further review by any court, and no party or holder of the CVRs nor any of their respective affiliates or representatives may seek recourse to any courts, other tribunals or otherwise, other than to enforce the determination of the Financial Expert. If the Financial Expert determines that the Milestone Payment Amount is not owed to the holders of the CVRs, the Acting Holders shall be responsible for all fees and expenses of the Financial Expert and all amounts deposited into escrow by Parent with respect thereto shall be promptly returned to Parent. If the Financial Expert determines that the Milestone Payment Amount is owed to the holders of the CVRs, Parent shall be responsible for all fees and expenses of the Financial Expert and amounts deposited into escrow by the holders of the CVRs with respect thereto shall be promptly returned to the holders of the CVRs. The aforementioned rights may not be exercised on more than one occasion in the aggregate by the holders of the CVRs.

The CVRs will not be transferable except (i) upon death of a holder of a CVR by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are passed to beneficiaries of the holder of a CVR upon the death of such holder; (iii) pursuant to a court order (including in connection with a bankruptcy or liquidation); (iv) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC. In addition, CVRs may be abandoned by the holder by transfer to Parent without consideration therefor. Parent or any of its affiliates may offer to acquire or acquire any CVRs for consideration from any holder of a CVR, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its affiliates will be automatically deemed extinguished and no longer outstanding.

The rights to payment described above are solely contractual rights governed by the terms and conditions of the CVR Agreement. The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights and will not represent any equity or ownership interest in Parent, Merger Sub or the Company and will not be owed any fiduciary or similar duties by Parent, its affiliates or any of their respective directors or officers. The CVRs will not be registered or listed for trading. No interest will accrue or be payable in respect of any of the amounts that may become payable on the CVRs. There can be no assurance that the Milestone will be achieved or that the Milestone Payment will be made.

All funds received by the Rights Agent under the CVR Agreement that are to be distributed or applied by the Rights Agent in the performance of its services thereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more segregated bank accounts to be maintained by the Rights Agent in its name as agent for Parent. The Funds shall not be used for any purpose other than to pay the Milestone Payment under the CVR Agreement. The Funds shall be invested by the Rights Agent as directed by Parent, subject to certain requirements set forth in the CVR Agreement. To the extent that there are losses with respect to such investments, or the Funds diminish for other reasons below the level required to make prompt payment of the Milestone Payment due under the CVR Agreement, Parent shall promptly replace or restore the portion of the Funds lost through investments or other events so as to ensure that the Funds are maintained at a level sufficient to make such payment. Any interest and other income resulting from such investment (if any) in excess of the amounts payable pursuant to the CVR Agreement shall be for the benefit of Parent and promptly returned to Parent.

The Rights Agent will keep a register for the purpose of (i) identifying the holders of CVRs and (ii) registering CVRs and permitted transfers thereof. The register will initially show one position for Cede & Co. representing all the Shares held by DTC on behalf of the street holders of the Shares as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with the terms of the CVR Agreement. With respect to any payments to be made under the CVR Agreement, the Rights Agent will accomplish the payment to any former street name holders of the Shares by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. Upon request of any holder of CVRs and at its sole cost, the Rights Agent will make available to such holder a list of the other holders of CVRs, the number of CVRs held by such holder and the contact information maintained by the Rights Agent with respect to each holder of the CVRs. Parent will furnish or cause to be furnished to the Rights Agent (a) the names and addresses of the holders of the CVRs within 30 business days after the Effective Time, in such form as Parent receives from the Company’s transfer agent and (b) in the case of Equity Award Holders, the name and address of such holders as set forth in the books and records of the Company at the Effective Time and in accordance with the terms of the Merger Agreement.

Parent may not, without the consent of the Acting Holders, amend the terms of the CVR Agreement other than (i) to provide for a successor to Parent, (ii) to cure any ambiguities, correct or supplement any provisions of the CVR Agreement that may be defective or inconsistent or make any other provisions with respect to matters or questions arising under the CVR Agreement (if such provisions do not adversely affect the interests of the holders of the CVRs), (iii) amendments as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act or any applicable state securities or “blue sky” laws, (iv) as may be necessary to comply with or be exempt from the requirements of Section 409A of the Code; (v) to provide for a successor rights agent, (vi) to evidence the assignment of the CVR Agreement by Parent as provided in the CVR Agreement; and/or (vii) any other amendments for the purpose of adding, eliminating or changing any provisions of the CVR Agreement, unless such addition, elimination or change is adverse to the interests of the holders of the CVRs.

The Rights Agent may in its discretion or upon the written request of the Acting Holders proceed to and shall be entitled and empowered to protect and enforce the rights of the holders of the CVRs under the CVR Agreement by such appropriate judicial proceedings as the Rights Agent shall deem most effectual to protect and enforce any such rights. Except for the rights of the Rights Agent set forth in the CVR Agreement, the Acting Holders will have the sole right, on behalf of all holders of the CVRs, by virtue of or under any provision of the CVR Agreement, to institute any action or proceeding with respect to the CVR Agreement, and no individual holder of a CVR or other group of holders of the CVRs will be entitled to exercise such rights.

The foregoing description of the CVR Agreement is a summary and is qualified by reference to the full text of the form of the CVR Agreement, which is filed as Exhibit (d)(2) of the Schedule TO and is incorporated herein by reference.

Confidentiality Agreement

Parent, Merger Sub and the Company have acknowledged that PJ Carlin and the Company have previously executed a Confidentiality Agreement, dated as of November 14, 2024 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms, provided that the parties have agreed that the Confidentiality Agreement shall terminate automatically upon the occurrence of the Effective Time.

The foregoing description of the Confidentiality Agreement is a summary and is qualified by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(3) of the Schedule TO and is incorporated herein by reference.

Carlyle Limited Guarantee

Concurrently with the execution of the Carlyle Equity Commitment Letter, and as a condition and inducement to the Company’s willingness to enter into the Merger Agreement, the Carlyle Guarantor has duly executed and delivered to the Company a limited guarantee, dated as of February 21, 2025, in favor of the Company (the “Carlyle Limited Guarantee”), pursuant to which, subject to the terms, conditions and limitations set forth therein, the Carlyle Guarantor is guaranteeing certain of the obligations of Parent and Merger Sub under the Merger Agreement.

The foregoing description of the Carlyle Limited Guarantee is a summary and is qualified by reference to the Carlyle Limited Guarantee, which is filed as Exhibit (d)(4) of the Schedule TO and is incorporated herein by reference.

SK Capital Limited Guarantee

Concurrently with the execution of the SK Capital Equity Commitment Letter, and as a condition and inducement to the Company’s willingness to enter into the Merger Agreement, the SK Capital Guarantors have duly executed and delivered to the Company a limited guarantee, dated as of February 21, 2025, in favor of the Company (the “SK Capital Limited Guarantee” and together with the Carlyle Limited Guarantee, the “Limited

Guarantees”), pursuant to which, subject to the terms, conditions and limitations set forth therein, the SK Capital Guarantors are guaranteeing certain of the obligations of Parent and Merger Sub under the Merger Agreement.

The foregoing description of the SK Capital Limited Guarantee is a summary and is qualified by reference to the SK Capital Limited Guarantee, which is filed as Exhibit (d)(6) of the Schedule TO and is incorporated herein by reference.

12. Purpose of the Offer; Plans for the Company

Purpose of the Offer

The purpose of the Offer is for Parent, through Merger Sub, to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Merger Sub intends to complete the Merger as soon as practicable thereafter.

The Company Board has unanimously (i) determined that the Merger Agreement, as amended by the Merger Agreement Amendment, and the Transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, and declared it advisable for the Company to enter into the Merger Agreement, as amended by the Merger Agreement Amendment, and consummate the Transactions contemplated therein, (ii) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, as amended by the Merger Agreement Amendment, the performance by the Company of its covenants and agreements contained therein and the consummation of the Transactions contemplated by the Merger Agreement, as amended by the Merger Agreement Amendment, upon the terms and subject to the conditions contained therein, (iii) resolved that the Merger Agreement, as amended by the Merger Agreement Amendment, and the Merger be governed by Section 251(h) of the DGCL and that the Merger be effected as soon as practicable following the Acceptance Time without a vote of the Company stockholders, and (iv) resolved, subject to the terms and conditions set forth in the Merger Agreement, as amended by the Merger Agreement Amendment, to recommend that the holders of the Shares accept the Offer and tender their Shares to Merger Sub pursuant to the Offer, which resolutions, except to the extent expressly permitted by the Merger Agreement, as amended by the Merger Agreement Amendment, have not been rescinded, modified or withdrawn in any way.

If the Offer is consummated, we are not required to and will not seek the approval of the Company’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following the consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of such corporation that would otherwise be required to approve a merger for such corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without a vote of the other stockholders of such corporation. Accordingly, if we consummate the Offer, we are required pursuant to the Merger Agreement to complete the Merger without a vote of the Company stockholders in accordance with Section 251(h) of the DGCL.

Plans for the Company

At the Effective Time, (a) by virtue of the Merger and without necessity of further action by the Company or any other person, the certificate of incorporation of the Company will be amended and restated in its entirety to read as set forth on Annex B to the Merger Agreement and (b) without necessity of further action by the Company or any other person, the bylaws of the Company will be amended and restated in their entirety as set forth on Annex C to the Merger Agreement.

At the Effective Time, the Company and the Surviving Corporation will take all necessary action such that (a) the directors of Merger Sub immediately prior to the Effective Time, or such other individuals designated by

Parent as of the Effective Time, will become the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, will become the officers of the Surviving Corporation. David Meek is expected to become the Chief Executive Officer of the Company upon the Closing and Wendy DiCicco is expected to become the Chief Financial Officer of the Company upon the Closing.

From and for a period of six years following the Effective Time, the Surviving Corporation and its subsidiaries will honor and fulfill in all respects the obligations of the Company and its subsidiaries under (i) the indemnification agreements that have been made available to Parent prior to the date of the Merger Agreement between (A) the Company and its subsidiaries and any of their current or former directors and officers and any person who becomes a director or officer of the Company or any of its subsidiaries and (B) the Company or any corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise and the Indemnified Persons, and (ii) indemnification, expense advancement and exculpation provisions in the certificate of incorporation or bylaws of the Company and in the certificate of incorporation or bylaws (or equivalent governing documents) of any subsidiary of the Company, in each case as in effect on the date of the Merger Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its subsidiaries shall cause the certificates of incorporation and bylaws of the Surviving Corporation and its subsidiaries to contain provisions with respect to elimination of liability of directors, indemnification, exculpation and the advancement of expenses that are no less favorable to the Indemnified Persons than the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws of the Company and its subsidiaries as of the date of the Merger Agreement, and during such six year period, such provisions shall not be repealed, amended or otherwise modified (whether by merger, consolidation, division, conversion, domestication, transfer, continuance, share exchange, operation of law or otherwise) in any manner that is material and adverse to the Indemnified Persons except as required by applicable law or as provided for in the Merger Agreement.

Following the Merger, we intend to cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act.

Parent and Merger Sub are conducting a detailed review of the Company and its assets, corporate structure, capitalization, indebtedness, operations, properties, policies, management and personnel, and will consider which changes would be desirable in light of the circumstances that exist upon completion of the Offer and the Merger. Parent and Merger Sub will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company’s business, operations, capitalization, indebtedness and management. Possible changes could include changes in the Company’s business, corporate structure, certificate of incorporation, bylaws, capitalization and management and/or changes to the Company Board. Plans may change based on further analysis and Parent, Merger Sub and, after completion of the Offer and the Merger, the new Surviving Corporation board of directors, reserve the right to change their plans and intentions at any time, as deemed appropriate.

Except as disclosed in this Offer to Purchase, Parent and Merger Sub do not have any present plan or proposal that would result in the acquisition by any person of additional securities of the Company, the disposition of securities of the Company, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or the purchase, sale or transfer of a material amount of assets of the Company.

To the best knowledge of Parent and Merger Sub, except for certain pre-existing agreements described in the Schedule 14D-9, no material employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of the Company, on the one hand, and Parent, Merger

Sub or the Company, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of the Company entering into any such agreement, arrangement or understanding.

13. Certain Effects of the Offer

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Promptly after the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we and the Company will consummate the Merger as soon as practicable following the Acceptance Time pursuant to Section 251(h) of the DGCL. Immediately following the Merger, all of the outstanding Shares of the Company’s common stock will be held by Beacon Midco, Inc., a wholly owned subsidiary of Parent.

Margin Regulations. The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Market for the Shares. If the Offer is successful, there will be no market for the Shares because Merger Sub intends to consummate the Merger as soon as practicable and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.

Nasdaq Listing. If the Offer is consummated, Merger Sub will complete the Merger on the day following the Acceptance Time, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. As a result, the Shares will no longer meet the requirements for continued listing on Nasdaq because there will only be a single holder of the Shares, which will be Parent. We intend to cause the delisting of the Shares from Nasdaq as soon after completion of the Merger as the requirements for such delisting are satisfied.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on Nasdaq. We intend to cause the delisting of the Shares from Nasdaq and the termination of the registration of the Shares under the Exchange Act as soon after completion of the Merger as the requirements for such delisting and termination of registration are satisfied.

14. Dividends and Distributions

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, the Company will not, and will not permit any of its subsidiaries to, split, combine, subdivide or reclassify any Company securities or authorize, declare, set aside, establish a record date for, make or pay any dividend or distribution (whether in cash, stock or property) on any Company securities (other than dividends paid to the Company or one of its wholly owned subsidiaries by a wholly owned subsidiary of the Company with regards to its capital stock or other equity interests).

15. Conditions to the Offer

For purposes of this Section 15, capitalized terms used in this Section 15 and defined in the Merger Agreement have the meanings set forth in the Merger Agreement, a copy of which is filed as Exhibit (d)(1) of the Schedule TO and is incorporated herein by reference. The obligation of Merger Sub to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction (or waiver by Parent or Merger Sub as described below) of the conditions below as of immediately prior to the Expiration Time.

Notwithstanding any other provision of the Offer, but subject to compliance with the terms and conditions of the Merger Agreement, and in addition to (and not in limitation of) the obligations of Merger Sub to extend the Offer pursuant to the terms and conditions of the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered Shares promptly after termination or withdrawal of the Offer)), pay for any Shares that are validly tendered pursuant to the Offer and not validly withdrawn prior to the Expiration Time, and may extend, terminate or amend the Offer, in each case, only to the extent provided by the Merger Agreement, in the event that, as of the Expiration Time: (A) the Minimum Condition shall not have been satisfied; (B) any of the required regulatory approvals applicable to the Transactions contemplated by the Merger Agreement under any foreign antitrust law of certain specified jurisdictions (the “Regulatory Approvals Condition”) shall not have been obtained, which was satisfied as of May 5, 2025; or (C) any of the following conditions to the Offer shall not have been satisfied or waived by Parent or Merger Sub (to the extent such waiver is permitted by applicable law):

1. no governmental authority of competent and applicable jurisdiction shall have (i) enacted, issued or promulgated any law that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Shares by Parent or Merger Sub, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or Merger Sub, or the Merger, or (ii) issued or granted any order that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Shares by Parent or Merger Sub, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or Merger Sub, or the Merger (the “No Injunction Condition”);

2. (i) the representations and warranties of the Company contained in Section 4.9(a), Section 4.28(c) and Section 4.28(d) of the Merger Agreement shall be true and correct in all respects both as of the date of the Merger Agreement and as of the Expiration Time as though made as of such time; (ii) the representations and warranties of the Company contained in the first three sentences of Section 4.2(a), the first sentence of Section 4.2(b), Section 4.2(c)(i) and Section 4.2(c)(ii) and Section 4.11 of the Merger Agreement (in each case, without giving effect to any qualification as to “materiality” or Company Material Adverse Effect qualifiers set forth therein), shall be true and correct in all respects (except for any inaccuracies that individually or in the aggregate are de minimis) both as of the date of the Merger Agreement and as of the Expiration Time as though made as of such time (except to the extent expressly made as of an earlier date, in which case, as of such earlier date); (iii) the representations and warranties of the Company contained in Section 4.1, Section 4.2 (other than the first three sentences of Section 4.2(a)), the first sentence of Section 4.2(b), Section 4.2(c)(i) and Section 4.2(c)(ii)), Section 4.3, Section 4.4, Section 4.5, Section 4.6(a) (solely as to the Company), Section 4.26 and Section 4.28 (other than Section 4.28(c) and Section 4.28(d)) of the Merger Agreement (in each case, without giving effect to any qualification as to “materiality” or Company Material Adverse Effect qualifiers set forth therein), shall be true and correct in all material respects both as of the date of the Merger Agreement and as of the Expiration Time as though made as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and (iv) any other representation and warranty of the Company contained in Article IV of the Merger Agreement (in each case, without giving effect to any qualification as to “materiality” or Company Material Adverse Effect qualifiers set forth therein) shall be true and correct in all respects both as of the date of the Merger Agreement and as of the Expiration Time as though made as of such time (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except, solely in the case of this clause (iv), where the failure to be so true and correct has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect (the “Accuracy of Representations and Warranties Condition”);

3. the Company shall have complied with and performed in all material respects all agreements and covenants to be complied with, or performed, by the Company under the Merger Agreement at or prior to the Expiration Time (the “Compliance with Covenants Condition”);

4. since the date of the Merger Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect;

5. the Company shall have delivered to Parent a certificate, signed on behalf of the Company by its chief executive officer or chief financial officer, certifying that the conditions set forth in clauses (C)(2), (C)(3) and (C)(4) have been satisfied as of the Expiration Time; and

6. the Merger Agreement shall have not been terminated in accordance with its terms (the “No Termination Condition”).

The foregoing conditions constitute all of the conditions which must have been satisfied or waived (to the extent such waiver is permitted by applicable law and the terms of the Merger Agreement) as of the Expiration Time in accordance with the Merger Agreement; provided that such conditions do not limit the rights and obligations of Parent or Merger Sub to extend, terminate, amend and/or modify the Offer in accordance with the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The foregoing conditions are for the sole benefit of Parent and Merger Sub and (except for the conditions set forth in clauses (A) and (C)(6) above) may be asserted by Parent or Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time prior to the Acceptance Time in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16. Certain Legal Matters; Regulatory Approvals

General. Except as described in this Section 16, based on our examination of publicly available information filed by the Company with the SEC, other publicly available information concerning the Company and certain confidential information provided to us by the Company in connection with the negotiations for the Transactions contemplated by the Merger Agreement, we are not aware of any governmental license or regulatory permit (except as may be required under any applicable foreign antitrust or competition laws prohibiting, restricting or regulating foreign investments or foreign subsidies) that appears to be material to the Company’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under “State Takeover Laws,” such approval or other action will be sought. However, we do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at any Expiration Time without accepting for payment any Shares validly tendered (and not properly withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions. See Section 15 – “Conditions to the Offer.”

Antitrust Compliance

Under the laws of certain jurisdictions, certain transactions resulting in “joint control,” including Merger Sub’s purchase of Shares pursuant to the Offer, may not be consummated until certain information and documentary material has been furnished to the applicable antitrust enforcers in those jurisdictions and either the applicable waiting period has expired or the enforcers have approved the transaction. Parent and its corporate owners have submitted or will submit initial drafts of their “joint control” filings in these jurisdictions. Although Merger Sub’s purchase of the Shares pursuant to the Offer is not subject in the United States to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto (the “HSR Act”), or any prenotification filing requirement and initial waiting period, antitrust enforcers in the United States may use their investigative powers to request information about the transaction.

The FTC and the Antitrust Division at times scrutinize the legality under the U.S. antitrust laws of transactions not subject to the HSR Act, like the Offer and the Merger. At any time, the FTC or the Antitrust Division could take any action under the antitrust laws that it considers necessary or desirable in the public interest, including by going to court to seek an order (i) to enjoin the purchase of Shares pursuant to the Offer, (ii) to enjoin the Merger, (iii) to require Merger Sub (or, after completion of the Merger, Parent) to divest the Shares, or (iv) to require us or the Company to divest businesses or assets or seek other relief. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. At any time before or after the consummation of the Merger, notwithstanding the lack of a required filing or waiting period under the HSR Act, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or relief or damages.

Based upon an examination of publicly available information and other information relating to the businesses in which the Company is engaged, Parent does not believe that either the purchase of Shares by Merger Sub pursuant to the Offer or the consummation of the Merger should violate applicable antitrust laws. Nevertheless, Parent cannot be certain that a challenge to the Offer or the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 15 – “Conditions to the Offer.”

The Regulatory Approvals Condition was satisfied as of May 5, 2025.

State Takeover Laws

The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Company Board approved the Merger Agreement and the Transactions contemplated therein, and the restrictions on “business combinations” described in Section 203 of the DGCL are inapplicable to the Merger Agreement and the Transactions contemplated by the Merger Agreement.

The Company has represented to us in the Merger Agreement that, assuming that the representations of Parent and Merger Sub set forth in the Merger Agreement are true, accurate and complete, the Company Board (or a duly authorized committee thereof) has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to the Merger Agreement, the CVR Agreement and the transactions contemplated thereby, and to the knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer or the Merger or the other transactions contemplated by the Merger Agreement. Merger Sub reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the Transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right.

The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Other than Section 203 of the DGCL (as to which, as described above, the Company has taken necessary action to render the restrictions on business combinations contained therein inapplicable to the Offer and the Merger), we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event that it is asserted that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that such laws are inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain documents or information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment or pay for any Shares tendered in the Offer. See Section 15 – “Conditions to the Offer.”

Going Private Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because: (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of the Company for purposes of the Exchange Act; (ii) we anticipate that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one year following the consummation of the Offer); and (iii) in the Merger, stockholders will receive the same price per Share as the Offer Price.

Stockholder Approval Not Required

Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the merger agreement and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the Company stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Parent, Merger Sub and the Company will take all necessary action to cause the Merger to become effective as soon as practicable after the Acceptance Time without a vote of the Company stockholders, as provided in Section 251(h) of the DGCL.

Legal Proceedings Relating to the Tender Offer

On March 10, 2025, and March 17, 2025, purported stockholders of the Company filed lawsuits captioned Laughlin et al. v. bluebird bio, Inc., et al., No. 1:25-cv-02497 (N.D. Ill.) (the “Laughlin Lawsuit”), and Smith v. bluebird bio, Inc., et al., No. 1:25-cv-02802 (N.D. Ill.) (the “Smith Lawsuit”) in the United States District Court

of the Northern District of Illinois, alleging the Schedule TO and Schedule 14D-9 contained materially incomplete and misleading information relating to the Transactions. On April 15, 2025, the plaintiffs in the Laughlin Lawsuit filed a notice of voluntary dismissal with prejudice. On March 13, 2025, two additional purported stockholders of bluebird filed lawsuits in the Supreme Court of New York County of New York, captioned Jones v. bluebird bio, Inc., et al., No. 651420/2025 (Sup. Ct. N.Y. Cnty.) (the “Jones Lawsuit”), and Kent v. bluebird bio, Inc., et al., No. 651424/2025 (Sup. Ct. N.Y. Cnty.) (the “Kent Lawsuit,” and collectively the “Lawsuits”), asserting negligence and negligent misrepresentation and concealment under New York law regarding the Transactions. Additionally, seventeen purported stockholders of the Company demanded that the Company disclose additional information related to the Transactions (the “Disclosure Demands” and collectively with the Lawsuits, the “Actions”). The Actions generally assert that the Company failed to disclose material information in connection with the Transactions, including information regarding the Company’s historical data, financial projections, relationship with its financial advisor, the Company’s transaction committee, and discussions regarding the retention of Company management. The Company has informed us that it believes the claims asserted in the Actions are without merit.

The Company has informed us that it believes that no supplemental disclosure is required under applicable laws and that the Schedule 14D-9 disclosed all material information required to be disclosed therein. However, to avoid the risk that lawsuits may delay or otherwise adversely affect the Offer and to minimize the expense of defending such actions, without admitting any liability or wrongdoing, the Company has informed us that it wishes to voluntarily make certain supplemental disclosures related to the Offer in the Schedule 14D-9. Nothing in such supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the supplemental disclosures. If additional, similar complaints are filed, absent new or different allegations that are material, we and the Company will not necessarily announce such filings.

17. Appraisal Rights

No appraisal rights are available to the holders of Shares who tender such Shares in connection with the Offer. If the Offer and the Merger are consummated pursuant to Section 251(h) of the DGCL as contemplated by the Merger Agreement, the holders of Shares who: (i) did not tender their Shares pursuant to the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares in accordance with Section 262, together with interest thereon, if any, as determined by such court. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.

In determining the “fair value” of any Shares, the Court of Chancery will take into account all relevant factors. Holders of Shares should recognize that “fair value” so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price) and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than the Offer Price.

Section 262 of the DGCL provides that, if a merger was approved pursuant to Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger or the surviving corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL or information directing the holders to a publicly available electronic resource at which

Section 262 of the DGCL may be accessed without subscription or cost. The Schedule 14D-9 constitutes the formal notice by the Company to its stockholders of appraisal rights in connection with the Merger under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder wishes to elect to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger, such stockholder must do all of the following: prior to the later of the consummation of the Offer (that is, the Acceptance Time) and 20 days after the date of mailing of the Schedule 14D-9, deliver to the Company a written demand for appraisal of Shares held, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal; not tender such stockholder’s Shares in the Offer; and continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by any stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL will be included as Annex II to the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares, but, instead, on the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

18. Fees and Expenses

Merger Sub has retained Innisfree M&A Incorporated, to be the Information Agent, and Parent has retained Equiniti Trust Company, LLC, to be the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Neither Parent nor Merger Sub will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Merger Sub for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Merger Sub.

19. Miscellaneous

The making of the Offer in jurisdictions other than the U.S. may be restricted or prohibited by law. We are not currently aware of any jurisdiction where the making of the Offer is restricted or prohibited by law. If we become aware of any such restriction or prohibition on the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply or seek to have such prohibition or restriction declared inapplicable to the Offer. If, after a good faith effort, we cannot comply, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that jurisdiction. If you are in any doubt as to your eligibility to participate in the Offer, you should contact your professional adviser immediately. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Merger Sub.

No person has been authorized to give any information or to make any representation on behalf of Parent or Merger Sub not contained herein or in the Letter of Election and Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Parent, Merger Sub, the Depositary or the Information Agent for the purposes of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Merger Sub, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Merger Sub has filed with the SEC the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. If the Offer is completed, Merger Sub will file a final amendment to the Schedule TO reporting promptly the results of the Offer pursuant to Rule 14d-3 under the Exchange Act. In addition, the Company has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7 – “Certain Information Concerning the Company” above.

Beacon Merger Sub, Inc.

May 14, 2025

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, MERGER SUB AND CERTAIN RELATED PARTIES

The following schedule describes the relationships between Merger Sub, Parent, Carlyle Partners Growth, L.P., a Delaware limited partnership, SK Capital Partners VI-A, L.P., a Cayman Islands exempted limited partnership, and SK Capital Partners VI-B, L.P., a Cayman Islands exempted limited partnership, and certain of their affiliates, and sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer of the entities described below.

The following entities were formed in connection with the proposed acquisition of bluebird bio, Inc. The current business address of each entity listed below is c/o The Carlyle Group, One Vanderbilt Avenue, New York, NY 10017 and c/o SK Capital Partners, LP, 430 Park Avenue, 18th Floor, New York, NY 10022 and the phone number of each entity listed below is +1 (212) 813-4900 and +1 (212) 826-2700.

Entity	State of Formation	Controlled By	Management
Beacon Merger Sub, Inc.	DE	Beacon Midco, Inc.	Board of Directors

Beacon Midco, Inc.	DE	Beacon Parent Holdings, L.P.	Board of Directors

Beacon Parent Holdings, L.P.	DE	Beacon General Partner, LLC, its general partner Carlyle Partners Growth, L.P., SK Capital Partners VI-A, L.P. and SK Capital Partners VI-B, L.P.	General Partner

Beacon General Partner, LLC	DE	Carlyle Partners Growth, L.P.	Member Managed

The executive officers of each of Beacon Merger Sub, Inc., Beacon Midco, Inc. and Beacon General Partner, LLC are as follows. Beacon Parent Holdings, L.P. is managed by its general partner, Beacon General Partner, LLC, and does not have any executive officers. The current business address of each person listed below is c/o The Carlyle Group, One Vanderbilt Avenue, New York, NY 10017 and the phone number of each person listed below is +1 (212) 813-4900.

•	Joe Bress, President & Chief Executive Officer

•	Jeremy Anderson, Treasurer & Secretary

•	Robert Rosen, Vice President

The board of directors or managers, as applicable, of each of the foregoing entities consists of Joe Bress, Jeremy Anderson and Robert Rosen (other than member managed or general partner managed entities, which have no board of directors or board of managers). Certain information regarding Joe Bress, Jeremy Anderson and Robert Rosen is set forth below.

Name	Citizenship	Principal Occupation or Employment and Five Year Employment History
Joe Bress	United States of America	Mr. Bress serves as a Partner and Global Co-Head of Healthcare at Carlyle. Mr. Bress has worked at Carlyle since 2007.

Name	Citizenship	Principal Occupation or Employment and Five Year Employment History

Jeremy Anderson	United States of America	Mr. Anderson serves as a Managing Director and Chief Financial Officer of Global Private Equity at Carlyle. Mr. Anderson has worked at Carlyle since 1999.

Robert Rosen	United States of America	Mr. Rosen serves as a Managing Director and Chief Financial Officer for Carlyle’s Americas Corporate Private Equity business. Mr. Rosen has worked at Carlyle since 2006.

Carlyle Partners Growth, L.P. is controlled by its general partner, CP Growth GP, L.P., a Delaware limited partnership, which is controlled by its general partner, CP Growth GP, L.L.C., a Delaware limited liability company. The address for each of Carlyle Partners Growth, L.P., CP Growth GP, L.P. and CP Growth GP, L.L.C. is c/o The Carlyle Group, One Vanderbilt Avenue, New York, NY 10017, and the phone number of each of these entities is +1 (212) 813-4900. Certain information regarding the executive officers of CP Growth GP, L.L.C. is set forth below.

Name	Citizenship	Principal Occupation or Employment and Five Year Employment History
Joe Bress	United States of America	Mr. Bress serves as a Partner and Global Co-Head of Healthcare at Carlyle. Mr. Bress has worked at Carlyle since 2007.

Jeremy Anderson	United States of America	Mr. Anderson serves as a Managing Director and Chief Financial Officer of Global Private Equity at Carlyle. Mr. Anderson has worked at Carlyle since 1999.

Robert Rosen	United States of America	Mr. Rosen serves as a Managing Director and Chief Financial Officer for Carlyle’s Americas Corporate Private Equity business. Mr. Rosen has worked at Carlyle since 2006.

Elizabeth Muscarella	United States of America	Ms. Muscarella serves as head of ESG legal and Senior Funds Counsel at Carlyle. Ms. Muscarella has worked at Carlyle since 2019.

SK Capital Partners VI-A, L.P. and SK Capital Partners VI-B, L.P. are controlled by their general partner, SK Capital Investment VI, L.P., a Cayman Islands exempted limited partnership, which is in turn controlled by its general partner, SK Capital Investment VI, Ltd., a Cayman Islands exempted limited liability company. The address for each of SK Capital Partners VI-A, L.P., SK Capital Partners VI-B, L.P., SK Capital Investment VI, L.P. and SK Capital Investment VI, Ltd. is 430 Park Avenue, 18th Floor, New York, NY 10022, and the phone number of each of these entities is +1 (212) 826-2700. Certain information regarding the directors of SK Capital Investment VI, Ltd. is set forth below.

Name	Citizenship	Principal Occupation or Employment and Five Year Employment History
Dr. Barry Siadat	United States of America	Dr. Siadat is a Co-Founder, Managing Director and member of the Executive Committee of SK Capital Partners. Dr. Siadat currently serves as Chairman of the Board of Directors of Ascend Performance Materials, Archroma and SI Group. Additionally, he serves on the Board of Directors of Mt. Sinai Hospital in Miami Beach. In the past five years, Dr. Siadat has also served as Chairman of the Board of Directors of Aristech Acrylics.

Mr. Jamshid Keynejad	United States of America	Mr. Jamshid Keynejad is a Co-Founder, Managing Director and member of the Executive Committee of SK Capital Partners. Mr. Keynejad currently serves as a member of the Board of Directors of Ascend Performance Materials, SI Group, SEQENS and Apotex. In the past five years, Mr. Keynejad has also served as a member of the Board of Directors of Perimeter Solutions and Aristech Acrylics.

The Letter of Election and Transmittal, properly completed, will be accepted. The Letter of Election and Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering Shares by mail:	If delivering Shares by hand, express mail, courier or any other expedited mail service:

Equiniti Trust Company, LLC 55 Challenger Road Suite # 200 Ridgefield Park, New Jersey 07660 Attn: Reorganization Department	Equiniti Trust Company, LLC 55 Challenger Road Suite # 200 Ridgefield Park, New Jersey 07660 Attn: Reorganization Department

Phone: Toll-free (877) 248-6417

(718) 921-8317

Facsimile: (718) 765-8758

Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Election and Transmittal and other materials may also be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 825-8793

Banks and Brokers may call collect: (212) 750-5833